     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 2000

                                                      REGISTRATION NO. 333-32176
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                            PAPEREXCHANGE.COM, INC.
               (exact name of registrant as specified in charter)

        DELAWARE                     5113                   04-3505848
(STATE OF INCORPORATION)  PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
                          CLASSIFICATION CODE NUMBER   INDENTIFICATION NO.)


                              31 ST. JAMES AVENUE
                                  3(RD) FLOOR
                                BOSTON, MA 02116
                                 (617) 536-4310
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         ------------------------------


                      KENT DOLBY, CHIEF EXECUTIVE OFFICER
                            PAPEREXCHANGE.COM, INC.
                              31 ST. JAMES AVENUE
                                  3(RD) FLOOR
                                BOSTON, MA 02116
                                 (617) 536-4310


 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

  COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO THE AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

            JOHN R. UTZSCHNEIDER                                   KEITH F. HIGGINS
            JONATHAN K. BERNSTEIN                                    JOHN B. AYER
              BINGHAM DANA LLP                                       ROPES & GRAY
             150 FEDERAL STREET                                 ONE INTERNATIONAL PLACE
              BOSTON, MA 02110                                     BOSTON, MA 02110
               (617) 951-8000                                       (617) 951-7000
            (617) 951-8736 (FAX)                                 (617) 951-7050 (FAX)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  Subject to Completion. Dated April 21, 2000

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                        Shares

                                     [LOGO]

                                  Common Stock
                                 --------------

    This is an initial public offering of shares of common stock of PaperExchange.com, Inc. All of the shares of common stock are being sold by PaperExchange.

    Prior to this offering, there has been no public market for the common stock. PaperExchange anticipates that the public offering price will be between
$      and $      per share. Application has been made for quotation of the
common stock on the Nasdaq National Market under the symbol "PPEX".

    SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.
                              -------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                                                               Per
                                                              Share      Total
                                                             --------   --------
Initial public offering price..............................   $          $
Underwriting discount......................................   $          $
Proceeds, before expenses, to PaperExchange................   $          $

    To the extent that the underwriters sell more than       shares of common
stock, the underwriters have the option to purchase up to an additional shares from PaperExchange at the initial public offering price less the underwriting discount.

    The underwriters expect to deliver the shares against payment in New York,
New York on       , 2000.

GOLDMAN, SACHS & CO.

          CHASE H&Q

                 ROBERTSON STEPHENS

                      BANC OF AMERICA SECURITIES LLC

                     Prospectus dated              , 2000.

Inside Front Cover--a foldout of graphics and text

                               RED HERRING COVER

This cover will be a gloss-coated bifold. It has 6 sides, 4 at the front and 2 at the back.

LAYOUT:

-------------------------------------------------------------------------------
Inside Front Cover         Outside Front Cover        Outside Back Cover
(First Fold)



-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   Double Page Spread     - Inside Front Cover        Inside Back Cover
              (Inside     Bi-Fold)



-------------------------------------------------------------------------------

DESIGN:

The Outside Back Cover will have the PaperExchange logo centered.

The Inside Front Cover will have the PaperExchange logo and 2 color graphics. Graphic 1 will be a sub-section of the PaperExchange model and how it fits into the paper industry. Graphic 2 will be a pointer to turn the page/open the bi-fold.

The Double Page spread inside the bi-fold will have 2 major graphics. One diagrammatically depicts the paper industry supply chain. The second graphics depicts the PaperExchange model and how it fits within the industry supply chain.

The Inside Back Cover will be a different graphical representation of the PaperExchange model.

COLORS:

All pages except the outside covers will be 4-color. Outside Front Cover will be 3-color. Outside Back Cover will be a 2-color.

PaperExchange uses Panton 287 for the blue in our logo. The gray is a black screen with 35% black and 65% black.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS SOME OF THE IMPORTANT INFORMATION IN THE PROSPECTUS. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION ABOUT US AND OUR FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

                            PAPEREXCHANGE.COM, INC.


    PaperExchange is a leading business-to-business marketplace for the pulp and paper industry that enables buyers and sellers in the industry to transact business on the Internet. Our marketplace includes a real time exchange that enables participants to list offers to sell or requests to purchase products and services in a secure and neutral environment. Using our proprietary technology, our members can review pulp and paper products offered online, negotiate pricing, and complete transactions. This technology enables buyers and sellers to customize the use of our marketplace in a manner that allows members to preserve existing business relationships. We also offer several fulfillment services, such as logistics and credit clearing, as well as quality inspection through a third party provider. In addition, we offer industry specific content, such as real time industry news, information on upcoming expositions and conferences, feature articles and a career center that allows members to post and explore job opportunities.



    Our marketplace has attracted and registered more than 4,100 corporate members from over 80 countries. To date, our members have completed in excess of 140 transactions representing a total of approximately 9,800 tons of pulp and paper. We have recently signed strategic agreements with producers such as International Paper, Asia Pulp & Paper and Bowater, which are designed to promote the listing of products for sale through our marketplace. We have also entered into strategic agreements with buyers, such as Staples, for commitments to purchase products.



    The pulp and paper industry represents an estimated $500 billion of sales globally and over an estimated $182 billion in North America. The industry is extremely fragmented, with approximately 2,000 producer mills and approximately 300,000 converting and printing plants worldwide. Traditional marketing and procurement methods in the industry are inefficient, costly, and time consuming for both buyers and sellers. The lack of widely available pricing and other market information, the capital intensive nature of the industry, the complexity of the paper production process, and poor technology adoption further limit the efficiency of the industry. These factors create the opportunity for a business-to-business e-commerce marketplace that streamlines industry participants' procurement methods, reduces inefficiencies in production and the supply chain, and broadens sales and marketing channels.


    We intend to be the leading provider of an Internet-based e-commerce solution across all pulp and paper product categories, and are led by a management team with extensive experience in the pulp and paper industry and in technology. We intend to leverage and expand our strategic relationships while maintaining a neutral marketplace. Our strategy is to concentrate on attracting new members to our marketplace through a focused sales and marketing effort, and to continue to enhance the functionality and performance of our technology platform. As we add more suppliers and purchasers to our marketplace, we intend to create a network effect, whereby the addition of each new member increases the overall value of the marketplace to all members.

                            CORPORATION INFORMATION


    We were formed in Delaware in April 1998 as a limited liability company under the name "PaperExchange.com, LLC". We converted to a Delaware corporation in February 2000 under the name "PaperExchange.com, Inc.". Our principal executive offices are located at 31 St. James Avenue, 3(rd) Floor, Massachusetts 02116, and our telephone number at that address is (617) 536-4310. Our address on the World Wide Web is http://www.paperexchange.com. References to our Web site do not incorporate by reference the information contained at our Web site into this prospectus. This prospectus assumes no exercise of the underwriters' over-allotment option.


                                  THE OFFERING

Common Stock offered by PaperExchange.......       shares
Common Stock to be outstanding after this
  offering..................................       shares
Proposed Nasdaq National Market symbol......       "PPEX"
Use of proceeds.............................       For working capital and general corporate
                                                   purposes. See "Use of Proceeds".


    The number of shares to be outstanding excludes 3,248,748 shares of common stock issuable upon exercise of options outstanding as of March 31, 2000 under our 2000 Equity Incentive Plan at a weighted average exercise price of $2.43 per share, 5,000,001 shares of common stock issuable upon exercise of warrants at a weighted average exercise price of $2.00 per share, options to purchase 1,767,020 shares of common stock at an exercise price of $2.38 per share, options to purchase 450,000 shares of common stock at an exercise price of $9.74 per share and 519,149 shares of common stock issuable upon exercise of warrants at an exercise price of $10.00 per share.

                             SUMMARY FINANCIAL DATA


    The following summary financial data are derived from our financial statements. You should read this summary financial information in conjunction with our financial statements and the related notes. Potentially dilutive common shares have been excluded from the shares used to compute earnings per share in each loss year because their inclusion would be antidilutive. The as adjusted balance sheet data give effect to our sale of the shares in this offering at an
assumed initial public offering price of $      per share and after deducting
the estimated underwriting discounts and commissions and our estimated offering expenses.



                                        APRIL 10, 1998                                   THREE MONTHS ENDED
                                      (INCEPTION) THROUGH       YEAR ENDED        ---------------------------------
                                       DECEMBER 31, 1998     DECEMBER 31, 1999    MARCH 31, 1999    MARCH 31, 2000
                                      -------------------   -------------------   ---------------   ---------------
                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues........................      $        2            $      114          $        1        $    3,445
Cost of revenues....................              --                    92                  --             3,342
                                          ----------            ----------          ----------        ----------
Gross profit........................               2                    22                   1               103
Operating costs:
  Sales and marketing...............             541                 3,376                 406             7,747
  Technology........................             141                 3,104                 266             2,712
  General and administrative........             207                 2,116                 194             2,768
  Write-off of capitalized
    software........................              --                   209                  --                --
                                          ----------            ----------          ----------        ----------
Operating loss......................            (887)               (8,783)               (865)          (13,124)
                                          ----------            ----------          ----------        ----------
Net loss............................      $     (860)           $   (9,051)         $     (861)       $  (14,585)
                                          ==========            ==========          ==========        ==========
Basic and diluted loss per share....      $    (0.03)           $    (0.26)         $    (0.03)       $    (0.36)
                                          ==========            ==========          ==========        ==========
Weighted average shares used to
  compute basic and diluted loss per
  share.............................      30,000,000            34,881,564          30,000,000        40,319,260



                                                                AS OF MARCH 31, 2000
                                                              -------------------------
                                                                                AS
                                                                ACTUAL       ADJUSTED
                                                              -----------   -----------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $18,093
Working capital.............................................     17,276
Total assets................................................     23,909
Long-term debt..............................................        256
Total liabilities...........................................      4,198
Total stockholders' equity..................................     19,711

                                  RISK FACTORS

    THIS OFFERING AND AN INVESTMENT IN OUR COMMON STOCK INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE MAKING AN INVESTMENT DECISION. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. YOU ALSO SHOULD REFER TO THE OTHER INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES.


WE FACE DIFFICULTIES ENCOUNTERED BY EARLY STAGE COMPANIES WITH LIMITED OPERATING HISTORIES AND IN NEW AND RAPIDLY EVOLVING MARKETS



    Our company was founded in April 1998 and has not yet generated significant revenue. Because our operating history is so limited, it is very difficult to evaluate our business and our future prospects. We will encounter risks and difficulties frequently encountered by companies in an early stage of commercial development in new and rapidly evolving markets such as electronic commerce, or e-commerce. In order to overcome these risks and difficulties, we must, among other things, establish and increase awareness of our PaperExchange brand, attract and retain members at a reasonable cost, strengthen member loyalty, reliably process transactions through our marketplace, and otherwise successfully implement our business plan. If we do not successfully implement our business plan we may not realize sufficient revenues or we may incur too many costs to succeed. Because of our limited operating history and the early stage of development of our market, we have limited insight into trends that may emerge and affect our business.


WE ANTICIPATE THE INCURRENCE OF FUTURE LOSSES, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE


    We experienced net losses of $14.6 million in the three months ended
March 31, 2000, $9 million in 1999 and $860,000 in 1998. We expect to continue to incur losses on a quarterly basis through the foreseeable future. Our profitability will depend on whether we can increase revenues while controlling expenses. We may not achieve profitability in the future, or sustain any future profitability.



WE MAY NEED TO RAISE ADDITIONAL CAPITAL THROUGH ISSUANCE OF EQUITY AND DEBT SECURITIES, WHICH MAY CAUSE OUR STOCKHOLDERS TO EXPERIENCE DILUTION TO THE VALUE OF THEIR EQUITY OWNERSHIP



    Since our inception, our operating and investing activities have used significantly more cash than they have generated. We may not be able to find additional financing, if required, on favorable terms or at all. Because we will continue to need substantial amounts of working capital to fund the growth of our business, we expect to continue to experience significant negative operating and investing cash flows for the foreseeable future. We may need to raise additional capital in the future to meet our operating and investing cash requirements. If we raise additional funds through the issuance of equity, equity-related or debt securities, these securities may have rights, preferences or privileges senior to those of the rights of our common stock, and our stockholders may experience dilution to the value of their equity ownership.


THE UNPREDICTABILITY OF OUR QUARTERLY REVENUES MAY NEGATIVELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK

    As a result of our limited operating history and the emerging nature of the markets in which we compete, we may be unable to accurately forecast our revenue. If our revenue for a quarter falls below our expectations and we are not able to quickly reduce our spending in response, our operating results for that quarter would be harmed. We currently intend to increase substantially our operating expenses to develop new service offerings, fund increased sales and marketing activities, enter into and implement strategic relationships with buyers and sellers, and further develop our technology and transaction-processing systems. To the extent these expenses precede or are not subsequently followed by increased revenue, our operating results will be significantly below expectations.

    As a result of the foregoing factors, our annual or quarterly operating results may be below the expectations of securities analysts and investors, which would adversely affect the trading price of our common stock.


OUR BUSINESS MODEL IS UNPROVEN AND MAY NOT BE SUCCESSFUL, WHICH COULD RESULT IN THE FAILURE OF OUR BUSINESS



    Our business-to-business e-commerce model is based on the development of our marketplace for the purchase and sale of pulp and paper products over the Internet. This business model is new and unproven, and our business model may not be successful or we may not achieve or sustain revenue growth or generate any profits. The success of our business model will require, among other things, that we develop an e-commerce marketplace with broad market acceptance by buyers and sellers of pulp and paper products. Business-to-business commerce on the Internet generally, or our marketplace, services and brand, may not achieve broad market acceptance. For example, pulp and paper industry participants may continue transacting business in person or by phone with parties with whom they may have long-standing personal relationships and may not adopt an electronic marketplace. The costs and resources required to switch purchasing methods, the need for products not offered through the marketplace, security and privacy concerns, or general reluctance to use technology or the Internet may also deter or discourage some companies from using our marketplace.



IF WE CANNOT BUILD A CRITICAL MASS OF SUPPLIERS AND PURCHASERS, WE WILL NOT BE ABLE TO INCREASE OUR MARKETPLACE VOLUME AND DRAW MORE MEMBERS, WHICH MAY CAUSE OUR BUSINESS TO FAIL



    Our business model depends in large part on our ability to build a critical mass of suppliers and purchasers of pulp and paper products. If we are unable to increase the number of suppliers and draw more purchasers to our online marketplace to reach this critical mass, we may not be able to continue to grow our business, which would harm the overall value of our marketplace. Purchasers must perceive value in our marketplace and other transaction services which, in part, depends upon the breadth of our product offerings from our suppliers. If we do not build a critical mass of purchasers and sellers, we also will not be able to benefit from any network effect, where the value to each member of our marketplace increases with the addition of each new member.



WE DEPEND ON SUPPLIERS TO PROVIDE THE PRODUCTS THAT WE SELL IN OUR MARKETPLACE AND THOSE SUPPLIERS MAY NOT ALWAYS UTILIZE OUR MARKETPLACE



    We carry no inventory and rely exclusively on the listing of pulp and paper products by independent suppliers. If we are unable to develop and maintain relationships with suppliers that will allow us to obtain sufficient quantities of products on acceptable commercial terms, we will be unable to increase our revenues. Suppliers who list pulp and paper products for sale on our marketplace are generally under no contractual obligation to do so. Our current suppliers may not continue to list products, or new suppliers may not list products, on acceptable commercial terms. If our suppliers do not deliver quality products to purchasers in a professional, safe and timely manner, then our service will not meet expectations and our reputation and brand will be damaged. In addition, deliveries that are non-conforming or late could expose us to liability or result in decreased adoption and use of our electronic marketplace.

WE MAY NOT BE ABLE TO MAINTAIN STRATEGIC SUPPLIER AND CUSTOMER RELATIONSHIPS, ON WHICH WE EXPECT TO BE DEPENDENT FOR THE FORESEEABLE FUTURE, WHICH COULD SIGNIFICANTLY REDUCE OUR REVENUES



    We recently entered into strategic supplier agreements with International Paper, Asia Pulp & Paper and Bowater, which provide that these suppliers will use reasonable efforts to list products on our marketplace. We have also recently entered into a strategic customer agreement with Staples, which agreement provides that they will use commercially reasonable efforts to list certain "requests to buy" and purchase paper products on our marketplace. If we do not maintain these relationships and others, we may not be able to grow our business, and in particular the loss of one or more of these strategic relationships without replacement within a short period of time could have a material adverse effect on our business. Our agreements with these suppliers and this customer are not exclusive, have a limited term and are generally terminable at will on fairly short notice. These strategic relationships may not continue, these suppliers and this customer could enter into similar relationships with one or more of our competitors or form or participate in competing marketplaces, or these strategic parties may not renew their agreements with us at the end of their terms. In particular, the extent of our continued relationship with International Paper may be adversely affected by the development of an on line marketplace for buying and selling of paper and forest products by International Paper, Georgia-Pacific and Weyerhaeuser. These companies announced their intention to develop such a marketplace in March 2000.



OUR ABILITY TO MAINTAIN OR INCREASE OUR MEMBER BASE COULD BE HARMED BY ANY PERCEPTION OF BIAS IN OUR MARKETPLACE



    Adoption of our solution by buyers and sellers is dependent on their perception that we provide a neutral, unbiased marketplace to buy and sell pulp and paper products. To the extent that we are perceived by our members as favoring one member over another, members may lose confidence in our marketplace as a fair and neutral marketplace and choose alternative solutions. Our relationships with International Paper, Asia Pulp & Paper and others on the supplier side, and Staples on the customer side, including the fact that each of International Paper, Asia Pulp & Paper and Staples holds equity interests in us, may compromise the perception that we provide a neutral and unbiased marketplace for pulp and paper products. The pulp and paper product industry consists of a complex set of relationships among manufacturers, suppliers, distributors and customers. Any bias, whether perceived or actual, could have a negative impact on our ability to maintain or increase our supplier base, which in turn may limit our ability to maintain or increase our member base overall and thus reduce or limit the growth of our revenues.



IF WE ARE UNABLE TO GENERATE SIGNIFICANT SAVINGS FOR OUR MEMBERS, PULP AND PAPER INDUSTRY PARTICIPANTS MAY NOT TRADE THROUGH OUR MARKETPLACE, WHICH WOULD REDUCE OUR REVENUES AND INCOME



    If our online marketplace does not increase the efficiency of any particular market for pulp and paper products, the opportunity for significant savings to our members in that market will decrease, which will make it difficult for us to attract and retain sufficient numbers of members to trade through our marketplace. Today's pulp and paper market operates through a distribution system involving a great many producers, brokers and other intermediaries, and end-users who depend on personal relationships and one-to-one communication to transact business. This system results in limited availability of pricing information about the same or similar products and multiple mark-up and commission points prior to the receipt of product by the end-user. In order to succeed, our marketplace will have to provide better results than this current distribution system.

OUR OPERATING MARGINS ARE LOW AND IF WE ARE NOT ABLE TO INCREASE THE DOLLAR VOLUME OF TRANSACTIONS MADE THROUGH OUR MARKETPLACE, WE WILL NOT BE ABLE TO GENERATE A PROFIT



    Our transaction-based model is a low operating margin model. In order to meet our expected earnings targets, we must significantly increase the dollar volume of transactions on our marketplace or we will not achieve or maintain profitability. We can achieve this increase by generating significantly higher and continuously increasing levels of traffic to our online site, increasing the percentage of visitors to our online site who purchase paper products, or through some combination of the two. We must also increase the number of repeat purchasers of products through our online site. Although we have implemented strategies designed to accomplish these objectives, these strategies may not be effective in increasing the dollar volume of products purchased through our online site.


BECAUSE OUR SPENDING ON INCREASED CAPACITY PRECEDES OUR RECEIPT OF REVENUES, OUR RESULTS OF OPERATIONS ARE LIKELY TO BE VOLATILE

    We must hire personnel, acquire equipment and expand our facilities in anticipation of receiving revenues in future periods. The timing of our expenses for these activities will cause our results of operations to be volatile. In addition, unexpected costs or expenses we incur will substantially affect our ability to achieve or maintain profitability.

THE LOSS OF ANY OF OUR KEY EXECUTIVES WOULD DISRUPT OUR BUSINESS

    The loss of any member of our key management team would significantly disrupt our business. We rely on the leadership and vision of key members of our senior management team, including:

    - Kent Dolby, our President and Chief Executive Officer;

    - Robert Brenner, our Executive Vice President of Product Development;


    - Jonathan Bloom, our Vice President of Corporate Development;



    - Duane DeSisto, our Chief Financial Officer;


    - Michael Gozon, our Vice President of Sales, North America;


    - Carl Katzeff, our Chief Technical Officer; and



    - Rod Parsley, our Vice President of Business Development.



    These executives have extensive experience in technology and the pulp and paper industry and the loss of any of these executives could disrupt the Company's growth or result in lost revenues. With the exception of our chief executive officer, none of our key executives have employment agreements. We do not currently have any "key man" insurance coverage for any of these executives, and if we obtain any such coverage in the future, any insurance proceeds which we may have the right to obtain would not sufficiently compensate us for their loss.



IF WE DO NOT HIRE OR RETAIN QUALIFIED STAFF, WE MAY BE UNABLE TO MANAGE AND GROW OUR BUSINESS



    If we do not attract and retain enough qualified and skilled staff, the growth of our business may be limited. Our ability to provide services to our members and grow our business depends, in part, on our ability to attract and retain staff with college and graduate degrees, as well as professional experiences that are relevant for market making, technology development and other functions we perform. As of March 31, 2000 we had 84 employees, and we plan to grow to more than 150 employees by December 31, 2000. Competition for personnel with the skill sets we require is intense. Some technical job categories are under conditions of severe shortage in the United States. In addition, restrictive immigration quotas could prevent us from recruiting skilled staff from outside the United States.

IF WE ARE UNABLE TO MANAGE OUR GROWTH, OUR REVENUES MAY DECLINE AND OUR BUSINESS COULD FAIL



    Our current rapid expansion may strain our infrastructure, management, internal controls and financial systems. If we cannot manage our growth effectively, it is likely that our revenue and results of operations will not meet expectations. We have hired the majority of our employees within the last year, which has strained our ability to integrate and properly train our new employees. Inadequate integration and training of our employees may result in underutilization of our workforce and may reduce our revenues and hinder our ability to achieve or maintain profitability. We expect to continue to hire a significant number of new employees to support our business. Our current information systems, procedures and controls may not continue to support our operations and may hinder our ability to implement successfully our e-commerce marketplace for the pulp and paper industry. In addition, if we are unable to undertake new business due to a shortage of staff or technology resources, our growth will be impeded. Although our revenues have increased, our revenues are still low and we have never operated profitably.



IF WE DO NOT SUCCEED IN ESTABLISHING AND STRENGTHENING THE PAPEREXCHANGE BRAND, WE MAY NOT CONTINUE TO ATTRACT BUYERS AND SELLERS TO OUR MARKETPLACE, WHICH WILL PREVENT US FROM GROWING OUR BUSINESS



    We believe that establishing, maintaining and enhancing the PaperExchange brand is a critical aspect of our efforts to attract and expand our online traffic. If we are unable to provide high-quality online services or customer support, or otherwise fail to promote and maintain our brand, or if we incur excessive expenses in an attempt to promote and maintain our brand, we may not continue to attract buyers and sellers to our marketplace or retain them as members, and our business may not succeed. Promotion of the PaperExchange brand will depend largely on our success in providing a high-quality online experience supported by a high level of customer service, which cannot be assured. In addition, to attract and retain online buyers and suppliers, and to promote and maintain the PaperExchange brand in response to competitive pressures, we may find it necessary to increase substantially our financial commitment to creating and maintaining strong brand loyalty among buyers and suppliers.



WE MAY NOT BE ABLE TO IMPLEMENT SUCCESSFULLY NEW TECHNOLOGIES WHICH ARE ESSENTIAL TO OUR SUCCESS



    We regularly need to upgrade the functionality and performance of our marketplace through the enhancement of current technology or the introduction of new technology. We may not be successful at enhancing or integrating technologies into our electronic marketplace on a timely basis, or in accordance with our objectives. In addition, even if we can integrate the technologies, our electronic marketplace may not function as expected. Enhancing current and introducing new technology into our electronic marketplace involve numerous technical challenges and substantial personnel resources, and often take many months to complete. If we are unable to enhance existing and integrate new technologies into our electronic marketplace on a timely basis, buyers and sellers may discontinue use of our marketplace and we may experience difficulty attracting new buyers and sellers, which could reduce our revenues and hinder our ability to achieve or maintain profitability. In addition, our electronic marketplace is complex and, despite testing and quality control procedures, new technology that we integrate with our marketplace may contain undetected errors or "bugs" when first introduced. Any inability to deliver quality services on a timely basis would reduce or eliminate the demand for our marketplace.


NEW SERVICE INTRODUCTIONS MAY BE UNSUCCESSFUL AND THUS NEGATIVELY IMPACT OUR BUSINESS


    We plan to introduce new and expanded services, including new pricing methods such as catalog sales, branded storefronts offering particular products and auction capabilities, to our members and to enter into new relationships with third parties in order to generate additional revenue, attract more members and respond to competition. We may not be able to offer these services in a cost-effective or timely manner, and some or all of these new services may not be successfully introduced. Furthermore, any new service that is not favorably received by our members could damage our reputation or our brand name. Expansion of services in this manner will also require significant additional expense and development and may strain management, financial and operational resources. Inability to generate revenue from expanded services sufficient to offset their cost would adversely affect our ability to achieve or maintain profitability.



COMPETITION FROM OTHERS IN THE PULP AND PAPER INDUSTRY WITH GREATER FINANCIAL RESOURCES MAY PREVENT US FROM COMPETING EFFECTIVELY



    We compete with traditional pulp and paper industry suppliers and distributors who have experience with direct marketing and established brand names and product lines. Third parties who are already in the pulp and paper industry and who have greater financial and other resources available to them may be able to compete more effectively in this highly competitive market. International Paper, Georgia-Pacific and Weyerhaeuser have announced their intent to create an on line business-to-business marketplace for the paper and forest products industry which would compete directly with our marketplace. Each of them has significant financial resources and industry experience. We may not be able to grow our business as quickly, or compete as effectively, as these competitors.



OUR TRANSACTIONS AS PRINCIPAL EXPOSE US TO CREDIT RISK FROM ANY BUYER MEMBERS WHO DO NOT PAY US FOR THE TRANSACTIONS THEY COMPLETE ON OUR MARKETPLACE



    In most transactions effected through our marketplace we act as principal and purchase products from sellers and resell them to buyers. In these transactions we bear the risk of non-payment from the buyer and our liquidity and financial condition would be severely adversely affected if a significant number of buyers default. In addition, although we rely on third-party credit insurance to reduce our credit risk in principal transactions, if our third-party credit insurance were no longer available in amounts or on terms acceptable to us, we would face additional credit risks or we might be required to limit the transactions in which we act as principal. Any such limitation might adversely affect our ability to execute successfully our business model.



WE MAY BE UNABLE TO INTEGRATE ACQUIRED BUSINESSES WITH OUR EXISTING BUSINESS OR WE MAY INCUR SIGNIFICANT EXPENSES IN CONNECTION WITH SUCH ACQUISITIONS, WHICH MAY RESTRICT OUR BUSINESS OR IMPAIR OUR FINANCIAL PERFORMANCE



    If appropriate opportunities present themselves, we may acquire businesses, technologies, services or products that we believe are beneficial to our business. Integrating any acquired business may produce unforeseen operating difficulties and expenditures and may absorb significant attention of our management that would otherwise be available for the ongoing development of our business. We do not currently have any understandings, commitments or agreements with respect to any significant acquisition, nor are we currently pursuing any acquisition. We may not be able to identify, negotiate or finance any future acquisition successfully. Even if we do succeed in acquiring a business, technology, service or product, we have little experience in integrating an acquisition into our business. Moreover, we have not made any significant acquisitions, and we may never achieve any of the benefits that we might anticipate from a future acquisition. If we make future acquisitions, we may issue shares of stock that dilute other stockholders, incur debt, assume contingent liabilities or create additional expenses related to amortizing goodwill and other intangible assets, any of which might harm our financial results and cause our stock price to decline. Any financing that we might need for future acquisitions may only be available to us on terms that restrict our business or that impose on us other costs.

OUR PLAN TO EXPAND INTO INTERNATIONAL SALES AND OPERATIONS WILL REQUIRE SIGNIFICANT MANAGEMENT ATTENTION; AND IF WE FAIL TO EXECUTE ON THIS STRATEGY SUCCESSFULLY, OUR GROWTH WILL BE LIMITED AND OUR OPERATING RESULTS WILL BE HARMED


    In order to enter international markets, we plan to establish international operations, hire additional personnel and establish relationships with additional buyers and suppliers and strategic partners. This expansion will require significant management attention and financial resources and could have a negative impact on our business. We may not be able to create or sustain international demand for our electronic marketplace. In addition, our international business may be subject to a variety of risks, including applicable government regulation, difficulties in collecting international accounts receivable, the introduction of non-tariff barriers and higher duty rates. Currency fluctuations, price controls, potential adverse tax consequences and difficulties in enforcement of contractual obligations may also present problems.



TRAFFIC TO OUR SITE AND TRANSACTION VOLUME ON OUR MARKETPLACE COULD DECREASE IF OTHERS USE DOMAIN NAMES SIMILAR TO OURS



    Others may acquire domain names that are similar to ours, or that infringe or otherwise decrease the value of our trademarks and other proprietary rights. This could result in decreased traffic to our site and decreased transaction volume on our marketplace. We currently hold the Internet domain name "PaperExchange.com" and several other variations on that domain name. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not acquire or maintain the "PaperExchange.com" domain name or other similar domain names in all of the countries in which we conduct business. The relationships among regulations governing domain names and laws protecting trademarks and similar proprietary names are unclear. Also, there are risks that in the future third parties could prevent us from continuing to use one or more of our domain names.


THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK AND WE EXPECT THE PRICE OF OUR COMMON STOCK TO BE VOLATILE

    Prior to this offering, you could not buy or sell our common stock publicly and an active public market for our common stock may not develop or be sustained after the offering. The market price after the offering may decline from the initial offering price. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

    - loss of one or more major buyers, sellers or strategic partners as users of our marketplace;

    - reports reflecting slower levels of transaction activity in our marketplace than expected;

    - quarterly variations in our operating results;

    - changes in estimates of our financial performance by securities analysts;

    - changes in market valuation of Internet commerce companies generally;

    - announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of any of our key personnel;

    - future sales of our common stock; and

    - stock market price and volume fluctuations, which are particularly common among highly volatile securities of Internet companies.

IF THE INTERNET DOES NOT CONTINUE TO GROW AS A MEDIUM FOR COMMERCE, OUR BUSINESS PLAN WILL FAIL


    Our long-term viability is substantially dependent upon the development of the Internet as an effective medium of commerce, especially for the purchase and sale of pulp and paper products. Our business could suffer dramatically if e-commerce and Internet solutions are not accepted or not perceived to be effective by participants in the pulp and paper industry. The growth of the Internet as a medium for commerce depends upon a number of factors including continued growth in the number of users, concerns about transaction security, continued development of the necessary technological infrastructure, development of enabling technologies, uncertain and increasing government regulation and the development of complementary services and products.



    Use of the Internet as a means of effecting business transactions is at an early stage of development. For us to be successful, businesses must accept and utilize novel ways of conducting business and exchanging information. Convincing businesses to buy and sell pulp and paper products online may be particularly difficult, as these businesses have historically relied on traditional off-line distribution channels which depend on personal relationships and contact. Acceptance and use of the Web may not continue to develop or a sufficiently broad base of businesses may not adopt, and continue to use, the Internet and commercial online services as a medium of commerce.



    Growth in the demand for our electronic marketplace depends on the adoption of e-commerce and Internet solutions by pulp and paper industry participants, who must accept a new way of conducting business and purchasing supplies. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including:


    - inadequate development of the necessary infrastructure for Internet-based communications by participants in the pulp and paper industry;

    - security and confidentiality concerns of buyers and sellers;

    - lack of development of complementary products, such as high-speed modems and high-speed communication lines;

    - implementation of competing purchasing solutions;

    - lack of human contact that traditional sellers provide; and

    - governmental regulation.

THE ACCELERATED GROWTH AND INCREASING VOLUME OF INTERNET TRAFFIC MAY CAUSE PERFORMANCE PROBLEMS THAT MAY SLOW ADOPTION OF OUR ELECTRONIC MARKETPLACE


    The growth of Internet traffic to very high volumes over a relatively short period of time has caused frequent periods of decreased Internet performance, delays and, in some cases, system outages. These problems could reduce our future revenues and otherwise adversely impact our results of operations. Decreased performance is caused by limitations inherent in the technology infrastructure supporting the Internet and the internal networks of Internet users. If Internet usage continues to grow rapidly, the infrastructure of the Internet and its users may be unable to support the demands of growing e-commerce usage, and the Internet's performance and reliability may decline. If existing or potential members of our marketplace experience frequent outages or delays on the Internet, the adoption or use of our electronic marketplace may grow more slowly than we expect or may even decline. Our ability to increase the speed and reliability of our electronic marketplace is limited by and depends upon the reliability of both the Internet and the internal networks of our existing and potential members. As a result, if improvements in the infrastructure supporting both the Internet and the internal networks of our members are not made in a timely fashion, we may experience difficulty obtaining new members or maintaining our existing members.

IF INTERNET SECURITY CONCERNS HINDER THE ADOPTION OF E-COMMERCE, THE DEVELOPMENT OF OUR MARKETPLACE WILL BE IMPEDED



    Concern about the security of the transmission of confidential information over public networks is a significant barrier to electronic commerce and communication. In addition, advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in compromises or breaches of Internet security systems that protect proprietary information. If any well-publicized compromises of security were to occur, they could substantially reduce the use of the Internet for commerce and communications, which could have a material adverse effect on acceptance of our marketplace whether or not we have experienced security compromises on our system.



SYSTEM FAILURE OR DELAY OR SECURITY BREACHES MAY CAUSE INTERRUPTION OF OUR MARKETPLACE RESULTING IN SUBSTANTIAL LOSSES TO US



    Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure and similar events. Despite our implementation of network security measures, our servers are also vulnerable to computer viruses, physical or electronic break-ins or attacks and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and confirm transactions. In addition, anyone who circumvents our security measures could misappropriate information that is proprietary to us or our members. Because our revenue depends on the number of participants in the pulp and paper industry who use our marketplace to purchase and sell products, the satisfactory performance, reliability and availability of our marketplace, transaction-processing systems and network infrastructure are critical to our operating results. Substantially all of our computer and communications systems are located in greater Boston, Massachusetts. Any system interruptions that result in the unavailability of our online site or reduced performance of the transaction system would reduce the volume of sales and the attractiveness of our service offerings. We may be required to devote significant capital and other resources to protect against the threat of, or to alleviate problems caused by, security breaches and the introduction of computer viruses.



    Any substantial increase in the volume of traffic or the number of transactions processed through our Web site will require us to expand and to upgrade further our technology, transaction-processing systems and network infrastructure. These upgrades may not be adequate to prevent unanticipated system disruptions, slower response times or degradation in levels of customer service. Our insurance policies may not adequately compensate us for any issues or damages that may arise due to any failures or interruptions in our systems.



    Our transaction-processing systems and network infrastructure may not be able to accommodate increases in traffic in the future. In general, we may not be able to project accurately the rate or timing of these increases or successfully upgrade our systems and infrastructure to accommodate future traffic levels on our marketplace. In addition, we may not will be able to, in a timely manner, effectively upgrade and expand our transaction-processing systems or successfully integrate any newly developed or purchased modules with our existing systems.



OUR FAILURE TO MAINTAIN OUR HARDWARE SYSTEMS OR SOFTWARE COULD UNDERMINE OUR MEMBERS' CONFIDENCE IN OUR RELIABILITY AND HARM OUR BUSINESS



    A significant disruption in our online marketplace or other transaction services could seriously undermine our members' confidence in our business. Any reduction in our members' confidence in our reliability could harm our business. Our members hold us to a high standard of reliability and performance. During a disruption, participants may lose their online connection or we may not receive their listings or bids in a timely manner. Any interruptions in our service may undermine existing and potential members' confidence in the reliability of our business.

    Conducting an online marketplace requires the successful technical operation of an entire chain of software, hardware and telecommunications equipment. This chain includes the personal computers and network connections of buyers and sellers, network servers, operating systems, databases and networking equipment such as routers. A failure of any element in this chain can partially or completely disrupt an online transaction. Some of the elements set forth above are not fully within our control, such as Internet connectivity and software, hardware and telecommunications equipment we purchase from others. In addition, we have members from outside North America who may use older or inferior technologies, which may not operate properly.



OUR FAILURE TO MAINTAIN OUR MEMBERS' CONFIDENTIAL INFORMATION COULD HARM OUR REPUTATION AND RESULT IN LEGAL LIABILITY



    Any breach of security relating to our members' confidential information could result in legal liability for us and a reduction in use or cancellation of our online transaction services, either of which could materially harm our business. If we fail to adequately maintain our members' confidential information, some of our members could end their business relationships with us and we could be subject to legal liability. Our personnel receive confidential information from buyers and sellers that is stored in our files and on our computer systems. We currently have practices and procedures in place to help ensure the confidentiality of our members' information. However, our security procedures to protect against the risk of inadvertent disclosure or intentional breaches of security might fail to adequately protect information that we are obligated or otherwise seek to keep confidential. We may not be successful in adopting more effective systems for maintaining confidential information, so our exposure to the risk of disclosure of the confidential information of others may grow with increases in the amount of information we possess.



IF WE DO NOT PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, THEN OUR COMPETITORS MAY BE ABLE TO DUPLICATE OUR SERVICES, WHICH WOULD IMPAIR OUR ABILITY TO SUCCESSFULLY COMPETE



    We rely in part on our proprietary technology, such as My MarketProfiler, to operate our electronic marketplace. Our failure to adequately protect our intellectual property rights could harm our business by making it easier for our competitors to duplicate our services and eliminate any competitive advantage. We are in the process of obtaining trademark registrations for some of our brand names and our marketing materials are copyrighted, but these protections may not be adequate. Although we require each of our employees to enter into a confidentiality agreement and some key employees are subject to non-competition agreements, these agreements may not satisfactorily safeguard our intellectual property.



    In the future, third parties may infringe on or misappropriate our proprietary rights or may independently develop similar proprietary information. Any infringement, misappropriation or independent development could harm our future financial results. In addition, effective patent, trademark, copyright and trade secret protection may not be available in every country where we operate our electronic exchange. We may, at times, have to incur significant legal costs and spend time defending our trademarks, copyrights and other proprietary information. Any defense efforts, whether successful or not, would divert both time and resources from the operation and growth of our business.



    There is also significant uncertainty regarding the applicability to the Internet of existing laws regarding matters such as property ownership, copyrights and other intellectual property rights. Legislatures adopted the vast majority of these laws prior to the advent of the Internet and, as a result, these laws do not contemplate or address the unique issues of the Internet and related technologies. Existing and future laws and regulations may ultimately negatively affect our business or intellectual property rights.


    In the future, we may license some of our intellectual property, such as trademarks or copyrighted material, to third parties. While we would attempt to ensure that any licensees maintain the quality and value of our brand, we cannot ensure that they would refrain from actions which might diminish this quality and value.

IF OTHERS ASSERT THAT OUR TECHNOLOGY INFRINGES THEIR INTELLECTUAL PROPERTY RIGHTS, RESOLVING THE DISPUTE COULD DIVERT OUR MANAGEMENT TEAM AND FINANCIAL RESOURCES


    Recently, many patents have been granted in the United States involving business methods relating to e-commerce. We may be subject to claims that one or more of the business methods on our marketplace infringe patents held by others, which could have a material adverse effect on our ability to operate our business as currently operated and proposed to be operated. The defense of any claims of infringement made against us by third parties could involve significant legal costs and require our management to divert time from our business operations. If we are unsuccessful in defending any claims of infringement, we may be forced to obtain licenses or pay royalties to continue to use our technology. We may not be able to obtain any necessary licenses on commercially reasonable terms or at all. If we fail to obtain necessary licenses or other rights, or if these licenses are costly, our operating results may suffer either from reductions in revenue through our inability to serve clients or from increases in costs to license third-party technology.


OTHERS MAY REFUSE TO LICENSE IMPORTANT TECHNOLOGY TO US OR MAY INCREASE THE FEES THEY CHARGE US FOR THIS TECHNOLOGY, WHICH MAY INCREASE OUR COSTS OR HARM OUR GROWTH


    We rely on third parties to provide us with certain software and hardware, for which we pay fees. If we are unable to obtain required technology at a reasonable cost, our growth prospects and operating results may be harmed because our ability to conduct business could be adversely affected or we may face significantly increased costs for technology. While the software and hardware we require has been readily available, and to date we have not paid significant fees for its use, third parties may increase their fees significantly or refuse to license their software or provide their hardware to us. While other vendors may provide the same or similar technology, we cannot be certain that we can obtain the required technology on favorable terms, if at all.



    We also intend to continue to license certain content for our Web site from third parties, including content which is integrated with internally-developed content and used on our Web site to provide important services. Third parties may not continue to license this content to us on commercially reasonable terms or we may not be able to successfully integrate third party content. Licensing content from third parties exposes us to risks associated with the assimilation of new content, the diversion of resources from the development of our content, the inability to generate revenue from new content sufficient to offset associated acquisition costs and the maintenance of uniform, appealing content. The inability to obtain any of these licenses could delay site development or services until we can identify, license and integrate equivalent content. Any delays in site development or services could cause members to decrease their use of our marketplace and could cause our business to fail.


REGULATION OF THE INTERNET OR TAXATION OF TRANSACTING BUSINESS OVER THE INTERNET MAY INHIBIT THE GROWTH OF OUR ELECTRONIC MARKETPLACE


    Due to the increasing popularity and use of the Internet and of e-commerce, it is possible that governments in the U.S. and abroad may adopt a number of taxes, laws and regulations with particular applicability to the Internet and e-commerce transactions. Taxes, laws or regulations may limit the growth of the Internet, inhibit e-commerce and reduce the number of transactions on our marketplace, increase our cost of doing business or increase our legal exposure. Governments may adopt taxes and enact legislation applicable to us in areas such as content, product distribution and network security. Encryption and the use of data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and re-transmission activities may be regulated in the future. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain.


WE ARE SUBJECT TO GOVERNMENT REGULATION APPLICABLE TO SUPPLIERS THAT EXPOSES US TO POTENTIAL LIABILITY AND NEGATIVE PUBLICITY


    We currently rely upon our suppliers to meet all packaging, distribution, labeling, hazard information notices to purchasers, record keeping and licensing requirements applicable to our business during the entire transaction. We could be fined or exposed to civil or criminal liability, including monetary fines and injunctions, and we potentially could receive negative publicity if we or our suppliers have not met or are not meeting applicable governmental regulatory requirements. We do not maintain any reserve for potential liabilities of this type. Our reliance on the compliance by suppliers and purchasers with applicable governmental regulations may not be sufficient if the government requires us to have our own licenses. For example, if we are held to be a seller or a distributor of products because we took legal title to the products, we may have violated some governmental regulations by not having the appropriate license or permit and may be subject to potentially severe civil or criminal penalties and fines for each offense. In addition, we are unable to verify that our suppliers have in the past complied, or will in the future comply, with applicable governmental regulatory requirements, or that their actions satisfy all governmental or other legal requirements that may be applicable to our sales.



PRODUCT LIABILITY CLAIMS COULD RESULT IN OUR LEGAL LIABILITY AND FAILURE TO ACHIEVE PROFITABILITY



    We face potential liability for claims based on the nature, use or merchantability of the products that are posted on our marketplace. This includes claims for breach of warranty or product liability, misrepresentation, violation of governmental regulations and other commercial claims, which could result in legal liability to us. In particular, during periods where we hold title to products or are otherwise liable for the disposition or transfer of the products, we bear the risk of liability for product loss and resulting damages to persons and property. In some instances, we pass through the manufacturers' warranties on the products we purchase and sell as principal; however, those warranties are generally limited in terms of scope and liability. Although we maintain commercial general liability insurance, including products liability, our insurance may not cover some claims. It is also subject to policy limits and exclusions, and may not fully indemnify us or our employees for any civil, governmental or criminal liability that may be imposed. Furthermore, this insurance may not be available at commercially reasonable rates in the future.


WE MAY BE SUED FOR INFORMATION AND PRODUCTS RETRIEVED FROM THE WEB

    As a publisher and distributor of online content, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that we publish or distribute. These claims have been brought, and sometimes successfully pressed, against online services. We could also be subjected to claims based upon the content that is accessible from PaperExchange through links to other Web sites. Although we carry general liability insurance, our insurance may not cover claims of these types or may not be adequate to indemnify us for all liability that may be imposed.

OFFICERS AND DIRECTORS AND THEIR AFFILIATES WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER PAPEREXCHANGE AFTER THE OFFERING

    Upon completion of this offering, our executive officers and directors and
their affiliates will beneficially own approximately       % of the shares of
common stock (      % if the underwriters exercise the over-allotment option in full). As a result, our officers, directors and their affiliates will have the ability to control the election of our board of directors and the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control of PaperExchange. See "Principal Stockholders."

OUR MANAGEMENT HAS BROAD DISCRETION OVER HOW TO USE THE PROCEEDS OF THIS OFFERING. IF OUR PROCEEDS ARE NOT USED EFFECTIVELY, OUR BUSINESS MAY SUFFER

    We estimate that our net proceeds from this offering will be $ million, at an assumed initial public offering price of $ per share and after deducting the estimated underwriting discount and our estimated offering expenses. Our primary purposes in making this offering are to increase our working capital, create a public market for our common stock, facilitate our future access to the public capital markets and increase our visibility in the marketplace. We have no specific plans for the net proceeds of this offering other than working capital and general corporate purposes. Accordingly, our management will have broad discretion as to how to apply the net proceeds of this offering. If we fail to use these proceeds effectively, our business may not grow and our revenues and results of operations will be substantially adversely affected.

PROVISIONS OF OUR CORPORATE CHARTER AND BYLAWS AND DELAWARE LAW MAY DISCOURAGE OTHER COMPANIES FROM ACQUIRING US, WHICH MAY LIMIT THE PRICE INVESTORS MIGHT BE WILLING TO PAY IN THE FUTURE FOR OUR COMMON STOCK

    Provisions in our Certificate of Incorporation, in our Bylaws and under Delaware law could make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. Our Certificate of Incorporation and Bylaws contain the following provisions, among others, which may inhibit an acquisition of our company by a third party:

    - a staggered board of directors, where stockholders elect only a minority of the Board each year;

    - advance notification procedures for matters to be brought before stockholder meetings;

    - a limitation on who may call stockholder meetings; and

    - a prohibition on stockholder action by written consent.

    We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any "interested stockholder", meaning generally a stockholder who beneficially owns more than 15% of our stock, for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board. This could have the effect of delaying or preventing a change in control. For a more complete discussion of these provisions of Delaware law, please see "Delaware Law and Certain Certificate of Incorporation and By-Laws Provisions".

THE TRADING PRICE OF OUR STOCK MAY DECLINE AS A RESULT OF SUBSTANTIAL SALES OF OUR COMMON STOCK AFTER THE OFFERING


    Sales of a substantial number of shares of our common stock after the offering could negatively affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity
securities. Upon completion of this offering, we will have       shares of
common stock outstanding (             shares if the underwriters'
over-allotment option is exercised in full). The       shares sold in this
offering (             shares if the underwriters' over-allotment option is
exercised in full) will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our "affiliates" as that term is defined in Rule 144. The remaining shares of common stock outstanding upon completion of the offering will be "restricted securities" as that term is defined in Rule 144. Upon completion of
this offering, we will also have        shares of common stock subject to
issuance upon exercise of stock options and warrants that are presently exercisable or will become exercisable within 180 days after the date of this prospectus.

    Stockholders holding approximately       % of the common stock outstanding
upon completion of this offering and options and warrants to purchase common stock exercisable within 180 days after the date of this prospectus have executed lock-up agreements that limit their ability to sell common stock. These stockholders and option holders have agreed not to sell or otherwise dispose of any shares of common stock for a period of at least 180 days after the date of this prospectus without the prior written approval of Goldman Sachs. When the lock-up agreements expire, these shares and the shares underlying the options will become eligible for sale, in some cases freely and in other cases only pursuant to the volume, manner of sale and notice requirements of Rule 144.


YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR INVESTMENT

    The initial public offering price per share will significantly exceed our net tangible book value per share. If we were to liquidate immediately after the offering, investors purchasing shares in this offering would receive a per share amount of tangible assets net of liabilities that would be less than the initial public offering price per share. Investors purchasing shares in this offering
will suffer dilution of $      per share from their investment. For more
information, please see "Dilution".

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results, levels of activity, performance or achievements could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terms such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue" or the negative of these terms or other comparable terms.

    Although we believe that the expectations in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

    We estimate that the net proceeds we will receive from the sale of the
shares in this offering will be $      million, at an assumed initial public
offering price of $      per share and after deducting the estimated
underwriting discounts and commissions and offering expenses payable by us. If the underwriters exercise their over-allotment option in full, then we estimate that the net proceeds we will receive from this offering will be $ million.


    We are engaging in this offering in order to increase our working capital, create a public market for our common stock, facilitate our future access to the public capital markets and increase our visibility in the marketplace. We have no specific plans for the use of the net proceeds of this offering other than for working capital and other general corporate purposes, and our specific use of these proceeds will be in the discretion of our management. We may in the future use a portion of the net proceeds to acquire complementary technologies or businesses, such as distributors or brokers to gain access to key relationships in the pulp and paper industry; however, we currently have no commitments or agreements and are not involved in any negotiations involving any of these transactions. Pending any immediate uses of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment grade securities.

                                DIVIDEND POLICY

    PaperExchange has not declared or paid any cash dividends on its capital stock since its inception and does not expect to pay any cash dividends in the foreseeable future. PaperExchange currently intends to retain future earnings, if any, to finance the expansion of its business.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of March 31, 2000:


    - on an actual basis; and


    - on an as adjusted basis giving effect to the adoption of the amended and restated certificate of incorporation, the issuance of 503,164 shares of common stock subsequent to March 31, 2000 at a price of $6.75 per share, and the receipt of net proceeds from the sale of common stock at an
      assumed initial public offering price of $       per share, after
      deducting underwritng discounts and commissions and estimated offering expenses. See "Use of Proceeds."



    The table does not reflect options to purchase 3,248,748 shares of common stock outstanding as of March 31, 2000 under our 2000 Equity Incentive Plan at a weighted average exercise price of $2.43 per share, 5,000,001 shares of common stock issuable upon the exercise of warrants at a weighted average exercise price of $2.00 per share, options to purchase 1,767,020 shares of common stock at an exercise price of $2.38 per share, options to purchase 450,000 shares of common stock at an exercise price of $9.74 per share and 519,149 shares of common stock issuable upon exercise of warrants at an exercise price of $10.00 per share.



    You should read the table below together with our financial statements and the related notes to the financial statements, which are included elsewhere in this prospectus.


    All equity issued by us prior to February 28, 2000 was issued in the form of limited liability company membership interests, which converted on a one-for-one basis into shares of common stock when we converted to a corporation at that time.


                                                                  MARCH 31, 2000
                                                              -----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   ------------
Long-term debt..............................................  $   256      $
Stockholders' equity:
Preferred stock, $.001 par value; 1,000,000 shares
  authorized (as adjusted); 0 shares issued and
  outstanding...............................................       --
Common stock, $.001 par value; 60,000,000 shares authorized;
  41,901,442 shares issued and outstanding..................       42
  Additional paid in capital................................   33,793
  Deferred compensation.....................................   (2,118)
  Notes receivable--officers................................   (1,053)
  Accumulated deficit.......................................  (10,953)
                                                              -------
    Total stockholders' equity..............................   19,711
                                                              -------
    Total capitalization....................................  $19,967
                                                              =======

                                    DILUTION


    Our pro forma net tangible book value as of March 31, 2000, was
approximately $      million, or $      per share. Pro forma net tangible book
value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and then divided by the total number of shares of common stock outstanding on March 31, 2000. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the shares of common stock offered by us at an assumed initial public offering
price of $      per share, and after deducting the estimated underwriting
discount and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value on March 31, 2000, would have been
approximately $      million, or $      per share of common stock. This
represents an immediate increase in pro forma as adjusted net tangible book
value of $      per share to existing stockholders and an immediate dilution of
$      per share to new investors purchasing shares of common stock. The following table illustrates this dilution on a per share basis:


Assumed initial public offering price per share.............            $
  Pro forma net tangible book value per share before this
    offering................................................  $
  Increase per share attributable to new investors..........
                                                              -------
Adjusted pro forma net tangible book value per share after
  this offering.............................................
                                                                        -------
Dilution per share to new investors.........................            $
                                                                        =======


    The following table summarizes, on a pro forma as adjusted basis, after giving effect to the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid by investors and the average price per share paid by existing stockholders and by new investors at an assumed initial
offering price of $      per share before deducting estimated underwriting
discount and offering expenses:


                                                                                           TOTAL          AVERAGE
                                                               SHARES PURCHASED        CONSIDERATION       PRICE
                                                              -------------------   -------------------     PER
                                                               NUMBER    PERCENT     AMOUNT    PERCENT     SHARE
                                                              --------   --------   --------   --------   --------
Existing stockholders.......................................                   %    $                %    $
New investors...............................................
                                                               ------     ------    -------     ------    -------
  Totals....................................................              100.0%                100.0%
                                                               ======     ======    =======     ======


    The preceding tables include 3,248,748 shares of common stock issuable upon exercise of options outstanding on March 31, 2000 under our 2000 Equity Incentive Plan at a weighted average exercise price of $2.43 per share, 5,000,001 shares of common stock issuable upon exercise of warrants at a weighted average exercise price of $2.00 per share, options to purchase 1,767,020 shares of common stock at an exercise price of $2.38 per share, 503,164 shares of common stock issued after March 31, 2000 at a price of $6.75 per share, options to purchase 450,000 shares of common stock at an exercise price of $9.74 per share and 519,149 shares of common stock issuable upon exercise of warrants at an exercise price of $10.00 per share.

                            SELECTED FINANCIAL DATA


    When you read this selected financial data, it is important that you read it together with the historical financial statements and related notes as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations". In the table below, we provide you with summary historical financial data of PaperExchange.com, Inc. We have prepared this information using the financial statements of PaperExchange.com, Inc. for the period from April 10, 1998 (date of inception) to December 31, 1998 and the year ended December 31, 1999, which have been audited by Ernst & Young LLP, independent auditors, included elsewhere in this prospectus. The statements of operations data for the three-month periods ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 are derived from unaudited financial statements included elsewhere in this prospectus and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the operating results for such periods and the balance sheet data as of March 31, 2000. The operating results for the quarter ended March 31, 2000 are not necessarily indicative of the results to be expected for any other interim period or for the full year.



                                                                                            THREE MONTHS ENDED
                                       APRIL 1998 (INCEPTION)                                    MARCH 31,
                                              THROUGH               YEAR ENDED        -------------------------------
                                         DECEMBER 31, 1998       DECEMBER 31, 1999         1999             2000
                                       ----------------------   -------------------   --------------   --------------
                                                      (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues.........................      $           2           $         114      $           1    $       3,445
Cost of revenues.....................                 --                      92                 --            3,342
                                           -------------           -------------      -------------    -------------
Gross profit.........................                  2                      22                  1              103
Operating costs:
  Sales and marketing................                541                   3,376                406            7,747
  Technology.........................                141                   3,104                266            2,712
  General and administrative.........                207                   2,116                194            2,768
  Write-off of capitalized
    software.........................                 --                     209                 --               --
                                           -------------           -------------      -------------    -------------
Operating loss.......................               (887)                 (8,783)              (865)         (13,124)
Interest and other income (expense),
  net................................                 27                    (268)                 4              (38)
                                           -------------           -------------      -------------    -------------
Loss before extraordinary items......               (860)                 (9,051)              (861)         (13,162)
Extraordinary items:
  Loss on debt extinguishment........                 --                      --                 --            1,423
                                           -------------           -------------      -------------    -------------
Net loss.............................      $        (860)          $      (9,051)     $        (861)   $     (14,585)
                                           =============           =============      =============    =============
Basic and diluted net loss per share:
  Loss before extraordinary items....      $        (.03)          $        (.26)     $        (.03)   $        (.32)
  Extraordinary items................                 --                      --                 --             (.04)
  Net loss...........................      $        (.03)          $        (.26)     $        (.03)   $        (.36)
                                           =============           =============      =============    =============
Weighted average interests used to
  compute basic and diluted loss per
  share..............................         30,000,000              34,881,564         30,000,000       40,319,260



                                                                AS OF DECEMBER 31,         AS OF MARCH 31,
                                                              -----------------------   ---------------------
                                                                 1998         1999              2000
                                                              ----------   ----------   ---------------------
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $     493    $  16,279          $  18,093
Working capital.............................................        444       13,141             17,276
Total assets................................................        818       18,486             23,909
Long-term debt..............................................         --        8,468                256
Total liabilities...........................................         52       11,772              4,198
Total stockholders' equity..................................        765        6,714             19,711

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INCLUDE RISKS AND UNCERTAINTY. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS, SUCH AS THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    PaperExchange provides a business-to-business e-commerce marketplace for buyers and sellers of pulp and paper and related products. Our marketplace enables members to efficiently buy and sell products through a secure Internet-based neutral marketplace tailored to this industry.


    We were formed in April 1998 and began offering products for sale on our marketplace in the fourth quarter of 1998. From inception through December 31, 1999, we were a development stage enterprise and did not have significant revenue. Our operating activities during this period related primarily to designing and developing our marketplace, building our corporate infrastructure, establishing relationships with suppliers and purchasers, and raising capital. To date, revenues have been derived from transactions executed on the exchange component of our marketplace. We intend to continue developing our marketplace to enhance functionality and to add service offerings.



    We have not generated significant revenue to date and our ability to generate significant revenue in the future is uncertain. We have incurred significant losses since inception and, as of March 31, 2000, we had an accumulated deficit of approximately $11.0 million. We expect our losses to increase in the future and we cannot assure you that we will achieve or sustain profitability.


    From inception, we have increased our level of spending to build our corporate infrastructure, develop our marketplace, and attract an experienced management team. We believe our success depends on establishing additional key strategic supplier and purchaser relationships, enhancing the features and functionality of our marketplace, and accelerating market awareness and demand for the services we provide. We intend to increase our marketing, sales, technology, and other operating expenses as required to continue to build our marketplace, as well as expand internationally. We anticipate that these expenses could significantly precede any revenues generated by such increased spending.

REVENUES


    Beginning in December 1999 we began to act as a principal in our marketplace by purchasing products from our seller members and reselling them to our buyer members, and we expect this model will be the primary method of effecting transactions in our marketplace in the future. In transactions in which we are the principal, we recognize revenue from product sales when products are shipped to customers. We are responsible for selling products, collecting payment from customers, ensuring that the shipment reaches customers, and processing returns. In addition, we take title to the product upon shipment and bear the risk of loss for collection, delivery of goods, and product returns from customers. We provide an allowance for sales returns at the time of sale, if deemed appropriate. The Company had a bad debt allowance of approximately $4,000 and an allowance for sales returns of approximately $31,000 at December 31, 1999.



    From inception through December 31, 1999, we derived our revenue primarily through product sales to customers on our marketplace on an agency basis. Under these agency-based transactions, we recognize as revenue our commission equal to a percentage of the purchase price of products sold at the time the products are shipped to the buyer. In transactions in which we are the agent, we neither take title to products nor bear the risk of loss for collection or product returns. While we expect principal-based transactions to be the primary method of conducting business on our marketplace, agency-based transactions may continue.


COST OF REVENUES

    When we act as the principal in a transaction, our cost of revenues consists of the cost of acquiring products from our suppliers for sale to our buyers. When we act as agent, transactional revenue does not have any associated direct costs of sales. We expect that our overall gross profit as a percent of revenue will decrease as we derive a larger percentage of our revenue from principal-based transactions on our exchange.

OPERATING EXPENSES

    SALES AND MARKETING. Sales and marketing expenses consist primarily of advertising and promotion in support of the development of our marketing strategy and payroll and related expenses for personnel engaged in member relations and sales activities. Sales and marketing expenses have increased since inception as we have expanded these efforts. We expect that sales and marketing expenses will increase significantly in future periods as we incur additional advertising and promotion expenses, and hire additional sales and marketing personnel to drive user adoption among buyers and sellers in the pulp and paper industry, develop our branding strategy, and expand to international markets.

    TECHNOLOGY. Technology expenses consist primarily of payroll, benefits, consulting fees, amortization of software, and various communication expenses associated with developing, maintaining, and enhancing our marketplace. Increased technology spending has resulted from additional staffing and the associated costs incurred to enhance the features, content, and functionality of our marketplace. Research and development costs are expensed as incurred. Software development costs which provide additional functionality to the marketplace are required to be capitalized. We believe that our success is dependent in large part on continued enhancement of our marketplace and therefore expect development costs to increase in future periods.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of payroll, benefits, and professional service fees. The general and administrative expenses have increased primarily due to the additions to our executive management team as well as expenses related to increased professional service fees. We expect general and administrative expenses to increase in future periods to support our expanded operations and the expenses of being a public company.


    WRITE-OFF OF CAPITALIZED SOFTWARE. We wrote off capitalized software in the fourth quarter of 1999 in connection with the release of Version 3.0 of our website software which replaced Version 2.0.


INTEREST AND OTHER EXPENSE, NET

    Interest and other expense, net has been derived primarily from interest on notes payable to shareholders, offset by interest income on cash investments.

INCOME TAXES

    In February 2000, we changed our form of organization from a limited liability company to a corporation and, therefore, are subject to federal and state income taxes effective February 28,

2000. Prior to this date, we were treated as a partnership for federal and state income tax purposes and all items of income, expense and tax credits were passed through to our limited liability company members.

    The Company expects to recognize a deferred tax asset for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Due to the uncertainties regarding the Company's future results of operations, a full valuation allowance will be recorded against any deferred tax asset for the foreseeable future.


THREE MONTHS ENDED MARCH 31, 2000 AND MARCH 31, 1999



    NET REVENUES



    Net revenues increased from $1,200 for the three months ended March 31, 1999 to $3.4 million for the three months ended March 31, 2000. The increase in net revenue is due primarily to the introduction of principal-based transaction revenue in December 1999, and to a lesser extent to an increase in the number of transactions completed through our marketplace. Staples accounted for 82% of sales in the three months ended March 31, 2000. Staples did not have any purchases through our marketplace in prior periods.



    COST OF REVENUES



    Cost of revenues increased from zero for the three months ended March 31, 1999 to $3.3 million for the three months ended March 31, 2000. This was due primarily to the introduction of principal-based transaction revenue in December 1999.



    OPERATING EXPENSES



    SALES AND MARKETING. Sales and marketing increased from $406,000 for the three months ended March 31, 1999 to $7.7 million for the three months ended March 31, 2000. This increase is a result of a noncash charge to operations of $5.0 million for the fair value of warrants issued to a customer, increased sales and marketing staffing and our continued investment in advertising and promotion activities.



    TECHNOLOGY. Technology expenses increased from $266,000 for the three months ended March 31, 1999 to $2.7 million for the three months ended March 31, 2000. The increase is due to increased staffing and costs associated with operating our website, including the introduction of Version 3.1 of our website software.



    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $194,000 for the three months ended March 31, 1999 to $2.8 million for the three months ended March 31, 2000. The increase is due primarily to a noncash charge to operations of $1.2 million related to stock options granted to an affiliate. In addition, the company incurred higher professional services fees, expenses related to hiring of additional management team and customer service personnel, and amortization of deferred compensation in connection with certain stock options granted in 1999.



    INTEREST AND OTHER (INCOME) EXPENSE, NET. Interest expense consisted of $322,000 on notes payable to shareholders, offset by interest income of $287,000 on cash investments for the three months ended March 31, 2000, as compared to interest income of $4,000 for the three months ended March 31, 1999.



    LOSS ON EARLY EXTINGUISHMENTS OF DEBT. A loss on debt extinguishment of $1.4 million was recorded as an extraordinary item to recognize the unamortized portion of notes payable discounts related to the early repayment of $9.7 million of notes payable to stockholders in March 2000.

PERIODS ENDING DECEMBER 31, 1999 AND 1998


  NET REVENUES

    From inception through December 1999, PaperExchange was a development stage enterprise and did not have significant revenues. Net revenues increased from $1,500 in 1998 to $114,000 in 1999. This increase in net revenue is primarily attributable to a change in our primary transaction model to principal-based transactions in December 1999 from what had previously been a model consisting primarily of agency-based transactions.

  COST OF REVENUES


    Cost of revenues increased from zero in 1998 to $92,000 for the year ended December 31, 1999. This was due to the introduction of principal-based transaction revenue.


  OPERATING EXPENSES

    SALES AND MARKETING. Sales and marketing expenses increased from $541,000 in 1998 to $3.4 million in 1999. The increase resulted primarily from our continued investment in advertising and promotion activities, and increased staffing levels to assist our business development.

    TECHNOLOGY. Technology expenses increased from $141,000 in 1998 to $3.1 million in 1999. The increase is due to increased staffing and associated costs related to the design, development, and maintenance of our marketplace.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $207,000 in 1998 to $2.1 million in 1999. The increase is due to the amortization of deferred compensation of $516,000 in connection with certain stock options granted in 1999, additional management team and customer service personnel, and higher professional service fees.


    WRITE-OFF OF CAPITALIZED SOFTWARE. We wrote off $209,000 of capitalized software in the fourth quarter of 1999 in connection with the release of Version 3.0 of our website software which replaced Version 2.0.


  INTEREST AND OTHER EXPENSE, NET


    Interest expense consisted of $334,000 on notes payable to shareholders, offset by interest income of $56,000 on cash investments and other income of $10,000. Interest and other expense, net was $268,000 in 1999 as compared to interest income of $27,000 in 1998.


LIQUIDITY AND CAPITAL RESOURCES


    We have funded our operations primarily through the private sale of our equity securities and the issuance of notes and related warrants. Since inception through March 31, 2000, we have raised net proceeds of $35.4 million through the private sales of our equity securities and $10.0 million from the issuance of notes and related warrants. At March 31, 2000, our principal source of liquidity was $18.1 million in cash and cash equivalents.



    Net cash used in operating activities was $780,000 in 1998, $5.2 million in 1999 and $9.1 million for the three months ended March 31, 2000. Net cash used in operating activities primarily resulted from personnel, marketing activities, and overhead costs.



    Net cash used in investing activities was $230,000 in 1998, $1.9 million in 1999 and $429,000 for the three months ended March 31, 2000. We have made substantial investments in internally developed and purchased software as well as additional property and equipment.

    Net cash provided by financing activities was $1.5 million in 1998, $22.9 million in 1999 and $11.4 million for the three months ended March 31, 2000. Net cash provided by financing activities in 1998 of $1.5 million resulted from the sale of equity securities. Net cash provided by financing activities in 1999 was provided primarily by net proceeds of $12.9 million from the sale of our equity securities and $10.0 million from the issuance of notes and related warrants. Net cash provided by financing activities in the three months ended March 31, 2000 was provided by $21.1 million from the sale of our equity securities, net of $9.7 million used to repay notes payable to stockholders.



    We currently anticipate that the net proceeds from this offering, together with our current cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital, other operating expenses, and capital expenditures for at least the next 18 months. However, we may need to raise additional funds in the future through public or private financings or other arrangements to fund our operations, and potential acquisitions, if any, until we achieve profitability, if ever. Any additional financing activities, if needed, might not be available on reasonable terms or at all.

QUARTERLY RESULTS OF OPERATIONS


    Due to our limited operating history, we believe that period-to-period comparisons of results of operations are not meaningful and should not be relied upon as an indication of future performance. The following table, however, sets forth our quarterly statement of operations for 1999 and the first three months of 2000. You should read the following table together with our financial statements and related notes in this prospectus.


                        QUARTERLY RESULTS OF OPERATIONS
                                  (UNAUDITED)


                                                                        THREE MONTHS ENDED
                                               ---------------------------------------------------------------------
                                               MARCH 31,    JUNE 30,    SEPTEMBER 30,     DECEMBER 31,    MARCH 31,
                                                  1999        1999           1999             1999           2000
                                               ----------   ---------   --------------   --------------   ----------
                                                                          (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues.................................   $     1      $     6       $     6          $   101        $  3,445
Cost of revenues.............................        --           --            --               92           3,342
                                                -------      -------       -------          -------        --------
Gross profit.................................         1            6             6                9             103

Operating costs:
  Sales and marketing........................       406          402         1,008            1,560           7,747
  Technology.................................       266          171           781            1,886           2,712
  General and administrative.................       194          350           417            1,155           2,768
  Write off of capitalized software..........        --           --            --              209              --
                                                -------      -------       -------          -------        --------
    Total operating costs....................       866          923         2,206            4,810          13,227
                                                -------      -------       -------          -------        --------
Operating loss...............................      (865)        (917)       (2,200)          (4,801)        (13,124)
Interest and other (income) expense, net.....        (4)          (1)           --              273              38
                                                -------      -------       -------          -------        --------
Loss before extraordinary items..............      (861)        (916)       (2,200)          (5,074)        (13,162)
Extraordinary item:
  Loss on debt extinguishment................        --           --            --               --           1,423
                                                -------      -------       -------          -------        --------
Net loss.....................................   $  (861)     $  (916)      $(2,200)         $(5,074)       $(14,585)
                                                =======      =======       =======          =======        ========


YEAR 2000 COMPLIANCE

    We have been able to build our internal systems with Year 2000 compliance in mind and to date we have not suffered any disruptions in our systems following December 31, 1999. In addition, to date, we have not been made aware that any of our technology or communications vendors have suffered disruptions in their systems. Failure of our internal computer systems, third-party equipment or software, or systems maintained by our suppliers to operate properly with regard to the Year 2000 could require us to incur significant unanticipated expenses to remedy any problems.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK


    All of our revenue to date has been denominated in United States dollars and is primarily from buyers in the United States. Because we intend to expand our business operations to international markets, a portion of the revenue we derive from international operations may be denominated in foreign currencies. As a result, our operating results could become subject to significant fluctuations based upon changes in the exchange rates of those currencies in relation to the United States dollar. Furthermore, to the extent that we engage in international sales denominated in United States dollars, an increase in the value of the United States dollar relative to foreign currencies could make our services less competitive in international markets. Although currency fluctuations are currently not a material risk to our operating results, we intend to continue to monitor our exposure to currency fluctuations and, when appropriate, use financial hedging to minimize the effect of these fluctuations in the future.


    Our interest income is sensitive to changes in the general level of United States interest rates, particularly since the majority of our investments are in short-term investments. Our notes payable are also interest rate sensitive, since the interest rate charged is based on changes in the prime rate of lending. We believe, however, that we are currently not subject to material interest rate risk.

NEW ACCOUNTING PRONOUNCEMENTS


    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction and, if it is, the type of hedge transaction. We do not expect that the adoption of SFAS No. 133 will have a material impact on its financial statements.

                                    BUSINESS

COMPANY OVERVIEW


    PaperExchange is a leading business-to-business marketplace for the pulp and paper industry that enables buyers and sellers in the pulp and paper industry to transact business on the Internet. Our marketplace includes a real time exchange that enables our members to buy and sell products and services in a secure and neutral environment. We have attracted and registered more than 4,100 corporate members to our marketplace from over 80 countries. To date, our members have completed over 140 transactions representing a total of approximately 9,800 tons of pulp and paper products. We are led by a management team with extensive experience in the pulp and paper industry and in technology.


INDUSTRY BACKGROUND

GROWTH OF BUSINESS-TO-BUSINESS COMMERCE ON THE INTERNET

    The Internet has emerged as the fastest growing communications medium in history and is dramatically changing how businesses and individuals communicate and share information. Initially, the Internet created new opportunities for conducting commerce, primarily through business-to-consumer and person-to-person e-commerce. More recently, the widespread adoption of intranets, the acceptance of the Internet as a business communications platform, and increased and secure bandwidth have created a foundation for business-to-business e-commerce that offers the potential for organizations to streamline complex processes and supply chains, lower costs, and improve productivity. Internet-based business-to-business e-commerce is poised for rapid growth and, according to Forrester Research, is expected to grow from $109 billion in 1999 to $2.7 trillion in 2004, accounting for more than 90% of the dollar value of e-commerce in the United States by 2004. In addition, Forrester estimates that transactions conducted through electronic marketplaces will account for more than half of the total estimated business-to-business e-commerce market by 2004.

    As business-to-business e-commerce continues to grow, industry-specific or "vertical" marketplaces are achieving increasing acceptance. These vertical marketplaces bring together buyers, sellers, and information in open, online marketplaces that automate complex business processes and supply chains. We believe business-to-business e-commerce marketplaces are most likely to be successful in industries characterized by:

    - large numbers of buyers and sellers,

    - a high degree of fragmentation among buyers, sellers or both,

    - inefficient supply chains,

    - significant dependence on information exchange,

    - large transaction volume, and

    - large product selection.

THE PULP AND PAPER INDUSTRY


    The pulp and paper industry represents an estimated $500 billion of sales globally and over an estimated $182 billion in North America. The pulp and paper industry supply chain is comprised of pulp producers, paper producers, converters, brokers, distributors, and other intermediaries and end-users, as illustrated and described below:


                     THE GLOBAL PULP AND PAPER SUPPLY CHAIN

    (Chart indicating the global pulp and paper supply chain.) On the left side is an oval containing the words "Pulp Mills". To the right of the oval is an arrow pointing right towards a second oval. The second oval contains the words "Paper Mills". To the right of the second oval is an arrow pointing right towards a third oval. The third oval contains the phrase "Converters and Finishers". To the right of the third oval is an arrow pointing right towards a fourth oval. The fourth oval contains the words "End Users". A dotted line is drawn downwards from the bottom of the fourth oval and an arrow is drawn at a ninety degree angle from the line pointing left. To the left of the arrow is a fifth oval containing the phrase "Recycled Materials. Underneath the arrow pointing from the first oval to the second oval are two bullet points. The first bullet point is "Integrated pulp". The second bullet point is "Market pulp". Underneath the phrase "Market pulp" is a dashed point which says "Estimated
$26 billion market".


    With a dotted line reconnecting to the oval that says "Pulp Mills'. Underneath the arrow pointing from the second oval to the third oval is one bullet point which says "Estimated $182 billion market." Underneath the arrow pointing from the third oval to the fourth oval is a bullet point which says "Estimated $280 billion market".


    - Pulp mills manufacture pulp from trees and recycled fibre. There are approximately 350 pulp mills in the United States, many of which are owned by or directly integrated with paper mills. Pulp production in these integrated mills is known as integrated pulp and is generally not sold in the open market.


    - Market pulp is produced by non-integrated pulp mills, as well as integrated mills that have excess pulp, and is sold to both paper mills and end users. Market pulp is typically shipped in bulk quantities by container. We estimate the size of the global pulp market to be $26 billion.


    - Paper mills use pulp to manufacture various grades of paper products. These products are typically produced and shipped in large rolls that can weigh several tons each. For example, a paper mill may manufacture a roll of white paper suitable for being converted into multiple types of writing and printing paper.

    - Converters specialize in converting paper produced by mills into finished products such as writing paper, tissue and corrugated boxes. Converters typically sell to intermediaries, retailers and end users. For example, a converter may purchase a roll of paper and manufacture note pads.

    - End users purchase the paper products for their end use, such as an office supply store buying photocopy paper in bulk or a food manufacturer buying corrugated boxes for shipping its food products.

    - Brokers, agents and other intermediaries purchase products at any point in the supply chain and resell down the supply chain. For example, a broker may purchase containerboard suitable for being converted into corrugated boxes and resell it to a converter. Although the concentration of sales through various distribution channels varies by product segment, intermediaries play a significant role in the industry, particularly in connection with sales of products by paper mills to converters.

    - Throughout this supply chain, sellers and buyers must obtain or perform certain fulfillment services to complete transactions, such as logistics and credit approval. Due to the bulk and weight of both raw materials and finished products, freight costs can be a significant expense for buyers and sellers.


    Purchases are made either in the spot market or through longer term negotiated contracts. Intermediaries, brokers and other participants in the industry typically operate on a one-to-one basis, taking advantage of the limited amount of market information available. These sales methods restrict the ability of buyers and sellers to transact business efficiently on a one-to-many or many-to-many basis. As a result, buyers and sellers often have imperfect information on market pricing, supply and demand, which leads to less efficient production and purchasing decisions.


    Industry participants often will occupy several roles in the supply chain. For example, a large box manufacturer may also purchase pulp for its paper mill on an ongoing basis and may purchase boxboard for its converter mill to satisfy excess demand that cannot be met by its internal production.

    There are six principal product segments in the pulp and paper industry, as described below:

-------------------------------------------------------------------------------------------------
                                 PULP AND PAPER PRODUCT SEGMENTS
-------------------------------------------------------------------------------------------------
             PRODUCT GRADE                                     DESCRIPTION
-------------------------------------------------------------------------------------------------
Pulp                                     - Manufactured by combining wood fibre with water and
                                           chemicals
                                         - Used to produce all of the grades of paper described
                                           below and consumer goods such as diapers
-------------------------------------------------------------------------------------------------
Recovered Fibre                          - Recycled newspaper, office waste and corrugated boxes
                                         - Used as a supplement or as an alternative to virgin
                                           pulp
-------------------------------------------------------------------------------------------------
Printing and Writing                     - Paper in various grades for home and office use as
                                         well as printed communications including brochures,
                                           photocopies, magazines and catalogs
-------------------------------------------------------------------------------------------------
Newsprint                                - Paper used for producing newspapers and other short
                                           shelf life publications
-------------------------------------------------------------------------------------------------
Towel and Tissue                         - Products for home and commercial sanitary use
-------------------------------------------------------------------------------------------------
Containerboard/Boxboard                  - Corrugated and folding carton packaging materials in
                                           numerous grades used for all types of packaging
                                           products
-------------------------------------------------------------------------------------------------

LIMITATIONS OF TRADITIONAL MARKETING AND PROCUREMENT METHODS IN THE PULP AND
  PAPER INDUSTRY


    Traditional marketing and procurement methods in the pulp and paper industry are inefficient, costly, and time consuming for both sellers and buyers. The typical connection between a buyer and a seller occurs through a match-making process dependent on personal relationships and one-to-one dialogues through phone calls, faxes and phone messages. The effectiveness of these procurement methods depends on the availability and reach of the selling and buying personnel and often includes a third party intermediary such as a broker, merchant or distributor. This third party intermediary charges a commission and often increases the price with a mark-up based on market conditions and the ability to leverage the limited information available in the industry. The result can be significant costs for limited value added. The current pulp and paper market environment is characterized by the following limitations:



    FRAGMENTATION OF SUPPLIERS AND BUYERS. The pulp and paper industry is extremely fragmented, with approximately 2,000 producer mills and approximately 300,000 converting and printing plants worldwide. The large number of producers and the unavailability of relevant pricing information make it cumbersome for buyers to determine which sellers are offering the products and prices that most closely match the needs of buyers. In addition the large number of buyers of pulp and paper products make it difficult for sellers to locate potential customers and provide them with relevant product and pricing information.


    LIMITED MARKET INFORMATION. Industry fragmentation, the role of intermediaries in the supply chain and the lack of an active futures market has limited the information available to industry participants. The absence of widely available pricing and other market information has resulted in pulp and paper products often being offered and sold with significant pricing disparities within similar grades, despite limited product differentiation and low brand loyalty. In addition, producers have operated with a limited ability to discern future market demand which has resulted in inefficient production processes.

    SIGNIFICANT CAPITAL COMMITMENTS WHICH DRIVE OVERPRODUCTION. The pulp and paper industry is characterized by significant capital requirements with new paper mills, new paper machines and equipment upgrades often costing hundreds of millions of dollars. However, capital available for the industry has been limited, due to a relatively poor historical return on invested capital. In these circumstances, manufacturers face constant pressure to maximize asset utilization and return on capital employed. Also, shutting down and restarting a paper machine when it is running can cost millions of dollars. As a result, producers often will overproduce products when production is running well, even when the producer does not have present demand for its products. This production to inventory rather than production to demand is one of the principal causes of excess inventories, market oversupply, and price volatility in the industry. According to Fortune Magazine, the forest and paper products industry ranked second to last in return on equity out of 38 different industries surveyed for 1998.

    INEFFICIENT PRODUCTION PROCESSES. Paper machines are typically built to produce a standard width sheet of paper. If the type of products demanded do not match this standard width, a portion of the paper produced will be excess structural trim. The manufacturer must either find a market for this excess structural trim or recycle it back into pulp. In addition, some produced material does not meet the required specifications for its intended use, resulting in non-prime product for which there is a more limited market demand and which consequently is often sold through more costly sales methods. For producers, the costs of these sales methods can absorb any profit margin, and these sales are often made to brokers and other intermediaries that add their own mark-ups.

    POOR TECHNOLOGY ADOPTION. Because of the huge capital requirements for producers of pulp and paper and the associated significant maintenance costs, there is little capital available for internal investments in information technology, including e-commerce solutions. Many producers are burdened with outdated or poorly integrated business and manufacturing systems. Given the recent trend in industry consolidation, these problems are exacerbated by the many different systems inherited by companies through mergers and acquisitions.

    GLOBAL MARKET LIMITATIONS. The fragmented and inefficient state of the pulp and paper industry in North America also exists at a global level. In international markets, buyers and suppliers encounter difficulty in obtaining reliable, timely information about product, pricing, supply, and demand across regions and national borders.

OPPORTUNITY FOR A BUSINESS-TO-BUSINESS E-COMMERCE SOLUTION IN THE PULP AND PAPER INDUSTRY

    The supply chain complexities and fragmentation of the pulp and paper industry create the opportunity for a business-to-business e-commerce marketplace that streamlines procurement methods, improves industry participants' sales and marketing channels, improves access to information, and reduces inefficiencies across the supply chain. Specifically, buyers would benefit from a solution that provides direct access to broader supply sources for all their pulp and paper needs, reduces procurement costs, and reduces intermediary transaction costs and markups. Sellers would benefit from a solution that provides direct access to broader markets for their products, reduces transaction and selling costs, improves operating efficiencies, and reduces working capital costs through better inventory and receivables management. Both buyers and sellers would benefit from a solution that facilitates more rational decisions from better and more timely market information.

THE PAPEREXCHANGE SOLUTION

    Our solution is a vertically-focused electronic marketplace that enables our members to list offers to sell or requests to purchase products and services in a secure and neutral environment and allows more efficient access to a larger number of industry participants. We have developed proprietary technology that enables our members to review products offered online, negotiate pricing, and consummate transactions on our exchange. We also offer several fulfillment services, including logistics, credit clearing for qualified buyers, and quality inspection, as well as industry specific content.

BENEFITS TO SELLERS

    BROADER MARKET ACCESS. Our marketplace allows sellers to market and distribute products through a single forum that is capable of reaching a large universe of buyers. Because of the highly fragmented nature of the industry and the lack of valuable market information, sellers have typically reached only a limited portion of the possible buyers for their products. In addition, our technology allows sellers to customize their offers to this broader market in a manner that helps them preserve existing business relationships and distribution channels.


    REDUCED COSTS. We enable sellers to negotiate and conduct transactions directly with buyers, thus lowering overall transaction costs. This process may reduce a seller's reliance on traditional, more expensive distribution channels and sales and marketing efforts. Sellers are also able to list non-prime products for sale through our marketplace, allowing them an efficient means to sell these products. In addition, because we act as principal in most transactions, sellers effectively deal with only one customer in our marketplace and do not bear the administrative costs associated with credit checks for multiple customers.


    PRODUCTION TO ORDER RATHER THAN TO INVENTORY. Our marketplace enables producers to actively pre-sell machine time and respond to requests for quotations from prospective buyers. By producing to order rather than to inventory, sellers can improve machine productivity and reduce raw material waste and excess trim. These operating efficiencies can enable producers to improve working capital and reduce cost of goods sold.

    ACCESS TO INTERNET SOLUTIONS. Sellers are able to access our marketplace through an Internet connection and a standard web browser. Our sophisticated transaction software designed specifically for the pulp and paper industry requires minimal set-up costs and reduces the need for sellers to develop their own Internet e-commerce solution. We believe that equivalent technology tailored for this industry is not commercially available.

    FULFILLMENT SERVICES. Our fulfillment services enable sellers to close transactions efficiently with a large universe of buyers, especially buyers with whom they have not previously done business. By offering a full line of competitively priced logistics solutions, we provide efficient access to potential new buyers, new channels of distribution and new geographic markets. In addition, our credit clearing and payment processing services enable sellers to market products efficiently to a larger group of buyers without increased administrative costs or credit risk to the seller.

BENEFITS TO BUYERS

    BETTER ACCESS TO SUPPLY. Our marketplace provides buyers with access to suppliers and products across multiple product categories on a global basis. Buyers typically purchase products through long term replenishment contracts and spot purchases in the market. Our marketplace enables buyers to contract with a much larger universe of sellers. In addition, buyers will make more efficient spot purchases because of the broad range of sellers offering products through our marketplace.


    REDUCED COSTS. We enable buyers to access sellers directly, thereby reducing transaction fees and intermediary markups. In addition, use of our marketplace can simplify transactions and reduce administrative costs because buyers are able to consolidate invoices and replace existing paper based functions. In addition, because certain buyers undergo a single credit approval process, multiple credit checks are no longer necessary.


    FULFILLMENT SERVICES. Our logistics, credit approval and other fulfillment services enable buyers to close transactions efficiently with a large universe of sellers. Our marketplace eliminates the current administrative burden and expense of credit approving significant numbers of additional buyers, and the costs associated with developing and obtaining logistics services for new geographic regions. As a result, buyers can gain access to sellers with whom they previously may not have been able to transact business.

    In addition, we currently provide all members with industry-specific content, including news, feature articles, case studies and interviews provided by VerticalNet and its PulpandPaperOnline web-site. We also offer real time stock quotes and industry news provided by News Alert, an online news service. Through the calendar of events and bulletin board sections, users may both post events and receive up-to-date information on upcoming industry expositions and conferences. We believe that this content attracts industry participants, drives increased membership, and encourages repeat business.

THE PAPEREXCHANGE STRATEGY

    We seek to be the leading provider of business-to-business e-commerce solutions for the pulp and paper industry. Our strategy includes the following key elements:

    CAPITALIZE ON FIRST MOVER ADVANTAGE. We plan to capitalize upon our position as the first company to offer an Internet-based e-commerce solution across all product categories within the pulp and paper industry. We intend to gain market share aggressively by continuing to expand the selection of pulp and paper products, services, and related content offered through our marketplace. We plan to leverage our strategic relationships with several industry-leading participants, including International Paper, Asia Pulp & Paper, and Staples. We are continuing to pursue other key strategic alliances around the world thereby increasing our market share while maintaining our position as a neutral marketplace for the industry.

    As we add more suppliers and purchasers to our marketplace, we believe they will increasingly view our marketplace as the primary point of contact among a broad array of sellers and buyers within the pulp and paper industry. We believe this growth cycle creates a network effect, where the value to each member in the network increases with the addition of each new member, increasing the overall value of our marketplace. We also believe that once members become integrated into our e-commerce solution, its ongoing benefits and the costs of switching to alternative marketplaces will encourage them to continue to use our marketplace.

    ACCELERATE USER ADOPTION. We will continue to concentrate our efforts on attracting new participants to our marketplace through a targeted sales and marketing effort. Our sales strategy focuses on educating industry participants on the benefits of the marketplace as well as actively recruiting new buyers and seller to enroll as members. Our marketing and branding campaign will include event sponsorships, advertising in trade publications and participation in trade shows and industry conferences. In addition, we will continue to drive user adoption and awareness of the marketplace by leveraging the relationships, reputation and expertise of members of our management team. We believe that these focused efforts will continue to lead to increased use of our marketplace offerings and services.

    ENHANCE PLATFORM SOLUTION. We intend to continue to enhance our e-commerce solution. These enhancements will be designed to support large-scale growth over time, allowing us to be responsive to market conditions and provide superior performance for our members. Additional tools and features may also be developed, such as My MarketProfiler, which improve the transacting experience of marketplace participants. In addition, we intend to enhance our platform so that it can be integrated with our members' existing information systems in a seamless manner. We also intend to offer participants the ability to transact using a variety of pricing models, including the exchange, catalog sales, branded storefronts and both forward and reverse auctions.

    DEVELOP STRATEGIC RELATIONSHIPS. We intend to continue to develop strategic relationships to build our marketplace. These strategic relationships may include alliances with new buyers and sellers to increase the number and size of transactions on our marketplace, as well as alliances that establish links with other business-to-business e-commerce providers in the industry.

    EXPAND INTERNATIONALLY. We believe the global reach of many of our members, the worldwide demand for pulp and paper products, and the international scope of the Internet present opportunities to expand our marketplace globally. We recently opened an office in London and have plans to expand into continental Europe, Asia and Latin America. We plan to leverage our technology, logistics services, industry expertise, and existing strategic relationships to expand the reach of our marketplace to these new geographic markets.

THE PAPEREXCHANGE MARKETPLACE


    Our marketplace currently includes our exchange, which enables sellers and buyers to negotiate pricing and transact with one another in a secure, neutral and customizeable environment. Both buyers and sellers access the marketplace using standard Internet connections and browsers. We also provide fulfillment services that help our members take full advantage of the opportunities available in our marketplace and rich industry-specific content that encourages buyers and sellers to visit our marketplace on an ongoing basis.


TRADING FLOOR EXCHANGE


    Our marketplace is open to buyers and sellers who become members. In order to gain access to our marketplace, a prospective member fills out a registration application that includes background information on the prospective member and the member's organization. If the prospective member is from an organization that has not previously registered, we perform a limited review before trading rights are granted to confirm that the prospective member is a buyer or seller of pulp and paper products. If the review is satisfactory, we activate the member with trading rights.

In addition, prospective members wishing to obtain credit approval in connection with purchases in our marketplace undergo a credit review.


    Sellers post prime and non-prime product, excess inventory and future machine time on our marketplace. Sellers must designate the quality of their product and list core product attributes. With respect to pricing of a product, sellers either provide an offer price at the time of listing or allow potential buyers to begin the bidding. Buyers can search for listings by product category or by using specific criteria. Buyers can also list current and future demand in the form of "requests to purchase". Members are notified via e-mail of bids on their listings and then can reply by "accepting" the bid price or making a counterproposal to one party or multiple parties. Neither buyers nor sellers are provided with the identity of the other party until the transaction has been consummated, though a credit approved buyer is designated with an icon. After a transaction has been consummated on the site, the buyer and seller receive confirmation by e-mail of their transaction and are given instructions on the next action items.

    In most transactions on our marketplace we act as principal. Where we act as principal, we buy products from suppliers and resell them to buyers, taking responsibility for invoicing, collecting payments from customers, ensuring that the shipment reaches customers, and processing sales returns.

    For transactions where we act as agent, if the parties have agreed on price we notify them by e-mail and they are responsible for the negotiation of terms and conditions. For all transactions, once the seller ships the products it notifies us and we invoice the seller for a commission based on the dollar volume of the order shipped.

"MY MARKETPROFILER"

    The My MarketProfiler feature helps members to preserve existing business relationships and distribution channels and to market new products. Our members can customize their use of our marketplace by defining their specifications, including geography, type of paper, producer and price on a transaction-by-transaction basis. Through this feature, sellers may elect to target their product offerings to a broad marketplace or to block certain buyers from viewing their product offerings. Similarly, buyers can elect to view all product offerings or to exclude product offerings from selected sellers. We believe that this tool is a significant factor in influencing sellers to try our marketplace without fear of disrupting their existing business. We have additional tools that enable members to create customizeable environments including My PaperExchange, which acts as the control center for individual users, and My ProductProfiler, which is a series of customizable templates providing members with a means of standardizing repetitive tasks to save time.

FULFILLMENT SERVICES

    We offer our members several key fulfillment services that significantly increase transaction efficiency and reduce transaction risk.


        CREDIT APPROVAL AND PAYMENT PROCESSING. In transactions in which we act as principal, buyers must become credit approved, pay in advance, or post a letter of credit. Members seeking credit approval must complete a credit application. Our credit clearing service evaluates the credit of a buyer using third-party credit facilities and ratings. This credit verification feature enables buyers to position themselves more favorably in the bidding process by allowing sellers to know that a particular buyer with a "Credit Approved" icon has open credit on our marketplace. For all credit approved transactions, we assume the risk that the buyer will not make payments. We reduce our credit exposure arising from credit-approved transactions through credit insurance with a third party insurance company. We currently do not charge our members a fee for this service.

        We expect to continue to act as principal in substantially all of the transactions conducted through our marketplace. By establishing a credit-approved relationship with us, members can expand trading relationships with our growing membership base without continually undergoing credit checks with individual buyers.


        LOGISTICS SERVICES. We provide domestic logistics services to members through our exclusive relationship with C.H. Robinson, one of the largest third party logistics providers in North America. C.H. Robinson will provide to participants in our marketplace real time estimates, real time transactable quotes, tracking capabilities and online access to shipping documentation.


        Our fulfillment services may enable buyers and sellers to reduce their logistics costs because of our access to competitive freight rates, and may permit them to sell efficiently through new channels and in new geographic markets. We permit our members to access our logistics services even if not related to a transaction through our exchange. For example, some members could use our services to move products internally from one plant to another. We may in the future charge a fee for utilizing our logistics services.

        QUALITY ASSURANCE PROGRAMS. We have developed a relationship with SGS Societe Generale de Surveillance SA, a world leader in inspection, testing and verification. SGS currently acts as the independent third party in disputes between our members regarding product quality, basing its decisions on inspection and lab testing reports. We are expanding our relationship with SGS to include a program whereby SGS will provide our members with quality and inspection services online. We believe that these services will facilitate increased transaction volume because buyers can be assured that the products being purchased come from a company with the ability to meet specifications.

FUTURE SERVICE OFFERINGS


    We plan to expand our value-added services, which should provide additional revenue and profit opportunities. We intend to provide additional transaction capabilities that will facilitate sales through branded and unbranded online catalogs and auctions. In addition, we intend to enable producers to operate branded storefronts offering their branded products through our marketplace. These branded storefronts will be accessible directly or from the host company's web site. We will incorporate each of these pricing models within each of the product segments on our marketplace.


    We also intend to leverage the data we collect to offer new and value added information-based products. Access to this information will allow our customers, for example, to evaluate historical and current pricing situations in a given market for a given product. We intend to make this information available to our members on a subscription basis with additional analytical reporting on a premium subscription basis.

CONTENT AND COMMUNITY

    Our marketplace features a broad range of industry specific information, including feature articles, case studies and interviews provided through our relationship with VerticalNet and its PulpandPaperOnline.com web-site. We also offer real time stock quotes and industry news provided by News Alert. Through the calendar of events and bulletin board sections, members may both post events and receive up-to-date information on upcoming industry expositions and conferences. We also offer a career center that allows members to post and explore job opportunities in the pulp and paper industry.

STRATEGIC AGREEMENTS


    INTERNATIONAL PAPER COMPANY. In February 2000, we entered into a strategic agreement with International Paper Company, the world's largest paper and forest products company. Under the terms of this agreement, International Paper will use good faith reasonable efforts to list prime paper products at specified monthly target volume levels and to increase these levels when commercially practicable. The term of this agreement expires on January 31, 2002 unless earlier terminated, including the right of International Paper to terminate upon 30 days written notice if it makes a good faith determination that the services provided by our website are not meeting International Paper's business needs. In addition, we have also agreed with International Paper to work together to link, at a specific facility or production unit, International Paper's internal information technology systems to our systems in order to facilitate Internet-based transactions through our marketplace. International Paper has agreed to promote our working relationship internally; however, our agreement is mutually non-exclusive. International Paper has invested in our common stock, which we believe gives International Paper an additional incentive to use our marketplace. We believe that International Paper's investment does not affect our mission to serve as a neutral marketplace for the entire industry. International Paper announced in March 2000 that it intends to co-develop with Georgia-Pacific and Weyerhaeuser a global business-to-business marketplace to enable buying and selling of paper and forest products on-line. As part of this announcement International Paper also announced that its relationship with us will remain part of International Paper's e-commerce strategy. However, there can be no assurances that this proposed marketplace, if successfully developed, will not have a material adverse effect on our relationship with International Paper. See "Competition in our Industry" below.



    ASIA PULP & PAPER LTD. In February 2000, we entered into a supply agreement with Asia Pulp & Paper, a leading supplier of pulp and paper products in Asia. Under the terms of this agreement, Asia Pulp & Paper has agreed to use reasonable commercial efforts to list at specified target volume levels its products for sale through our marketplace. Asia Pulp & Paper has also agreed to list a portion of its market pulp purchase requirements in our marketplace during the term of our agreement. The initial term of our agreement will expire in February 2001, subject to early termination by either party without cause upon 30 days prior written notice. Our agreement with Asia Pulp & Paper is mutually non-exclusive. Asia Pulp & Paper has invested in our common stock through a wholly-owned subsidiary, which we believe gives Asia Pulp & Paper an additional incentive to use our marketplace. We believe that Asia Pulp & Paper's investment does not affect our mission to serve as a neutral marketplace for the entire industry.



    BOWATER INCORPORATED. In April 2000, we entered into a listing and strategic alliance agreement with Bowater, one of the world's top newsprint producers. Under this agreement, Bowater will use commercially reasonably efforts to list for sale on our marketplace certain specified target volumes of first quality newsprint and to list requests for purchase for wastepaper. Bowater has agreed that for two years our marketplace will be Bowater's exclusive third-party provider of e-commerce services for the sale of newsprint. The parties have further agreed in principle to develop an integration project which would link Bowater's internal information technology system for a specific facility or production unit to our marketplace in order to facilitate transactions occurring in our marketplace. The agreement is for an initial term of two years with automatic one year renewal periods, unless either party gives 30 days prior written notice, and is subject to termination by Bowater on 30 days prior written notice if in its good faith judgment the services provided by our marketplace are not meeting Bowater's business needs. Bowater has made an investment in our common stock, which we believe gives Bowater an additional incentive to use our marketplace. We believe that Bowater's investment does not affect our mission to serve as a neutral marketplace for the entire industry.

    STAPLES, INC. In March 2000, we entered into a listing agreement with Staples, Inc., a nationwide chain of retail stores that sells office supplies, including cut sheet paper. Under the terms of this agreement, Staples has agreed to use commercially reasonable efforts to list "offers to purchase" for a portion of its requirements for cut sheet paper and paper stock for advertising and catalogues, and has agreed to buy on our marketplace a certain tonnage of paper product, to the extent available, during the initial term of the agreement. The initial term of our agreement will expire in March 2002, with automatic one-year renewal periods, and is subject to termination after the initial term by either party upon 30 days prior written notice. Our agreement with Staples is mutually non-exclusive. Staples has made an investment in our common stock, which we believe gives Staples an additional incentive to use our marketplace. We believe that Staples' investment does not affect our mission to serve as a neutral marketplace for the entire industry.


    C.H. ROBINSON WORLDWIDE, INC. In January 2000, we entered into an alliance agreement on an exclusive basis with C.H. Robinson Worldwide, Inc., one of the largest third-party logistics providers in North America. Under the terms of our agreement, C.H. Robinson will provide to members of our marketplace real time price estimates, real time transactable quotes, tracking capabilities and online access to shipping documentation. Real time transactable quotes are delivered on a point-to-point basis, from any postal code to any postal code in the United States and Canada. During the term of this agreement and for a period of two years following the expiration or termination of this agreement, C.H. Robinson has agreed that it will not enter into a strategic partnership or integrate electronically with or offer its logistics services to any other entity offering or performing similar Internet exchange, auction or reverse auction services for the sale, purchase or exchange of pulp, paper and paper packaging products. This exclusivity provision does not prohibit C.H. Robinson from offering and providing logistics services directly to customers. In return, during the term of the agreement, unless either the buyer or seller in a particular transaction want to use a particular carrier, we will generally use C.H. Robinson for all shipments originating and ending in the United States or Canada, unless certain circumstances arise. The initial term of this agreement will expire in June 2001 and will automatically renew for successive 12 month terms unless either party receives 30 day prior written notice that the other party does not wish to renew the agreement for an additional term. Either party may terminate the agreement for breach of any material obligation which remains uncured for 30 days. We believe that our exclusive right to offer these logistic services within the pulp and paper Internet exchange and auction industry will create significant incentives to purchase and sell pulp and paper products through our marketplace and is a key competitive advantage.



    IMPRESSE CORPORATION. In February 2000, we entered into an alliance agreement with Impresse Corporation, a leading provider of business-to-business e-commerce solutions for the creation and procurement of commercially printed materials. Under the terms of this agreement, the parties will integrate their web sites to allow Impresse customers to buy paper in our marketplace, to submit requests for quotes in the marketplace and to complete transactions in our marketplace. Impresse agreed it will promote our marketplace to its customers who buy and distribute paper products and will list our marketplace as the primary option for paper procurement on its website. Our agreement with Impresse provides for a revenue sharing arrangement under which we will pay Impresse a portion of the revenues generated on our marketplace by Impresse-sourced customers. This agreement also provides for content sharing. Subject to the arrangements described above, our agreement is mutually non-exclusive. The initial term of this agreement will expire in August 2001 and will automatically renew for successive 12 month terms unless either party receives 30 day prior written notice that the other party does not wish to renew the agreement for an additional term. Either party may terminate the agreement for breach of any material obligation which remains uncured for 30 days.

    VERTICALNET, INC. In September 1999, we entered into an agreement with VerticalNet, Inc., an Internet leader in business-to-business vertical communities of commerce. This alliance includes rights to VerticalNet's proprietary pulp and paper related content, as well as a jointly developed career center for industry participants. During the term of this agreement and for four years following the termination of this agreement, VerticalNet has agreed that it will not compete against us as an e-commerce marketplace for pulp and paper. In return for its agreements, we paid VerticalNet a one-time fee and agreed that if we achieve a specified revenue level we will pay VerticalNet a small portion of the margin realized on transactions. The initial term of this agreement will expire in September 2003, and will automatically renew for successive 12 month terms unless either party receives 30 day prior written notice that the other party does not wish to renew the agreement for an additional term. Either party may terminate the agreement upon written notice in the event of a material breach.



    NOOSH, INC. In March 2000, we entered into an integration and marketing agreement with Noosh Inc., a leading provider of business-to-business commerce solutions for the printing industry. Under this agreement, the parties will use reasonable commercial efforts to integrate their Web sites, the goal of which is to give the current users of the Noosh service the ability to procure and manage paper requisitions using our marketplace and give our current users the ability to access the resources of Noosh. The parties also agreed to promote each others service to their customers. PaperExchange will pay to Noosh fees based upon the dollar volume of transactions occuring on our marketplace that are generated through Noosh's service. The agreement is non-exclusive after June 2000 and Noosh may terminate the agreement on and after August 1, 2000 if certain development schedules and specifications have not been agreed upon. The initial term of the agreement is for 18 months with automatic one-year renewal periods, unless either party gives 90 days prior written notice. Either party may terminate the agreement for a material breach by the other that remains uncured for 30 days, upon a change of control of the other party, or upon the rejection by Noosh of certain resubmitted deliverables.


OUR MEMBERS


    Our members are associated with every type of participant in the pulp and paper industry and are located all over the world. As of April 12, 2000, we had approximately 4,100 registered corporate members, including the 10 largest paper producing companies in the world. As of April 12, 2000, we had approximately 250 corporate members who listed a request to purchase or sell, or bid on a listed request to purchase or sell, product within the last year. During the first fiscal quarter of 2000, Staples accounted for over 82% of our revenues and 89% of our accounts receivable balance as of March 31, 2000. We have a listing agreement with Staples, as described above, which became effective as of April 1, 2000. If we lost a significant number of members who have completed transactions on our marketplace, or if Staples failed to continuing purchasing paper and paper products on our marketplace, and we did not replace those members or Staples with new, active members, we would experience a decline in revenues.


SALES, MARKETING AND SUPPORT

    We market our products and services through various coordinated sales and marketing initiatives. These activities include a field sales force, customer support, Internet marketing programs and traditional marketing methods. We target our marketing efforts primarily on buyers and sellers of bulk quantities of pulp and paper products throughout the world.


    We currently employ 20 sales professionals. Collectively, these employees have significant expertise with markets, customers and products in all areas of the pulp and paper industry and have an average of 12 years of industry experience. The sales force is organized according to defined product segments such as printing and office supplies, containerboard, and packaging and pulp. These segments are further divided into the geographic areas of North America, Europe, Asia and Latin America. The goal of our sales team is to educate buyers and sellers on the functionality and merits of our electronic marketplace, drive industry participants to enroll as members and encourage members to initiate offers to buy or sell that will ultimately lead to completed transactions.


    Our customer service department supports existing members, potential customers and our field sales representatives. This inbound sales support function is available to process needs, questions and issues that arise from members using the products and services offered through our marketplace. We currently have eight employees in this department.

    We also leverage a variety of marketing channels to build further awareness of our PaperExchange marketplace in the pulp and paper industry. These channels include direct marketing, trade shows, seminars, online communications, and trade publication advertising and articles.

OUR TECHNOLOGY

    Our marketplace can be accessed with a standard Internet connection and browser. The architecture has been designed to be highly scalable to accommodate our expected growth in transactions and other offerings.

    The four principal layers of the PaperExchange architecture are:

    PRESENTATION AND COMMUNICATION LAYER. This layer is responsible for rendering content and transmitting it to users' browsers based on standard Internet protocols. Our web architecture provides standard inter-enterprise communication capability and security functions. Our web technology is built with commercially available tools that allow us to provide customer specific storefronts while maintaining a consistent set of back end processes and data.

    APPLICATION LAYER. Our application layer houses the majority of our custom developed business processes. These processes include our trading floor exchange service and our customizable market and product profilers.

    DATABASE LAYER. Our database layer, built on a Microsoft SQL Server V7.0, contains a number of critical components, including:

    - Product data architecture--the data representation of all grades of pulp and paper is defined and stored in the PaperExchange database. It is this ability to accurately define and then transact in all the different grades of pulp and paper products that provides industry participants a customized trading solution.

    - Transaction repository--We capture all actual transaction data in our database. Our ability to provide real price data for actual transactions across all grades of pulp and paper should provide the industry the ability to understand actual price movements over time.


    INTEGRATION LAYER. Our integration layer, which is currently under development, will be composed of industry standard XML schema to facilitate simple and cost effective communication with our customers. In addition, our integration layer will be composed of the key Application Programming Interfaces to and from the PaperExchange applications to allow our customers to write interfaces into their legacy systems. This integration layer is composed of a number of components, the work for which is scheduled to occur in several phases. The first phase is scheduled for completion in late June 2000 and will include a number of customer pilots, and the integration layer will continue to evolve with our products and in response to our customer needs.

    We currently host our web site from Exodus in Waltham, Massachusetts, which provides 24-hour systems support and connectivity to major Internet backbones and provides bandwidth via redundant high-speed connections. Our backup location is US Data Centers which is in Marlboro, Massachusetts.

    Our web site has been designed to provide multiple levels of security. We safeguard the confidentiality of our customers' information through the use of firewalls, digital certificates, and extensive authentication procedures. By incorporating transaction security using Secure Sockets Layer (SSL) technology, we maintain an environment where privacy and confidentiality are of paramount importance. Also, in order to execute any transaction, password verification is necessary. In addition to maintaining the confidentiality of information between organizations, the primary user/administrator in an organization may set security/access levels for employees and others by clicking on our Security in My Organization feature.


    From our inception in April of 1998 through March 31, 2000 we have spent approximately $7.1 million in technology costs relating to the development and maintenance of our web site and other activities associated with conducting our Internet-based marketplace.


PROPRIETARY RIGHTS AND LICENSING


    Our success and ability to compete depend on our ability to develop and maintain the proprietary aspects of our technology. We rely on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect the proprietary aspects of our technology. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. Finally, we seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code.


    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, and to determine the validity and scope of the proprietary rights of others. Any resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our operating results.

    Our success and ability to compete are also dependent on our ability to operate without infringing upon the proprietary rights of others. In the event of a successful claim of infringement against us and our failure or inability to license the infringed technology, our business and operating results would be significantly harmed.


    We currently have applied for the registration of the trademark "PAPEREXCHANGE" in the United States, Brazil, Canada, the European Union, Indonesia, Korea and Mexico. Once the trademark is issued in these various countries, its expected duration in each country will vary according to the laws that govern registration duration in that particular country. In the U.S., the duration of this trademark is expected to be at least ten years and this period could be extended indefinitely if the trademark continues to be used. As with our other intellectual property, we regard our trademark as critical to our success.


COMPETITION IN OUR INDUSTRY


    The market for business-to-business e-commerce and Internet ordering and purchasing is new and rapidly evolving, and competition is intense and expected to increase significantly in the future. The principal competitive factors that affect our business are the strength and breadth of existing partnerships and alliances, the ability to offer a comprehensive e-commerce solution, and the development and maintenance of brand loyalty within the pulp and paper industry. In addition, we expect additional competition from other established and emerging companies as the market continues to grow and expand. Although we believe that our solution competes favorably, business-to-business e-commerce in the pulp and paper industry is new.



    We may not be able to maintain our competitive position against current and potential competitors, especially those with greater financial and other resources. We face current and potential competition from:



    - large paper producers that may develop sites to trade pulp and paper products, either individually or as part of an industry consortium,


    - traditional off-line suppliers and distributors of pulp and paper products,

    - other Internet start-up exchange and e-commerce companies,

    - software and consulting companies, and

    - companies offering pulp and paper futures products.


    For example, International Paper, Georgia Pacific and Weyerhauser announced in March 2000 that they intend to develop a global business-to-business marketplace to enable buying and selling of paper and forest products on-line. In addition, emerging enterprise software companies, such as Ariba, Inc. and Commerce One, Inc., offer purchasing solutions that could be customized to link to suppliers of pulp and paper products. Additionally, traditional enterprise software companies, such as Oracle, SAP and IBM, could in the future develop and offer a competitive purchasing solution that our customers could customize to link to their suppliers. Accordingly, it is possible that new companies may emerge and develop a solution for the pulp and paper industry that competes with ours.


GOVERNMENT REGULATIONS

    We are unaware of any current investigations, inquiries, citations, fines, or allegations of violations or noncompliance pending by government agencies or by third parties against us. It is possible that there may be investigations or allegations we are not aware of or future investigations or allegations. We are currently reviewing applicable requirements with regard to past, present and continuing compliance. The risk that any noncompliance may be discovered in the future is currently unknown. Although any potential impact on us for noncompliance cannot currently be established, it could result in significant civil or criminal penalties, including monetary fines and injunctions, for noncompliance and negative publicity, and have a material adverse impact on our business, revenues, results of operations and financial condition.

    Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted or interpreted in the United States and abroad with particular applicability to the Internet. It is also possible in addition to the above-listed examples of existing laws and regulations, as well as new tax laws and regulations, that new laws and regulations may be adopted or interpreted by the United States and foreign governments, to address the sale and distribution of pulp and paper products utilizing the Internet. In addition, it is possible that governments will enact legislation that may be applicable to us in areas such as content, product distribution, network security, encryption and the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and re-transmission activities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation, personal privacy, product liability and environmental protection, as well as the necessity for governmental permits, labeling, certifications and the need to supply information to relevant parties, is uncertain. Most of these laws were adopted before the widespread use and commercialization of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Any export or import restrictions, new legislation or regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase our cost of doing business or increase our legal exposure. Any of these factors could have a negative effect on our business, revenues, results of operations and financial condition.

EMPLOYEES


    As of March 31, 2000, we had 84 full-time employees, including 33 in technology, 31 in sales and marketing, 5 in business development and 15 in general and administrative functions. We also employ independent contractors to support our engineering, marketing, sales and support, and administrative organizations. None of our employees is represented by a collective bargaining agreement, and we believe that we have good relations with our employees.


FACILITIES


    We are in the process of relocating our executive, administrative and operating offices to a new facility in approximately 25,000 square feet of office space located in Boston, Massachusetts under a lease expiring in July 2005. We are currently using temporary space in that facility while renovations are being made to our new leased space. We also maintain sales offices in London and North Carolina. We may add additional offices in the United States and other countries.


LEGAL PROCEEDINGS

    We are not currently involved in any material legal proceedings.

CORPORATE HISTORY

    We were originally organized in 1998 as a Delaware limited liability company under the name "PaperExchange.com, LLC". In February 2000 we converted our form of organization to a Delaware corporation under the name
"PaperExchange.com, Inc." In connection with this conversion, each then outstanding membership and economic interest was exchanged for one share of our common stock, and each outstanding option, warrant or other right to acquire a membership or economic interest was substituted in full with an option, warrant or other right to acquire one share of our common stock.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


    Set forth below is information regarding the directors and executive officers of PaperExchange as of April 1, 2000.



NAME                                       AGE      POSITION(S)
----                                     --------   -----------
Kent Dolby.............................     48      President, Chief Executive Officer and
                                                    Director

Robert Brenner.........................     42      Executive Vice President of Product
                                                    Development

Jonathan Bloom.........................     53      Vice President of Corporate Development

Carl Katzeff...........................     47      Chief Technology Officer

Rod Parsley............................     33      Vice President of Business Development

Michael Gozon..........................     36      Vice President of Sales, North America

Duane DeSisto..........................     45      Chief Financial Officer and Secretary

Robert K. Kraft(1).....................     58      Director and Chairman of the Board

Walter Buckley(1)......................     40      Director

Gregory W. Haskell(2)..................     43      Director

Jonathan A. Kraft(2)...................     36      Director

Nathan Leight..........................     41      Director

Roger Warren Stone(2)..................     65      Director

David Wetherell(1).....................     45      Director


---------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    KENT DOLBY has served as President, Chief Executive Officer and a director since December 1999. Prior to joining our company, Mr. Dolby had been with Andersen Consulting for 26 years, where he served as the global managing partner of Andersen's Global Natural Resources practice, which included forest products, metals and mining clients. During Mr. Dolby's 16 years as a partner at Andersen he led the development of business-to-business e-commerce capabilities within Andersen's $700 million Energy and Natural Resources practices, and directed multiple strategic engagements and implementations for industrial clients in the fields of distribution, manufacturing and technology. Mr. Dolby also had responsibility for the Asia Pacific practice for natural resources and utilities and previously headed the Americas Chemical practice. In addition, Mr. Dolby was a member of the Resources Executive Committee. Mr. Dolby received a BS degree in Industrial Engineering & Operations Research (IE&OR) and an MBA from Cornell University.

    ROBERT BRENNER has served as Executive Vice President of Product Development since January 2000. Mr. Brenner joined PaperExchange from Andersen Consulting where he was employed for 13 years, including two years as an associate partner. During his time with Andersen, Mr. Brenner concentrated on the planning, design, and implementation of enterprise level order management, production, and financial systems. He also implemented several large-scale technology solutions in the forest products industry. Mr. Brenner received a BS degree in Business/ Economics and Accounting from Linfield College and an MBA from Oregon State University.

    JONATHAN O. BLOOM joined PaperExchange.com in April of 2000 as Vice President of Corporate Development, bringing over twenty years of paper industry experience to our company. Prior to PaperExchange.com, Mr. Bloom spent seven years at xpedx, formerly known as the ResourceNet International group of International Paper, an operating division of International Paper that does marketing and distribution of paper products, initially as Vice President and subsequently as Director of Strategic Initiatives. From December 1993 to
August 1995, Mr. Bloom served as Vice President of the ResourceNet International group of International Paper. From 1979 to 1993, he was employed by JB Papers where he assumed the position of President in 1989. In 1993, he negotiated the sale of the business to International Paper. Mr. Bloom has served as Chairman of the National Paper Trade Association (1992-1993), Chairman of the Paper Distribution Council (1994-1995). Mr. Bloom received an AB degree from Princeton University and an MBA from the Harvard Business School.


    CARL KATZEFF has served as Chief Technology Officer since January 1999.
Mr. Katzeff has been involved in the computer and information industry for twenty-five years. From 1993 to 1999, Mr. Katzeff served as the Chief Information Technology Officer for The Kraft Group and its portfolio of companies. Mr. Katzeff is a graduate of Bentley College where he earned a BS in Accounting and a MS in Computer Information Systems.


    ROD PARSLEY has served as Vice President of Business Development since January 1999. From 1998 to January 1999, Mr. Parsley was Vice President of Financial Risk Management at International Forest Products where he was responsible for developing swaps, options, and other financial hedging products for the pulp and paper industry. From 1997 to 1998, Mr. Parsley was a consultant with McKinsey & Company, where he specialized in advising media and technology organizations. From 1996 to 1997, Mr. Parsley attended graduate school at Harvard University. From 1991 to 1995, he was a consultant with Analysis Group Economics and Integral Inc. Mr. Parsley received his MBA from Harvard University, and received a BA in Economics from Pomona College.


    MICHAEL GOZON has served as Vice President of Sales, North America since February 2000. Mr. Gozon brings fifteen years of paper industry experience to our company. From January 1999 to September 1999, Mr. Gozon was President of MPX, an e-commerce, business-to-business, third party exchange for the trading of cut-size paper that PaperExchange acquired in September 1999. Prior to co-founding MPX, Mr. Gozon was a National Sales Manager at Boise Cascade from August 1996 to December 1998, where he managed the western region sales force for cut-size sales to merchant distribution partners. Prior to that Mr. Gozon spent twelve years at Unisource in Sales & Marketing.

    DUANE DESISTO has served as Chief Financial Officer since October 1999.
Mr. DeSisto brings over twenty years of accounting and finance experience to our company. From 1995 to 1999, Mr. DeSisto was the Chief Financial Officer of AAI-Foster Grant where he had overall responsibility for the accounting, information technology, and human resource departments. From 1986 to 1995, Mr. DeSisto was CFO at publicly-held Zoll Medical Corporation. Mr. DeSisto received a BS from Providence College and an MBA from Bryant College.


    ROBERT K. KRAFT has served as a director since April 1998. Since 1995, he has been the Founder, Chairman, and Chief Executive Officer of The Kraft Group, which is a holding company with interests concentrated in three specific areas: paper and packaging; sports and entertainment; and private equity venture investing. Mr. Kraft graduated from Columbia University and the Harvard School of Business where he earned a master's degree in business administration. Robert Kraft is the father of Jonathan Kraft, who is also a director of our company.

    WALTER W. BUCKLEY, III has served as a director since June 1999.
Mr. Buckley is a co-founder of Internet Capital Group and has served as the President and Chief Executive Officer and as one of the directors since
March 1996. Prior to co-founding Internet Capital Group, Mr. Buckley worked for Safeguard Scientifics, Inc. as Vice President of Acquisitions from 1991 to February 1996. Mr. Buckley directed many of Safeguard Scientifics' investments and was responsible for developing and executing Safeguard Scientifics' multimedia and Internet investment strategies. Mr. Buckley also serves as director of VerticalNet, Inc., Sky Alland Marketing, Who?Vision Systems, Inc., Syncra Software, Inc., PrivaSeek, Inc., Breakaway Solutions, Inc., and e-Chemicals, Inc.


    GREGORY W. HASKELL has served as a director since June 1999. Mr. Haskell has served as Internet Capital Group's Managing Director of Operations since June 1999. In this role, Mr. Haskell is responsible for assisting Internet Capital partner companies with corporate strategy, hiring management teams, and company operations. Prior to joining Internet Capital Group, Mr. Haskell served from January 1994 to June 1999 as President and Chief Operating Officer of XL Vision, Inc., a business and technology incubator that builds companies and spins them out into stand-alone public companies. Mr. Haskell also serves as a director of several Internet and technology companies including Asset Trade.com, Axcess, Inc., ComputerJobs.com, CyberCrop.com, e-Chemicals, Internet Healthcare Group, Logistics.com, Presideo, and XL Vision, Inc.



    JONATHAN A. KRAFT has served as a director since April 1998. Mr. Kraft has been President and Chief Operating Officer of The Kraft Group since 1995. Prior to that Mr. Kraft was a consultant with Bain Company where he worked on projects for clients in the consumer products and automotive industries. Mr. Kraft is a graduate of Williams College and received his MBA from Harvard Business School. Jonathan Kraft is the son of Robert Kraft, who is also a director of our company.


    NATHAN LEIGHT has served as a director since April 1998. Mr. Leight is a co-founder and managing member, since January 1999, of Terrapin Partners L.L.C., an incubator for entrepreneurial ventures, such as e-STEEL. From 1995 through 1998 Mr. Leight was the Chief Investment Officer of Gabriel Capital LP, a hedge fund with assets exceeding $1 billion in special situation investing, under-valued securities, emerging markets, private equity and merger arbitrage. Prior to Gabriel, Mr. Leight was a managing director at Dillon Read & Co where he established the proprietary trading department. Mr. Leight is on the board of directors of PaperExchange and Fastparts.com, an Internet-based market for the trading of electronic components. Mr. Leight graduated cum laude from Harvard College in 1981.


    ROGER WARREN STONE has served as a director since August 1999. He was Chairman, President and CEO of Stone Container Corporation from 1979 until its merger with Jefferson Smurfit Corporation on November 18, 1998. He became President and Chief Executive Officer of the merged corporation, Smurfit-Stone Container Corporation, until his resignation, effective March 31, 1999. Smurfit-Stone is a Chicago-based Fortune 500 major international pulp and paper packaging company. Mr. Stone is a graduate of the University of Pennsylvania--Wharton School of Finance. Besides PaperExchange, Mr. Stone is a Director of Autoliv, Inc., McDonald's Corporation, Option Care, Inc., Continere Corporation, and Prairie Packaging, Inc.



    DAVID WETHERELL has served as a director since February 2000. Mr. Wetherell has served as Chairman, CEO & President of CMGI since he effected a leveraged buyout of the company in 1986. Prior to CMGI Mr. Wetherell co-founded the software development firm Softrend, Inc., and he has held senior management positions in application software development and marketing management in the healthcare and transportation industries. He is the chairman and a member of the board of directors of several companies, including Engage Technologies, Inc., NaviSite, Inc. and AltaVista Company. Mr. Wetherell holds a BA in Mathematics and Education from Ohio Wesleyan University.


BOARD COMPOSITION

    Our board of directors currently consists of eight members. Each director is elected for a period of one year at our annual meeting of stockholders and serves until the next annual meeting or until his successor is duly elected and qualified. Effective upon this offering, the Board will be divided into three classes, with each class serving a staggered three-year term. See "Description of Capital Stock--Delaware Law and Certain Certificate of Incorporation and By-Laws Provisions".

BOARD COMMITTEES


    Our board of directors has established an Audit Committee and a Compensation Committee. The Audit Committee of the board of directors consists of Messrs. Roger Warren Stone, Jonathan Kraft and Gregory W. Haskell. The Audit Committee reviews our financial statements and accounting practices and makes recommendations to the board of directors regarding the selection of independent accountants. It also reviews the results and scope of audit and other services provided by our independent accountants, and reviews and evaluates our control functions.


    The Compensation Committee of the board of directors consists of Messrs. Robert Kraft, Walter Buckley and David Wetherell. The Compensation Committee reviews and recommends to the board of directors the compensation, salaries and benefits of all of our executive officers, administers our employee benefit plans, and establishes and reviews general policies relating to compensation and benefits to our employees.

DIRECTOR COMPENSATION

    Directors of PaperExchange have not received compensation for their services as directors, although directors are reimbursed for reasonable expenses incurred in attending board or committee meetings. Our officers are appointed by the board of directors and serve at its discretion. Directors who are also employees are eligible to participate in our 2000 Equity Incentive Plan and, as of the offering, they will also be eligible to participate in our 2000 Employee Stock Purchase Plan.

    Under our proposed 2000 Director Stock Option Plan, at the discretion of the board of directors, non-employee directors are eligible to receive options to purchase shares of common stock at the fair market value on the date of grant.

    PaperExchange maintains directors' and officers' liability insurance and our by-laws provide for indemnification of directors and officers to the fullest extend permitted by Delaware law. In addition, our certificate of incorporation limits the liability of directors to us and our stockholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law. See "Description of Capital Stock--Delaware Law and Certain Certificate of Incorporation and By-Laws Provisions".

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of our Compensation Committee has been an officer or employee of PaperExchange. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

EMPLOYMENT AGREEMENTS

    We have an employment agreement with Mr. Dolby, dated as of December 20, 1999, providing for Mr. Dolby to be employed as our President and Chief Executive Officer. Under the terms of the employment agreement, Mr. Dolby is paid an annual base salary of $300,000, subject to increases as determined by the board of directors, and is eligible for a bonus of not less than $200,000 at the end of 2000 to be determined after discussions between Mr. Dolby and the board of directors. Bonuses in subsequent years shall be at the discretion of the board of directors and shall be based on a target bonus of $200,000.
Mr. Dolby was granted options to purchase an aggregate of 1,767,020 shares of common stock, outside of the 1998 Equity Option Plan, which vest on a monthly basis over a four-year period. Mr. Dolby is also entitled to life insurance, with a minimum coverage of $1,200,000, health insurance and other employee fringe benefits to the extent that we make benefits of this type available to our other executive officers or employees. If we terminate Mr. Dolby's employment without cause or if he resigns for good reason within the first year of his employment, we must pay him a severance of $500,000. This severance amount decreases to $150,000 if either event occurs in the second year of Mr. Dolby's employment. If upon a change of control Mr. Dolby is terminated without cause or if he resigns for good reason within 12 months after such change of control, then all of Mr. Dolby's stock options will become immediately exercisable and fully vested. In addition, we made a loan to Mr. Dolby in the amount of $1,052,632 which he used to purchase 441,754 membership interests, which are now 441,754 shares of our common stock. The loan matures on December 20, 2003 and accrues interest at a rate of 6.2% annually, payable on maturity. The employment agreement also contains a non-compete agreement that is intended to survive termination of employment for 2 years.

    We have an employment agreement, dated as of April 9, 1998, as amended, with Hilton Plein, our former Chief Technology Officer. Under the terms of the employment agreement, Mr. Plein is paid an annual base salary of $120,000 and is eligible for a bonus to be determined by the board in its sole discretion. The initial term of this agreement expires in April 2003 and is automatically renewable for consecutive one year terms unless the company provides 90 day prior written notice of non-renewal. If we terminate Mr. Plein's employment without cause, he will continue to be paid his base salary for two years. The employment agreement also contains a two year non-compete agreement.

EXECUTIVE COMPENSATION

    The following table sets forth information with respect to the compensation of our Chief Executive Officer and our two most highly compensated executive officers whose total salary and bonus exceeded $100,000 for the year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE


                                                                               LONG-TERM
                                                                           COMPENSATION AWARD
                                                                            (OPTION AWARDS)
                                                              ANNUAL      --------------------
                                                           COMPENSATION   NUMBER OF SECURITIES
                                                           ------------    UNDERLYING OPTION
NAME AND PRINCIPAL POSITION                                   SALARY           GRANTED(1)
---------------------------                                ------------   --------------------
Kent Dolby(2)............................................    $ 8,654           1,767,020
  President and Chief Executive Officer

Carl Katzeff.............................................    116,667             300,000
  Chief Technology Officer

Rod Parsley..............................................    110,000             600,000
  Vice President of Business Development

Duane DeSisto (3)........................................     31,250             100,000
  Chief Financial Officer and Secretary

Jason Weiss..............................................    137,500                  --
  Executive Vice President and Senior Strategist

Hilton Plein.............................................    126,562                  --


---------

(1) Granted originally as options to purchase economic interests in our company pursuant to the 1998 Equity Option Plan when we were a limited liability company. In connection with the conversion to a corporation the company issued options to purchase common stock under the Company's 2000 Equity Incentive Plan in full substitution for all outstanding options to purchase economic interests under our 1998 Equity Option Plan.

(2) Kent Dolby became President and Chief Executive Officer in December 1999; his options which were for membership interests were granted outside of the 1998 Equity Option Plan.

(3) Duane DeSisto became the Chief Financial Officer in October 1999.

STOCK OPTION GRANTS

    The following table sets forth options granted in 1999 to each of the officers named in the summary compensation table above. Options granted in 1999 were granted as options to purchase membership or economic interests in PaperExchange.com, LLC. In connection with our conversion from a limited liability company to a corporation, each option to purchase a membership or economic interest was substituted in full with an option to purchase one share of our common stock. In 1999, we generally granted stock options at 100% of the fair market value of the common equity as determined by our board of directors as of the date of grant. In determining the fair market value on each grant date, the board of directors considered a range of factors, including PaperExchange's levels of revenues and operating results, the state of PaperExchange's technology development, increases in operating expenses, the absence of a public trading market for our securities, and the valuation of comparable companies.

            OPTION GRANTS IN THE FISCAL YEAR ENDED DECEMBER 31, 1999

                                                                                           POTENTIAL REALIZABLE
                                              INDIVIDUAL GRANTS                           VALUE AT ASSUMED ANNUAL
                       ----------------------------------------------------------------    RATES OF STOCK PRICE
                           NUMBER OF                                                      APPRECIATION FOR OPTION
                           SECURITIES        PERCENT OF TOTAL    EXERCISE                         TERM(2)
                           UNDERLYING       OPTIONS GRANTED TO   PRICE PER   EXPIRATION   -----------------------
NAME                   OPTIONS GRANTED(1)   EMPLOYEES IN 1999      SHARE        DATE          5%          10%
----                   ------------------   ------------------   ---------   ----------   ----------   ----------
Kent Dolby(3)........      1,767,020               38.72%          $2.38      Dec - 04    $5,374,177   $6,781,549
Carl Katzeff.........        300,000                6.57            0.20      May - 04        76,577       96,631
Rod Parsley..........        900,000               19.72            0.20      May - 04       153,154      193,261
Duane DeSisto........        100,000                2.19            1.33      Oct - 04       170,256      214,842
Jason Weiss..........             --                  --              --            --            --           --
Hilton Plein.........             --                  --              --            --            --           --

---------

(1) Shares underlying options granted through October 1999 generally vest over a 3 year period, with one-third ( 1/3) of the shares vesting on each anniversary of the grant date, until fully vested. Shares underlying options granted after October 1999 generally vest over a 4 year period, with one-fourth ( 1/4) of the shares vesting on the first anniversary of the grant date, and one-thirty-sixth ( 1/36) of the balance of the original grant per month thereafter, until fully vested. For further information regarding terms of the stock options, see "Management--2000 Equity Incentive Plan".

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent an estimate or projection of our future stock prices. The actual value realized may be greater or less than the potential realizable values set forth in the table.

(3) Shares underlying options granted to Mr. Dolby vest at a rate of 1.041667% per month for the first year after grant and at a rate of 2.604166% per month during the second and third years after grant. No further options vest during the fourth year after grant but on the fourth anniversary of the grant the remaining 25% vest. Mr. Dolby's stock options were granted outside of the 1998 Equity Option Plan.

OPTION EXERCISES AND HOLDINGS

    The following table contains information concerning option holdings for the year ended December 31, 1999 with respect to each of the officers named in the summary compensation table.

                                                            1999 YEAR-END OPTION VALUES
                                             ---------------------------------------------------------
                                                  NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                     UNDERLYING                   IN-THE-MONEY
                                             UNEXERCISED OPTIONS AT YEAR         OPTIONS AT YEAR
                                                         END                         END(1)
                                             ---------------------------   ---------------------------
NAME                                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                         -----------   -------------   -----------   -------------
Kent Dolby.................................         --       1,767,020       $              $
Carl Katzeff...............................     75,000         225,000
Rod Parsley................................         --         600,000             --             --
Duane DeSisto..............................         --         100,000             --             --
Jason Weiss................................         --              --             --             --
Hilton Plein...............................         --              --             --             --

---------

(1) Value is determined by subtracting the exercise price from the proposed initial public offering price of common stock, multiplied by the number of shares underlying the options.

EMPLOYEE STOCK PLANS

    2000 EQUITY INCENTIVE PLAN

    In February, 2000, our board of directors and stockholders approved the 2000 Equity Incentive Plan, which is to be amended prior to the closing of this offering as described below. This plan provides for the issuance of our shares pursuant to incentive stock options and nonqualified stock options, or as restricted stock awards or stock grants, to employees (including officers and employee directors) and consultants. A maximum of 8,000,000 shares of common stock will be reserved for issuance pursuant to this plan, of which a maximum of 5,000,000 shares may be issued pursuant to incentive stock option grants. The 8,000,000 maximum will increase on January 1 of each year commencing on January 1, 2001 by an amount equal to the least of:

    - 3,000,000 shares,

    - 5% of our outstanding common stock on the preceding December 31, or

    - a lesser number determined by our Board of Directors.

    In connection with the conversion to a corporation the 2000 Equity Incentive Plan replaced the 1998 Equity Option Plan, which had previously been adopted by us when we were a limited liability company. Stock options to acquire approximately 2,841,000 shares were issued under the 2000 Equity Incentive Plan in full substitution for options previously issued under the 1998 Equity Option Plan.

    The board of directors administers the incentive plan and has the authority to determine which eligible individuals are to receive awards under the plan of options, restricted stock awards or stock grants and the terms of such options, awards or grants. In the case of options, those terms would include the status of any option granted to an employee as either an incentive or nonqualified stock option under the federal income tax laws, and the number of shares, exercise prices and times at which the options become and remain exercisable. In the case of restricted stock awards those terms would include the price, if any, at which the eligible individuals may acquire the stock awarded and the circumstances in which the shares vest.

    Generally, the board has complete discretion over the terms of the various awards which may be made under this plan. However, the exercise price of incentive stock options granted under the 2000 Equity Incentive Plan may not be less than 100% of the fair market value of a share of common stock on the date of grant (110% in the case of incentive stock options issued to an employee who at the time of grant owns more than 10% of the combined voting power of all classes of our stock) and the term of any incentive stock option, may not exceed ten (10) years (five (5) years, in the case of a ten percent owner).


    If we are dissolved or liquidated or have a "change of control" transaction, outstanding options and awards may be assumed or substituted by the successor corporation, if any. In such a case the holders of these options or awards will receive one year's additional vesting, except with respect to options outstanding at the completion of this offering, which generally provide for one year's additional vesting only if the optionee's employment is terminated without cause within one year of a change of control. However, if a successor corporation does not assume or substitute the awards, the vesting of all outstanding options and awards will be accelerated in full.


    In addition, the board of directors may, in its sole discretion, accelerate the date or dates on which all or any particular option or options or restricted stock awards granted under this plan may be exercised or extend the date during which all, or any particular, option or options granted under the incentive plan may be exercised. The board may also modify other terms of outstanding awards, subject to the holder's consent if the change would be adverse.

    From and after the closing of this initial public offering, the compensation committee will exercise the board's authorities described above under this plan.

    The board of directors may amend or modify this plan at any time, subject to the rights of holders of outstanding options and restricted stock awards. This plan will terminate on the tenth anniversary of the adoption of the plan by the board of directors.

    1998 EQUITY OPTION PLAN

    The management board of PaperExchange.com, LLC approved the 1998 Equity Option Plan, as amended, in April 1999. The 1998 Equity Option Plan provided for the grant of options to acquire economic interests in the limited liability company. When we converted from a limited liability company to a corporation in February 2000, the Company issued options to purchase common stock under the Company's 2000 Equity Incentive Plan in full substitution for all outstanding options to purchase economic interests under the Company's 1998 Equity Option Plan. The 1998 Equity Option Plan and the options granted thereunder no longer have any force or effect and there are currently no outstanding options under this plan.

    2000 DIRECTOR OPTION PLAN


    Prior to the closing of this offering, our board of directors and stockholders will approve the 2000 Director Option Plan. This plan provides for the grant of nonqualified stock options to directors of PaperExchange who are not employees of PaperExchange. Under this plan, each director of PaperExchange who is not an employee, and excluding our current directors and any future directors affiliated with The Kraft Group or PE.com Holdings, will receive upon the completion of this offering, or upon later initial election to PaperExchange's board of directors, an option to purchase a pre-determined number of shares of common stock at an exercise price equal to 100% of the fair market value of our common stock on the date of grant. Each such option will have a term of five years and will become exercisable quarterly in equal installments. If we are dissolved or liquidated or have a "change of control" transaction, outstanding options may be assumed or substituted by the successor corporation, if any, in which case the holders of these options will receive one year's additional vesting. If a successor corporation does not assume or substitute the awards, the vesting of the options will be accelerated in full. A maximum of 500,000 shares will be authorized for issuance pursuant to the director option plan.


    2000 EMPLOYEE STOCK PURCHASE PLAN


    Prior to the closing of this offering, our board of directors and stockholders will approve the 2000 Employee Stock Purchase Plan. This plan allows eligible employees to acquire shares of our common stock through payroll deductions. Our employee stock purchase plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The initial offering period will start on July 1, 2000, unless otherwise determined by the board of directors. Subsequent offerings under the employee stock purchase plan are planned to start on January 1 and July 1 of each year and end on June 30 and December 31 of each year. During each offering period, an eligible employee may select a rate of payroll deduction of from 1% to 10% of each offering period, which payroll deductions may then be used at the end of the offering period to purchase up to $12,500 worth of our stock (valued at the beginning of the offering period). The purchase price for our common stock purchased under our employee stock purchase plan is 85% of the fair market value of the shares on the first day, or on the last day if lower, of the offering period. An aggregate of 1,000,000 shares of common stock will be reserved for issuance under the employee stock purchase plan. The amount of reserved shares will increase on January 1 of every year, commencing in January 2001, by an amount equal to the least of:


    - 1,000,000 shares;

    - 1.5% of our total outstanding common stock on the preceding December 31;
      or

    - a lesser amount as determined by our board of directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

    - any breach of their duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

    - any transaction from which the director derived an improper personal benefit.

    This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and shall indemnify other officers and employees and our agents to the fullest extent permitted by law.

    Our by-laws provide for indemnification of our directors and executive officers for judgments, fines, settlement amounts and expenses, including attorneys' fees, incurred by any of these persons in any action or proceeding, including any action by or in the right of us, arising out of that person's services as a director or executive officer of ours, any subsidiary of ours, or any other company or enterprise to which the person provides services at our request. We believe that these provisions are necessary to attract and retain qualified persons as directors and executive officers. We are not aware of any pending or threatened litigation or proceeding that might result in a claim for indemnification.

                      RELATED PARTY AND OTHER TRANSACTIONS

    From April 1998 (inception) until February 28, 2000, all issuances of equity by us were in the form of limited liability company membership or economic interests or options, warrants or other rights to acquire such membership or economic interests. While we were a limited liability company, we consummated a 3-for-1 split of our limited liability company interests in November 1999. On February 28, 2000 we converted from a limited liability company to a corporation whereupon each membership or economic interest automatically became, and each option, warrant or other right to acquire one membership or economic interest was substituted in full for an option, warrant or other right to acquire, one share of our common stock. On and after February 28, 2000 all of our equity issuances were in the form of shares of common stock or options, warrants or other rights to acquire shares of our common stock.

SALES OF STOCK TO INSIDERS

    In 1998, Kraft Group LLC acquired 50% of the membership interests of the company. Kraft Group made $2,000,000 in aggregate capital contributions for these membership interests. Robert Kraft and Jonathan Kraft, two of our directors, have an interest in Kraft Group.

    In April 1999, we issued 6,000,000 membership interests at price of $0.17 a share to Kraft Group, a holder of more than 5% of our voting securities.

    In August 1999, we issued and sold an aggregate of 966,714 membership interests at a price of approximately $1.39 per share, which included the following issuances:

    - 576,000 membership interests to Kraft Group;


    - 65,253 membership interests to Terrapin Holdings, a holder of more than 5% of our voting securities; Nathan Leight, one of our directors, has an interest in Terrapin Holdings;


    - 48,336 membership interests to Roger Stone, one of our directors, and certain members of his immediate family; and


    - 247,320 membership interests to PE.com Holdings, LLC, which is a holder of more than 5% of our voting securities and which is 50% owned by Internet Capital Group, Inc., of which Walter Buckley, one of our directors, is also a director; Walter Buckley and Gregory W. Haskell, two of our directors, are members of the management board of PE.com Holdings.


    In December 1999, we issued and sold 441,754 membership interests to Kent Dolby at $2.38 per share which he paid for using a loan extended to him by us in the amount of $1,052,632. The loan to Mr. Dolby is for a term of four years at an annual interest rate of 6.2%. At that time we also granted Mr. Dolby an option to purchase 1,767,020 shares of common stock at an exercise price of $2.38 per share. In connection with the foregoing, we recorded deferred compensation of approximately $2,500,000 for the aggregate differences between the sale or exercise price and the deemed fair value of the common stock as of such date.

    Also in December 1999, we issued and sold 1,729,767 membership interests at a purchase price of $6.36 per share, which included the sale of 629,006 membership interests to a trust of which family members of David Wetherell, one of our directors, are the beneficiaries, for an aggregate purchase price of approximately $4,000,000.

    In February 2000, we granted options to purchase 450,000 shares of our common stock to Kraft Group for an aggregate exercise price of $4,383,000.

OTHER TRANSACTIONS

    In October 1999, we issued $10,000,000 of five year promissory notes at an interest rate of 4% over the base rate of BankBoston, N.A. and warrants to purchase an aggregate of 5,000,001 membership interests at an exercise price of $2.00 per share, which included the issuance of:

    - a note for $5,958,333 and a warrant to purchase up to 2,979,168 membership interests to Kraft Group;

    - a note for $675,000 and a warrant to purchase up to 337,500 membership interests to Terrapin Holdings;

    - a note for $300,000 and a warrant to purchase up to 150,000 membership interests to Roger Stone;

    - three notes in the aggregate of $200,000 and warrants to purchase up to 100,000 membership interests to Roger Stone and certain members of Mr. Stone's immediate family; and

    - a note for $2,558,334 and a warrant to purchase up to 1,279,167 membership interests to PE.com Holdings LLC.


    We repaid $9,700,000 of these notes in March 2000.



    In 1999, we purchased approximately $90,000 of paper products from International Forest Products, or IFP, and reimbursed IFP for approximately $90,000 of expenses paid on our behalf during our start-up phase. International Forest Products is owned by Robert Kraft, one of our directors who is also the founder and chief executive officer of Kraft Group, one of our significant shareholders.


    In 1999, we executed a strategic alliance agreement with, and made a $500,000 payment in connection therewith to, VerticalNet, Inc., which is approximately 34% owned by Internet Capital Group, Inc., of which Walter Buckley, one of our directors, is also a director. Internet Capital Group also owns 50% of PE.com Holdings, one of our significant shareholders.

    In January 2000, we made a commitment to loan $300,000 to Robert Brenner, our Executive Vice President of Product Development, to facilitate his relocation to Boston.


    Since inception, we have from time to time issued and sold membership interests or shares of our common stock, and granted options to purchase membership interests or common stock, to our employees, directors and consultants.



    In addition, in the first three months of 2000, we sold (on behalf of one of our members as principal) approximately $53,000 of paper products to Caribbean Container, an affiliate of Kraft Group.


                             PRINCIPAL STOCKHOLDERS


    The following table sets forth information known to PaperExchange with respect to the beneficial ownership of our common stock as of April 11, 2000, unless otherwise indicated, by the following individuals or groups:


    - each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

    - each director of PaperExchange;

    - the executive officers listed in the summary compensation table; and

    - all executive officers and directors as a group.

    The percentage ownership in the following table is based on 42,673,254 shares of common stock outstanding as of April 11, 2000, together with applicable options and warrants for that stockholder.



    We have determined beneficial ownership in the table in accordance with the rules of the Securities and Exchange Commission. The table includes all shares of common stock issuable within 60 days of April 11, 2000 upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date. These shares, however, are not deemed outstanding for the purposes of computing the percentage of ownership of each other person. To our knowledge except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to the shares shown as beneficially owned by that stockholder. The table assumes that the
underwriters' over-allotment to purchase              shares of common stock is
not exercised. Percentage ownership figures after the offering do not include shares that may be purchased by each person in the offering.



    The address of each officer and director listed in the table is c/o PaperExchange.com, Inc., 31 St. James Avenue, 3(rd) Floor, Boston, Massachusetts. The address of Kraft Group LLC is One Boston Place, Boston, Massachusetts 02108. The address of PE.com Holdings LLC is c/o Internet Capital Group, Inc., 435 Devon Park Drive, Wayne, Pennsylvania 19087.



                                                                    BENEFICIAL OWNERSHIP
                                                              --------------------------------
                                                                                 PERCENT
                                                                           -------------------
                                                              NUMBER OF     BEFORE     AFTER
NAME OF BENEFICIAL OWNER                                        SHARES     OFFERING   OFFERING
------------------------                                      ----------   --------   --------
Kraft Group LLC (1).........................................  25,455,168     55.2%
PE.com Holdings LLC (2).....................................  10,736,487     24.4
Terrapin Holdings LLC (3)...................................   2,832,753      6.6
Robert K. Kraft (4).........................................  25,455,168     55.2
Jonathan A. Kraft (5).......................................  25,455,168     55.2
David Wetherell (6).........................................     629,006     1.47
Roger Stone (7).............................................   1,259,001      2.9
Nathan Leight (8)...........................................   2,832,753      6.6
Walter Buckley (9)..........................................  10,736,487     24.4
Gregory W. Haskell (10).....................................  10,736,487     24.4
Kent A. Dolby (11)..........................................     533,786      1.2
Robert Brenner (12).........................................      16,667        *
Carl Katzeff (13)...........................................     175,000        *
Rod Parsley (14)............................................     482,061      1.1
Michael Gozon...............................................          --       --
Duane DeSisto...............................................          --       --
Jonathan Bloom (15).........................................      30,729        *
All directors and executive officers as a group (14 persons)
  (16)......................................................  41,521,652     85.6%


---------

    * Less than 1% of our outstanding common stock.

(1) Includes warrants to purchase 2,979,168 shares of common stock and options to purchase 450,000 shares of common stock issued or allocated to Kraft Group LLC which are currently exercisable. Robert Kraft, one of our directors, has an ultimate controlling interest in Kraft Group.

(2) Includes warrants to purchase 1,279,167 shares of common stock issued to PE.com Holdings LLC which are currently exercisable. Messrs. Buckley and Haskell, two of our directors, are also members of the management board of PE.com Holdings, LLC.

(3) Includes warrants to purchase 337,500 shares of common stock issued to Terrapin Holdings LLC which are currently exercisable. Mr. Leight, one of our directors, is a member of Terrapin Holdings, LLC.

(4) Represents the 25,455,168 options to purchase shares held by Kraft Group LLC. Robert Kraft has an ultimate controlling interest in Kraft Group LLC.

(5) Represents the 25,455,168 options to purchase shares held by Kraft Group LLC of which Jonathan Kraft is the President and Chief Operating Officer. Although Jonathan Kraft may be deemed to be a beneficial holder of such shares, he disclaims all such beneficial ownership except to the extent of his financial interest therein.


(6) Represents shares held by the DSCKW Irrevocable Trust, of which Mr. Wetherell's spouse is one of the trustees. Mr. Wetherell disclaims beneficial ownership with respect to these shares.



(7) Includes warrants to purchase 150,000 shares of common stock issued to Roger Stone which are currently exercisable.



(8) Represents the 2,832,753 shares and options to purchase shares held by Terrapin Holdings LLC, of which Nathan Leight is a senior partner. Although Mr. Leight may be deemed to be a beneficial holder of such shares, he disclaims all such beneficial ownership except to the extent of his financial interest therein.



(9) Represents the 10,736,487 shares and options to purchase shares held by PE.com Holdings LLC, of which Walter Buckley, one of our directors, is also a member of the management board. Although Mr. Buckley may be deemed to be a beneficial holder of such shares, he disclaims all such beneficial ownership except to the extent of his financial interest therein.



(10) Represents the 10,736,487 shares and options to purchase shares held by PE.com Holdings LLC, of which Gregory Haskell, one of our directors, is also a member of the management board. Although Mr. Haskell may be deemed to be a beneficial holder of such shares, he disclaims all such beneficial ownership except to the extent of his financial interest therein.



(11) Includes 92,032 shares issuable upon the exercise of options previously granted to Kent Dolby and which are exercisable within 60 days of April 11, 2000.



(12) Represents the 16,667 shares issuable upon the exercise of options previously granted to Robert Brenner and which are exercisable within 60 days of April 11, 2000.



(13) Represents the 175,000 shares issuable upon the exercise of options previously granted to Carl Katzeff and which are exercisable within 60 days of April 11, 2000.



(14) Includes 332,061 shares issuable upon the exercise of options previously granted to Rod Parsley and which are exercisable within 60 days of April 11, 2000.



(15) Includes 30,729 shares issuable upon the exercise of options to be granted to Jonathan Bloom and which are exercisable within 60 days of April 11, 2000.



(16) Includes an aggregate of 5,842,324 shares issuable to all directors and executive officers upon the exercise of warrants which are warrants currently exercisable and options which are exercisable within 60 days of April 11, 2000.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Upon the closing of this offering, the authorized capital stock of PaperExchange will consist of 250,000,000 shares of common stock, $0.001 par value, and 1,000,000 shares of undesignated preferred stock, $0.001 par value. There will be no preferred stock outstanding immediately after the closing of this offering.

COMMON STOCK


    As of December 31, 1999, there were 39,280,983 limited liability company membership interests outstanding, which were exchanged for 39,280,983 shares of our common stock when we converted from a limited liability company to a corporation in February, 2000. These shares are currently held of record by approximately 19 stockholders. This number assumes no exercise of any of the outstanding common stock warrants. Based upon the number of shares of common stock outstanding as of March 31, 2000 and giving effect to the shares of common stock offered by this prospectus, and assuming the underwriters do not exercise
their over-allotment option, there will be       shares of common stock
outstanding upon the closing of this offering.


    Holders of common stock are entitled to receive dividends in proportion to the number of shares they hold, if they are declared by PaperExchange's board of directors out of funds that are legally available for that purpose. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, and are not able to multiply the number of shares they own by the number of directors up for election for purposes of electing directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of the common stock have no preferential right to buy shares being offered in any future debt or equity offerings by us, right to have their shares redeemed, or right to convert their shares into any other type of security. Upon the liquidation, dissolution or winding-up of PaperExchange, the holders of shares of common stock are entitled to receive the net assets of PaperExchange after payment of all debts and other liabilities. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, when issued and paid for, fully paid and non-assessable.

COMMON STOCK WARRANTS


    As of February 28, 2000, we had warrants outstanding to purchase a total of 5,000,001 limited liability company membership interests, which were replaced with warrants to purchase an equal number of shares of common stock when we converted from a limited liability company to a corporation in February, 2000, all of which are currently exercisable. These warrants were issued to 9 persons who were also stockholders on October 15, 1999, the date that these warrants were issued. The exercise price for all of these warrants is $2.00 per share and they expire on October 15, 2006. As of April 11, 2000, we also had warrants outstanding to purchase up to an aggregate of 519,149 shares of our common stock which may be exercised on or after March 2015, provided that the ability to exercise may be accelerated based upon the number of tons of paper product that are purchased by the holder of such warrant through our marketplace. These warrants were issued to one strategic investor, have an exercise price equal to $11.56 and expire in April 2015. In addition, we had warrants outstanding to purchase up to an aggregate of 268,648 shares of our common stock which may be exercised on or after April 2015, provided that the ability to exercise may be accelerated based upon the number of tons of paper product that are purchased by the holder of such warrant through our marketplace. The warrants were issued to one strategic investor, have an exercise price equal to $11.56 and expire in April 2015.


    The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of preferred stock that we may designate and issue in the future because the holders of such preferred stock may have priority over the common stock with respect to certain matters. These matters include the right to receive dividends and the right to receive net assets upon a liquidation, dissolution or winding up of PaperExchange. There will be no shares of preferred stock outstanding immediately after the closing of this offering.

PREFERRED STOCK

    Our board of directors is authorized, subject to limitations imposed by Delaware law, without further stockholder approval, from time to time to issue up to an aggregate of 1,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences and rights, and any qualifications, limitations or restrictions of such preferred stock, of the shares of each such series. Thus, the board of directors may fix the number of shares constituting any such series of preferred stock, as well as the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices and liquidation preferences of those shares of preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of PaperExchange. PaperExchange has no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

    As of the date hereof, none of the holders of our outstanding capital stock or common stock warrants have registration rights under the Securities Act with respect to those shares or the shares issuable upon the exercise of those warrants.

DELAWARE LAW AND CERTAIN CERTIFICATE OF INCORPORATION AND BY-LAWS PROVISIONS

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a certain period of time. That period is three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset and stock sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or owned within three years prior, 15% or more of the corporation's voting stock.

    Our certificate of incorporation and by-laws provide for the division of the board of directors into three classes, as nearly equal in size as possible, with each class beginning its three-year term in different years. See "Management--Board Composition". A director may be removed only for cause by the vote of a majority of the shares entitled to vote for the election of directors.

    Our by-laws provide that for nominations for the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the matter in writing to our secretary. To be timely, a notice of nominations or other business to be brought before an annual meeting must be delivered between 120 days and 150 days prior to the date one year after the date of the preceding year's proxy statement. If the date of the current year's annual meeting is more than 30 days before or 60 days after such anniversary, or if no proxy statement was delivered to stockholders for the preceding year's annual meeting, a stockholder's notice will be timely if it is delivered not earlier than 90 days prior to the current year's annual meeting and not later than 60 days prior to the annual meeting or 10 days following the date on which public announcement of the date of the annual meeting is first made by us, whichever is later. For special meetings, notice must generally be delivered not more than 90 days prior to such meeting and not later than 60 days prior to such meeting or 10 days following the day on which public announcement of the date of the special meeting is first made by us, whichever is later. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

    All of the provisions described above could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of our company.

    Our certificate of incorporation also provides that any action required or permitted to be taken by our stockholders may be taken only at duly called annual or special meetings of the stockholders, and that special meetings may be called only by the chairman of the board of directors, a majority of the directors or our president. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the common stock. These provisions may also discourage a third party from making a tender offer to our stockholders for the common stock. This is because the person or entity making the offer, even if it acquired a majority of our outstanding voting securities, would be unable to call a special meeting of the stockholders or to take action by written consent. As a result, any desired actions they would like to take, such as electing new directors or approving a merger, would have to wait until the next duly called stockholders meeting.

    The Delaware General Corporation Law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least 67% of our outstanding voting stock to amend or repeal any of the provisions of our certificate of incorporation described above, or to reduce the number of authorized shares of common stock and preferred stock. The 67% stockholder vote is also required to amend or repeal any of the provisions of our by-laws that are described above. Our by-laws may also be amended or repealed by a majority vote of the board of directors. The 67% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might be outstanding at the time any amendments are submitted to stockholders.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the common stock is American Stock Transfer.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Sales of substantial amounts of our common stock in the public market after any restrictions on sale lapse could adversely affect the prevailing market price of the common stock, and impair our ability to raise equity capital in the future.

    Upon completion of the offering, we will have              outstanding
shares of common stock, outstanding options to purchase       shares of common
stock and outstanding warrants to purchase       shares of common stock,
assuming no additional option or warrant grants or exercises after
             . Of the       shares sold in the offering,       shares will be
subject to the lock-up agreements described below assuming that we sell all shares reserved under our directed share program to the entities or persons for
whom these shares have been reserved. We expect that the remaining       shares,
plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors and 10% or greater stockholders.


    The remaining       shares outstanding and       shares subject to
outstanding options and warrants are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if the sale is registered or if it qualifies for an exemption from registration, or if the securities can be sold under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

LOCK-UP AGREEMENTS

    Our directors, officers, employees and various other stockholders, who together hold substantially all of our securities, have entered into lock-up agreements in connection with this offering. These lock-up agreements generally provide that these holders will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Goldman Sachs, as representative for the underwriters. The lock-up agreements executed by our employees and directors also cover any shares they may acquire through our directed share program. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements may not be sold until these arrangements expire or are waived by Goldman Sachs, as representative for the underwriters. Assuming that Goldman Sachs does not release any security holders from the lock-up agreements, the following shares will be eligible for sale in the public market at the following times:

    - Beginning on the effective date of the registration statement of which
      this prospectus forms a part,       of the       shares sold in this
      offering, and       additional shares not subject to lock-up agreements
      and eligible for sale under Rule 144(k), will be immediately available for sale in the public market.

    - Beginning 90 days after the effective date, an additional       shares not
      subject to lock-up agreements will be eligible for sale pursuant to Rule 144 and Rule 701.

    - Beginning 180 days after the effective date, an additional       shares
      will be eligible for sale pursuant to Rule 144, Rule 144 (k) and Rule 701.

RULE 144

    In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - one percent of the number of shares of common stock then outstanding,
      which will equal approximately       shares immediately after this
      offering; and

    - the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

    Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, may sell these shares without complying with the manner of sale, public information, volume limitation or notice requirements of Rule 144.

RULE 701

    Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144, but without compliance with certain restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 ninety days after the closing of this offering without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 ninety days after the closing of this offering without complying with the holding period, public information, volume limitation or notice requirements of Rule 144.

EMPLOYEE PLANS


    In addition, we intend to file a registration statement under the Securities Act after the effective date of this offering to register shares to be issued pursuant to our employee benefit plans and with respect to certain outstanding options not issued under our 2000 Equity Incentive Plan. As a result, any shares of common stock acquired upon exercise of options or rights granted under the 2000 Equity Incentive Plan, the 2000 Directors Option Plan and the Employee Stock Purchase Plan will also be freely tradable in the public market. However, shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144, unless otherwise resaleable under Rule 701. As of April 11, 2000, we had granted options to purchase 3,248,748 shares of common stock that had not been exercised, of which options to purchase 367,960 shares were exercisable. In addition, we have reserved 500,000 shares for possible issuance under our Directors Option Plan and 1,000,000 shares for possible future issuance under our Employee Stock Purchase Plan.

                                  UNDERWRITING

    PaperExchange and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Chase Securities Inc., FleetBoston Robertson Stephens Inc. and Banc of America Securities LLC are the representatives of the underwriters.

                      UNDERWRITERS                         NUMBER OF SHARES
                      ------------                         -----------------
Goldman, Sachs & Co......................................
Chase Securities Inc.....................................
FleetBoston Robertson Stephens Inc.......................
Banc of America Securities LLC...........................
                                                           ----------------

          Total..........................................
                                                           ================

    Goldman, Sachs & Co., Chase Securities Inc., FleetBoston Robertson Stephens Inc., and Banc of America Securities LLC will jointly manage the order books for the offering.

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from PaperExchange to cover these sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by PaperExchange. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to
purchase       additional shares.

                                                           NO         FULL
                PAID BY PAPEREXCHANGE                   EXERCISE    EXERCISE
                ---------------------                   --------    --------
Per Share.............................................  $           $
Total.................................................

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $             per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $             per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

    PaperExchange and its directors, officers, employees and other holders of substantially all its securities have agreed, with the underwriters, subject to limited exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

    Prior to this offering, there has been no public market for the common stock. The initial public offering price for the common stock has been negotiated among PaperExchange and the representatives of the underwriters. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, were PaperExchange's historical performance, estimates of PaperExchange's business potential and earnings prospects, an assessment of PaperExchange's management and the consideration of the above factors in relation to the market valuation of companies in related businesses.

    PaperExchange's common stock has been approved for quotation on the Nasdaq National Market under the symbol "PPEX".

    In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to other underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short-sale covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.


    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.



    An investment partnership affiliated with Goldman, Sachs (lead manager of this offering) holds 86,525 shares of our common stock. The aggregate beneficial ownership interest of PaperExchange shares held by the investment partnership attributable to Goldman, Sachs (as determined in accordance with the Conduct Rules of the National Association of Securities Dealers, Inc.) is approximately 5%.



    At the request of PaperExchange, the underwriters are reserving up to shares of common stock for sale at the initial public offering price to directors, officers, employees and friends through a directed share program. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase these reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.


    PaperExchange estimates that the total expenses of the offering, excluding
underwriting discounts and commissions, will be approximately $      million.

    PaperExchange has agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for PaperExchange by Bingham Dana LLP, Boston, Massachusetts. Legal matters in connection with this offering will be passed upon for the underwriters by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS


    Ernst & Young LLP, independent auditors, have audited our financial statements and schedule at December 31, 1998 and 1999, and for the period from April 10, 1998 (date of inception) to December 31, 1998, the year ended
December 31, 1999, and the period from April 10, 1998 (date of inception) to December 31, 1999, as set forth in their report. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION


    We have filed a registration statement on Form S-1 with the Securities and Exchange Commission for the common stock we are offering by this prospectus. This prospectus does not contain all of the information contained in the registration statement and the exhibits. You should refer to the registration statement and its exhibits for additional information. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made constitute summaries of the material provisions only and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other documents. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.


    You can read our Securities and Exchange Commission filings, including the registration statement, over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                            PAPEREXCHANGE.COM, INC.


                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE(S)
                                                              --------
Report of Ernst & Young LLP, Independent Auditors...........    F-2

Financial Statements:

  Balance Sheets............................................    F-3

  Statements of Operations..................................    F-4

  Statements of Changes in Stockholders' Equity.............    F-5

  Statements of Cash Flows..................................    F-6

  Notes to Financial Statements.............................    F-7

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Stockholders' of
PaperExchange.com, Inc.



We have audited the accompanying balance sheets of PaperExchange.com, Inc. as of December 31, 1998 and 1999, and the related statements of operations, changes in stockholders' equity, and cash flows for the period from April 10, 1998 (date of inception) to December 31, 1998 and for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PaperExchange.com, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from April 10, 1998 (date of inception) to December 31, 1998 and the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.


                                       Ernst & Young LLP

Boston, Massachusetts
February 11, 2000, except for
  Notes 5 and 8, as to which the date
  is March 9, 2000

                            PAPEREXCHANGE.COM, INC.


                                 BALANCE SHEETS


                                                                                                    AS OF
                                                                    AS OF DECEMBER 31,            MARCH 31,
                                                              -------------------------------   --------------
                                                                   1998             1999             2000
                                                              --------------   --------------   --------------
                                                                                                 (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $     492,842    $  16,278,777    $  18,092,994
  Accounts receivable, net of allowances of $35,385 and
    $17,667 at December 31, 1999 and March 31, 2000,
    respectively............................................             --           86,167        2,764,200
  Prepaid expenses..........................................          3,640           80,370          360,377
                                                              -------------    -------------    -------------
  Total current assets......................................        496,482       16,445,314       21,217,571
                                                              -------------    -------------    -------------

Property and equipment:
  Software..................................................        268,990        1,250,489        1,345,074
  Computer and office equipment.............................         67,816          572,000          898,186
  Furniture and fixtures....................................         14,869           76,395           76,395
  Leasehold improvements....................................             --           41,087            8,439
                                                              -------------    -------------    -------------
                                                                    351,675        1,939,971        2,328,094
  Less: accumulated depreciation............................         31,942          228,454          447,030
                                                              -------------    -------------    -------------
Property and equipment, net.................................        319,733        1,711,517        1,881,064
Intangible assets, net of accumulated amortization of
  $29,728 and $59,455 at December 31, 1999 and March 31,
  2000, respectively........................................             --          320,272          290,545
Other assets, net of accumulated
  amortization of $181 at December 31, 1998.................          1,323            8,800          520,072
                                                              -------------    -------------    -------------
Total assets................................................  $     817,538    $  18,485,903    $  23,909,252
                                                              =============    =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $      37,672    $   1,921,181    $   1,411,208
  Accrued professional fees.................................          4,904           87,764        1,352,350
  Accrued expenses..........................................          9,798          385,732          768,494
  Accrued relocation expenses...............................             --               --          400,000
  Payable to officer........................................             --          657,133               --
  Interest payable..........................................             --          252,588            9,463
                                                              -------------    -------------    -------------
Total current liabilities...................................         52,374        3,304,398        3,941,515
                                                              -------------    -------------    -------------

Notes payable to stockholders, net of discount of $1,532,500 and $43,550 at December 31, 1999 and March 31, 2000,
  respectively..............................................             --        8,467,650          256,450

Stockholders' equity:
  Common Stock, $.001 par value; 60,000,000 shares
    authorized; 41,901,442 shares issued and outstanding
    (unaudited).............................................             --               --           41,901
  Membership Interests, 30,000,000 issued and outstanding in
    1998, 39,280,983 issued and outstanding in 1999
    (including 142,748 Economic Interests outstanding in
    1999)...................................................      1,625,000       15,580,290               --
Additional paid-in-capital..................................             --        4,245,693       33,793,221
Deferred compensation.......................................             --       (2,116,900)      (2,117,921)
Notes receivable--officers..................................             --       (1,084,082)      (1,052,632)
Accumulated deficit.........................................       (859,836)      (9,911,146)     (10,953,282)
                                                              -------------    -------------    -------------
Total Stockholders' equity..................................        765,164        6,713,855       19,711,287
                                                              -------------    -------------    -------------
Total liabilities and Stockholders' equity..................  $     817,538    $  18,485,903    $  23,909,252
                                                              =============    =============    =============


                            SEE ACCOMPANYING NOTES.

                            PAPEREXCHANGE.COM, INC.
                            STATEMENTS OF OPERATIONS



                                       PERIOD FROM APRIL 10                                THREE MONTHS ENDED
                                       1998 (INCEPTION) TO         YEAR ENDED                   MARCH 31,
                                           DECEMBER 31            DECEMBER 31        -------------------------------
                                               1998                   1999                1999             2000
                                       --------------------   --------------------   --------------   --------------
                                                                                               (UNAUDITED)
Net revenues.........................     $       1,500          $     114,191       $       1,178    $   3,444,635
Cost of revenues.....................                --                 91,766                  --        3,341,642
                                          -------------          -------------       -------------    -------------
Gross profit.........................             1,500                 22,425               1,178          102,993
Expenses:
  Sales and marketing expense:
    Non-cash compensation expense....                --                     --                  --        5,212,380
    Other sales and marketing........           541,072              3,376,116             405,813        2,534,276
  Technology expense:
    Non-cash compensation expense....                --                     --                  --            3,250
    Other technology expense.........           141,207              3,103,858             266,201        2,708,797
  General and administrative expense:
    Non-cash compensation expense....                --                515,793                  --        1,277,398
    Other general and
      administrative.................           206,960              1,600,024             193,996        1,490,939
  Write-off of capitalized
    software.........................                --                209,294                  --               --
                                          -------------          -------------       -------------    -------------
    Total operating expenses.........           889,239              8,805,085             866,010       13,227,040
                                          -------------          -------------       -------------    -------------
Operating loss.......................          (887,739)            (8,782,660)           (864,832)     (13,124,047)
Other income and expense:
  Interest expense...................                --               (334,423)                 --         (322,250)
  Interest income....................            27,903                 55,739               4,960          284,076
  Other miscellaneous income
    (expense)........................                --                 10,034                (790)              --
                                          -------------          -------------       -------------    -------------
Loss before extraordinary items......          (859,836)            (9,051,310)           (860,662)     (13,162,221)
Extraordinary items
  Loss on debt extinguishment........                --                     --                  --        1,422,672
                                          -------------          -------------       -------------    -------------
Net loss.............................     $    (859,836)         $  (9,051,310)      $    (860,662)   $ (14,584,893)
                                          =============          =============       =============    =============
Basic and diluted net loss per share:
  Loss before extraordinary items....     $        (.03)         $        (.26)      $        (.03)   $        (.32)
  Extraordinary items................                --                     --                  --             (.04)
                                          -------------          -------------       -------------    -------------
Net loss.............................     $        (.03)         $        (.26)      $        (.03)   $        (.36)
                                          =============          =============       =============    =============
Weighted average interests
  outstanding used to compute basic
  and diluted net loss per share.....        30,000,000             34,881,564          30,000,000       40,319,260


                            SEE ACCOMPANYING NOTES.

                            PAPEREXCHANGE.COM, INC.
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                  LLC INTERESTS                COMMON STOCK         ADDITIONAL
                                            --------------------------   ------------------------     PAID-IN        DEFERRED
                                              SHARES         AMOUNT        SHARES       AMOUNT        CAPITAL      COMPENSATION
                                            -----------   ------------   ----------   -----------   -----------   --------------
Issuance of Membership Interests at
  inception, April 10, 1998...............   30,000,000   $  1,625,000
Net loss..................................           --             --
                                            -----------   ------------
Balance at December 31, 1998..............   30,000,000      1,625,000
Capital contribution......................                     500,000
Issuance of Membership Interests on April
  5, 1999.................................    6,000,000      1,000,000
Deferred compensation related to
  options.................................                                                          $   135,960    $  (135,960)
Issuance of Membership Interests on August
  13, 1999................................      966,714      1,342,658
Exercise of options on August 14, 1999....      142,748         28,550
Issuance of warrants related to Members'
  promissory notes dated October 15,
  1999....................................                                                            1,613,000
Issuance of Membership Interests on
  December 20, 1999.......................      441,754      1,052,632
Deferred compensation related to
  options.................................                                                            1,996,733     (1,996,733)
Deferred compensation related to stock....                                                              500,000       (500,000)
Exercise of options on December 30, 1999..      157,252         31,450
Issuance of Membership Interests on
  December 30, 1999.......................    1,572,515     10,000,000
Amortization of deferred compensation
  related to options......................                                                                             515,793
Net loss..................................
                                            -----------   ------------                              -----------    -----------
Balance at December 31, 1999..............   39,280,983   $ 15,580,290                              $ 4,245,693    $(2,116,900)
Deferred compensation related to options
  (unaudited).............................                                                               78,000        (78,000)
Issuance of Membership Interests, net of
  issuance expenses, on February 16, 2000
  (unaudited).............................    1,479,894   $  9,935,062
Conversion of LLC to C Corp (unaudited)...  (40,760,877)  $(25,515,352)  40,760,877   $    40,761    11,931,834
Issuance of warants to purchase common
  stock (unaudited).......................                                                            6,416,049
Issuance of common stock, net of issuance
  expenses, on March 6, 2000 (unaudited)..                                  527,639           528     5,104,452
Issuance of common stock, net of issuance
  expenses, on March 7, 2000 (unaudited)..                                  519,149           519     5,022,328
Proceeds from stock options exercised on
  common stock on March 11, 2000
  (unaudited).............................                                    7,272             7         1,443
Issuance of common stock, net of issuance
  expenses, on March 20, 2000
  (unaudited).............................                                   86,525            86       993,422
Amortization of deferred compensation
  related to options (unaudited)..........                                                                              76,979
Repayment of shareholder loans
  (unaudited).............................
Net loss (unaudited)
                                            -----------   ------------   ----------   -----------   -----------    -----------
Balance at March 31, 2000 (unaudited).....           --             --   41,901,462   $    41,901   $33,793,221    $(2,117,921)
                                            ===========   ============   ==========   ===========   ===========    ===========

                                                NOTES                           TOTAL
                                            RECEIVABLE--     ACCUMULATED    STOCKHOLDERS'
                                              OFFICERS         DEFICIT          EQUITY
                                            -------------   -------------   --------------
Issuance of Membership Interests at
  inception, April 10, 1998...............                                   $  1,625,000
Net loss..................................                  $   (859,836)        (859,836)
                                                            ------------     ------------
Balance at December 31, 1998..............                      (859,836)         765,164
Capital contribution......................                                        500,000
Issuance of Membership Interests on April
  5, 1999.................................                                      1,000,000
Deferred compensation related to
  options.................................                                             --
Issuance of Membership Interests on August
  13, 1999................................                                      1,342,658
Exercise of options on August 14, 1999....                                         28,550
Issuance of warrants related to Members'
  promissory notes dated October 15,
  1999....................................                                      1,613,000
Issuance of Membership Interests on
  December 20, 1999.......................   $(1,052,632)                              --
Deferred compensation related to
  options.................................                                             --
Deferred compensation related to stock....                                             --
Exercise of options on December 30, 1999..       (31,450)                              --
Issuance of Membership Interests on
  December 30, 1999.......................                                     10,000,000
Amortization of deferred compensation
  related to options......................                                        515,793
Net loss..................................                    (9,051,310)      (9,051,310)
                                             -----------    ------------     ------------
Balance at December 31, 1999..............   $(1,084,082)   $ (9,911,146)    $  6,713,855
Deferred compensation related to options
  (unaudited).............................                                             --
Issuance of Membership Interests, net of
  issuance expenses, on February 16, 2000
  (unaudited).............................                                      9,935,062
Conversion of LLC to C Corp (unaudited)...                    13,542,757               --
Issuance of warants to purchase common
  stock (unaudited).......................                                      6,416,049
Issuance of common stock, net of issuance
  expenses, on March 6, 2000 (unaudited)..                                      5,104,980
Issuance of common stock, net of issuance
  expenses, on March 7, 2000 (unaudited)..                                      5,022,847
Proceeds from stock options exercised on
  common stock on March 11, 2000
  (unaudited).............................                                          1,450
Issuance of common stock, net of issuance
  expenses, on March 20, 2000
  (unaudited).............................                                        993,508
Amortization of deferred compensation
  related to options (unaudited)..........                                         76,979
Repayment of shareholder loans
  (unaudited).............................        31,450                           31,450
Net loss (unaudited)                                         (14,584,893)     (14,584,893)
                                             -----------    ------------     ------------
Balance at March 31, 2000 (unaudited).....   $(1,052,632)   $(10,953,282)    $ 19,711,287
                                             ===========    ============     ============


                            SEE ACCOMPANYING NOTES.

                            PAPEREXCHANGE.COM, INC.


                            STATEMENTS OF CASH FLOWS


                                                            PERIOD FROM
                                                              APRIL 10
                                                                1998                             THREE MONTHS ENDED
                                                           (INCEPTION) TO    YEAR ENDED               MARCH 31,
                                                            DECEMBER 31      DECEMBER 31    -----------------------------
                                                                1998            1999            1999            2000
                                                           --------------   -------------   -------------   -------------
                                                                                                     (UNAUDITED)
OPERATING ACTIVITIES:
Net loss.................................................  $    (859,836)   $  (9,051,310)  $    (860,662)  $ (14,584,893)
                                                           -------------    -------------   -------------   -------------
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation...........................................         31,942          216,686          14,690         259,663
  Amortization...........................................            181           31,051             218          29,727
  Non-cash compensation charges..........................             --          515,793              --       6,493,028
  Amortization of debt discount..........................             --           80,650              --          66,128
  Write-off of capitalized software......................             --          209,294              --              --
  Loss on debt extinguishment............................             --               --              --       1,422,672
  Changes in operating assets and liabilities:
    Accounts receivable..................................             --          (86,167)             --      (2,678,033)
    Prepaid expenses and other current assets............         (3,640)         (76,730)          1,326        (280,007)
    Accounts payable.....................................         42,576        1,868,807          (3,380)       (509,973)
    Accrued expenses.....................................          9,798          473,496         192,860       2,047,348
    Interest payable.....................................             --          252,588              --        (243,125)
    Payable to officer...................................             --          657,133              --        (657,133)
    Other assets.........................................         (1,504)        (258,800)             --        (511,272)
                                                           -------------    -------------   -------------   -------------
Total adjustments........................................         79,353        3,883,801         205,714       5,439,023
                                                           -------------    -------------   -------------   -------------
Net cash used in operating activities....................       (780,483)      (5,167,509)       (654,948)     (9,145,870)
                                                           -------------    -------------   -------------   -------------

INVESTING ACTIVITIES:
Acquisition of MPX assets................................             --         (100,000)             --              --
Purchase of property and equipment.......................        (82,685)        (606,796)        (42,362)       (429,210)
Purchase of internal use software........................       (146,990)      (1,260,968)             --              --
Proceeds from disposal of software.......................             --           50,000              --              --
                                                           -------------    -------------   -------------   -------------
Net cash used in investing activities....................       (229,675)      (1,917,764)        (42,362)       (429,210)
                                                           -------------    -------------   -------------   -------------

FINANCING ACTIVITIES:
Proceeds from Members' capital contributions.............      1,503,000       12,871,208         500,000       9,935,062
Prodeeds from issuance of Common Stock...................             --               --              --      11,122,785
Proceeds from notes payable to members...................             --       10,000,000              --
Repayment of notes payable...............................             --               --              --      (9,700,000)
Repayment of notes receivable--shareholders..............             --               --              --          31,450
                                                           -------------    -------------   -------------   -------------
Net cash provided by financing activities................      1,503,000       22,871,208         500,000      11,389,297
                                                           -------------    -------------   -------------   -------------
Increase (decrease) in cash and cash equivalents.........        492,842       15,785,935        (197,310)      1,814,217
Cash and cash equivalents, beginning of period...........             --          492,842         492,842      16,278,777
                                                           -------------    -------------   -------------   -------------
Cash and cash equivalents, end of period.................  $     492,842    $  16,278,777   $     295,532   $  18,092,994
                                                           =============    =============   =============   =============
Interest paid............................................  $          --    $      81,835   $          --   $     565,376

NON-CASH TRANSACTION:
Software contributed in exchange for equity interest.....  $     122,000    $          --   $          --   $          --
                                                           =============    =============   =============   =============


                            SEE ACCOMPANYING NOTES.

                            PAPEREXCHANGE.COM, INC.


                         NOTES TO FINANCIAL STATEMENTS


                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


1. NATURE OF BUSINESS


    PaperExchange.com, Inc. (the Company) is a provider of e-commerce solutions to producers and customers of pulp and paper products. The Company enables these parties to efficiently buy and sell products through a secure Internet-based neutral marketplace tailored to this industry. The Company operates solely in one operating segment, the development and marketing of an online marketplace for the purchase and distribution of pulp and paper products.



    The Company was organized as a Delaware limited liability company on April 10, 1998. The Company headquarters are located in Boston, Massachusetts. On February 28, 2000, the Company converted from a limited liability company to a corporation. Under the Agreement and Plan of Conversion, all outstanding Membership Interests and Economic Interests were converted into shares of common stock.



    The Company, from its inception through December 31, 1999, was a development stage enterprise devoting its efforts to product development, marketing and securing financing, with no significant revenue derived from operations. The Company ceased to be a development stage company in the first quarter of 2000.



    The accompanying financial statements have been presented on the assumption that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. During 1998 and 1999, the Company incurred significant operating losses and utilized significant amounts of cash to fund the design and development of the Company's online marketplace and the establishment of relationships with suppliers and customers. The Company is reaching a critical stage in its growth as it transforms to a commercial company with complete sales and marketing capabilities. During this time, the Company increased its overall operating expenses and overhead to be positioned to further increase its sales and marketing capabilities. In order to be adequately positioned to meet these demands, the Company obtained debt and equity financing.


    The Company expects to continue to utilize significant amounts of cash to fund operations as it implements its business plan. The Company continues to seek equity financing as its primary means of funding operations during this transition. The Company's largest stockholders have represented that they will provide the Company with such additional financing, as may be necessary, in order to enable the Company to continue to sustain operations.

    As a result of the above actions, management believes that its existing cash resources (including the financing commitments) and cash from operations should meet working capital requirements over the next twelve months.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


INTERIM FINANCIAL INFORMATION



    The financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 are unaudited and includes all adjustments, consisting only of normal recurring adjustments, that the Company's management considers necessary for a fair presentation of the Company's operating results and cash flows for such period. Results for the three month period March 31, 2000 are not necessarily indicative of results expected for the full fiscal year of 2000 or for any future period.

                            PAPEREXCHANGE.COM, INC.

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


REVENUE RECOGNITION


    Net revenues consist primarily of product sales to customers and charges to customers for outbound freight and other logistical services. Under most supplier agreements, the Company acts as a principal when purchasing products from suppliers and reselling them to customers. Products are shipped directly to customers by suppliers based on customer delivery date specifications. Under principal-based agreements, the Company is responsible for selling products, collecting payment from customers, ensuring that the shipment reaches customers and processing sales returns. In addition, the Company takes title to the product upon shipment and bears the risk of loss for collection, delivery and product returns from customers. The Company recognizes revenues from product sales when products are shipped to customers. The Company provides an allowance for sales returns, if deemed appropriate, at the time of sale. During 1999, the Company recorded an allowance for sales returns of approximately $31,000.


    To date, an insignificant amount of revenues are from agreements with suppliers for which the Company is acting as an agent. Under agency-based supplier agreements, the Company recognizes a percentage share of revenues generated by suppliers when products are shipped to customers.

CASH AND CASH EQUIVALENTS

    The Company considers short-term investments with original maturity dates of 90 days or less at the date of purchase to be cash equivalents. The Company's cash and cash equivalents as of December 31, 1999 consisted primarily of commercial paper and money market funds held by large financial institutions in the United States and their carrying value approximated fair value. The Company has pledged approximately $70,000 of cash equivalents to secure two letters of credit for operating leases.

FINANCIAL INSTRUMENTS

    Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at cost which approximates fair value due to the short-term maturity of these instruments. Carrying amounts of long-term debt approximate fair value as the debt bears interest at rates approximating current market rates.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. The Company provides for depreciation using accelerated and straight-line methods over the estimated useful lives of the related assets which range from 2 to 7 years.

CAPITALIZED SOFTWARE DEVELOPMENT FOR INTERNAL USE

    The Company accounts for software developed for internal use under Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on capitalization of the costs incurred for computer software developed or obtained for internal use. Expenses incurred by the Company to enhance, manage, monitor and

                            PAPEREXCHANGE.COM, INC.

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


operate the Company's web site are expensed as incurred, except for costs which provide additional functionality, which are capitalized in accordance with SOP 98-1.

    In 1998, the Company capitalized $268,990 of software that was internally developed or purchased. In November 1999, the software version was replaced with a substantially modified version. Accordingly, capitalized internal-use software costs of $209,294 that had no future benefit to the Company were deemed impaired and charged to expense.

    As of December 31, 1999, the Company had capitalized $1,260,968 of internally developed and purchased software costs related to the new software version. This cost is being depreciated on a straight-line basis over the useful life of the software (estimated at two years).


    In 1998 and 1999 and the three months ended March 31, 2000, depreciation expense relating to capitalized software costs was $20,174, $96,002 and $144,000, respectively.


INTANGIBLE ASSETS

    The Company incurred costs of $500,000 in connection with a co-branding marketing agreement with another internet entity. Costs of $250,000 related to the execution of the agreement, the terms of which include a non-compete agreement and exclusivity rights, are being amortized on a straight line basis over the four-year life of the agreement. The balance of costs have been expensed.

    In connection with an acquisition of certain assets of MPX, the Company obtained two non-compete agreements that aggregate $100,000. The non-compete agreements are being amortized on a straight line basis over the life of the agreements, which range from 18 to 26 months.

STOCK-BASED COMPENSATION

    The Company has elected to follow Accounting Principles Board Opinion
No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its employee stock options. Under APB Opinion No. 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. See pro forma disclosures of applying Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation,
("FAS 123") included in Note 5. The Company accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

ADVERTISING COSTS


    Advertising costs are expensed in the period in which they are incurred. The Company incurred $69,000, $545,000 and $323,000 in advertising costs in 1998, 1999 and the three months ended March 31, 2000, respectively.

                            PAPEREXCHANGE.COM, INC.

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


INCOME TAXES


    During 1998 and 1999 the Company was treated as a partnership for federal and state income tax purposes. Therefore, all items of income, expense and tax credits are passed through to the Company's Members. As more fully discussed in
Note 5, effective with the conversion from a limited liability company to a corporation, the Company is subject to federal and state income taxes. The Company expects to recognize a deferred tax asset for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Due to the uncertainties regarding the Company's future results of operations, a full valuation allowance will be recorded against any deferred tax asset for the forseeable future. Pro forma information with respect to income taxes, net loss and net loss per share, assuming the Company had been taxed as a corporation, would not be meaningful due to the significance of the Company's operating loss and the fact that no income tax benefit will be recognized.


USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CONCENTRATIONS OF CREDIT RISK AND OTHER RISKS

    Financial instruments that potentially subject the Company to credit risk consist primarily of uninsured cash and cash equivalents. Cash and cash equivalents are deposited with a federally insured commercial bank in the United States or in higher grades of commercial paper with durations of under 90 days at the time of purchase.


    The Company sells primarily to converters, printers, wholesalers and retailers of paper and related products. The Company performs ongoing credit evaluations of its customers and may or may not require collateral. The Company analyzes the need for reserves for potential credit losses and records reserves when necessary. The Company has obtained credit insurance to mitigate any potential losses, and to date, has not had significant bad debt losses. The Company has a bad debt allowance of approximately $4,000 and $16,000 at December 31, 1999 and March 31, 2000, respectively.



    At December 1999, one customer accounted for 100% of the accounts receivable balance and 76% of the Company's net revenue for the year ended December 31, 1999. A second customer accounted for 89% of the accounts receivable balance at March 31, 2000 and 82% of the Company's revenue for the three months then ended.


NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value.

                            PAPEREXCHANGE.COM, INC.

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction and, if it is, the type of hedge transaction. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its financial statements.


3. NET LOSS PER SHARE



    Net loss per share (prior to February 28, 2000 limited liability company interests were used to compute net loss per share and include both Membership Interests and Economic Interests) has been computed in accordance with the Statement of Financial Accounting Standards No. 128, "Earnings Per Share"
("FAS 128"), which requires disclosure of basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, shares subject to repurchase, warrants, and convertible securities.



    Diluted earnings per share includes the impact of potentially dilutive securities. The Company's potentially dilutive securities were antidilutive and therefore were not included in the computation of weighted-average shares used in computing diluted loss per share. Following the guidance given by the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock that has been issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering date must be included in the calculation of basic and diluted net loss as if these shares had been outstanding for all periods presented. To date, the Company has not issued or granted shares for nominal consideration.



    The following table presents the calculation of basic and diluted and diluted net loss per share:



                                PERIOD FROM
                               APRIL 10, 1998
                               (INCEPTION) TO    YEAR ENDED          THREE MONTHS ENDED
                                DECEMBER 31,    DECEMBER 31,   -------------------------------
                                    1998            1999       MARCH 31, 1999   MARCH 31, 2000
                               --------------   ------------   --------------   --------------
Numerator:
  Net loss...................    $ (859,836)    $(9,051,310)    $  (860,662)     $(14,584,893)
Denominator:
  Weighted average shares
    outstanding (for basic
    and diluted).............    30,000,000      34,881,564      30,000,000        40,319,260
  Basic and diluted net loss
    per share................    $     (.03)    $      (.26)    $      (.03)     $       (.36)



    The Company has excluded all outstanding stock options and warrants from the calculation of diluted net loss per share because all such securities are antidilutive for all periods presented. The total number of shares excluded from the calculation of diluted net loss per share was 9,231,771 for the year ended December 31, 1999. Such securities, had they been dilutive, would have been included in the computation of diluted net loss per share using the treasury stock method.

                            PAPEREXCHANGE.COM, INC.

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


4. NOTES PAYABLE TO STOCKHOLDERS

    On October 15, 1999, the Company issued promissory notes to the stockholders of the Company and obtained additional financing aggregating $10,000,000. Each note was in proportion to the individual stockholder's equity interest. In connection, and simultaneously with the issuance of the promissory notes, the Company issued 5,000,001 fully vested warrants, each of which is to purchase one share of common stock in the Company at an exercise price of $2 per share. (See
Note 5)


    The Company determined the fair value of the warrants at the date of issuance. The fair value of the warrants was determined using an option pricing model with the following assumptions: expected life of seven years; risk-free interest rate of 5.9%; no dividends during the expected term and a volatility of 134%.



    Based upon this determination, $1,613,000 of the proceeds has been assigned to the value of the warrants and $8,387,000 has been assigned to the notes. The value of the warrants has been credited to additional paid-in capital. The difference between the face value of the notes and the carrying value is reflected as a discount and is being amortized over the term of the notes. The notes bear interest on the face amount of the notes at the Company's bank prime rate plus 4.0%. As of December 31, 1999, the interest rate on these loans was 12.5%. The weighted average effective interest rate during 1999, including the effect of amortizing the warrant, was 16%. Interest is payable quarterly, and the notes mature upon the earlier of October 15, 2004 or the date of an acceleration pursuant to the promissory note agreement. The agreement defines an acceleration event to include, among other events, failure to make timely interest payments, sale of substantially all of the Company's assets, bankruptcy, or issuance of debt and/or equity from which the gross proceeds exceed $30,000,000. Any acceleration other than bankruptcy is subject to the election of the holders of a majority of the notes.



    In March 2000, the Company repaid $9,700,000 of the notes payable and recognized the unamortized discount of approximately $1,423,000 as a loss on the debt extinguishments. The remaining $300,000 note payable to a shareholder was repaid in April 2000.


5. STOCKHOLDERS' EQUITY

DESCRIPTION OF SECURITIES

    At December 31, 1999, the Company's Members' Equity consisted of Membership Interests and Economic Interests. Each Membership Interest consists of an Economic Interest and other rights (primarily the right to vote on, or participate in, the management of the Company). All holders of Economic Interests have the right to receive distributions of the Company's assets and allocations of profits and losses.

CONVERSION TO A C CORPORATION


    On February 28, 2000, the Company converted from a limited liability company to a corporation. Under the Agreement and Plan of Conversion, all outstanding Membership Interests and Economic Interests were converted into shares of common stock. Each share of common

                            PAPEREXCHANGE.COM, INC.

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


5. STOCKHOLDERS' EQUITY (CONTINUED)
stock is entitled to one vote. The holders of common stock are also entitled to receive dividends from legally available funds when, and if, declared by the Board of Directors.


    The Company's accumulated deficit of $13,542,757 at February 28, 2000, the date of such conversion, was reclassified as additional paid-in-capital.


    Further, the Company issued options to purchase common stock under the Company's 2000 Equity Incentive Plan in full substitution for all outstanding options to purchase Economic Interests under the Company's 1998 Equity Option Plan. The Company also issued warrants and options in full substitution for all outstanding warrants and options to purchase Membership Interests.

    Concurrent with the conversion to a corporation, all of the stockholders executed a Stockholders' Agreement. Under the terms of the Stockholders' Agreement, the stockholders have agreed to set the number and composition of the Board of Directors of the Company. In addition, each stockholder has granted to the Board of Directors an irrevocable proxy to vote all common stock held by such stockholder. With the exception of the majority owner, all stockholders must give the other holders the right of first refusal when selling stock. Proposed sales of greater than a 5% ownership by a holder triggers an automatic right for the other holders to participate as a seller in a proposed sale in proportion to their ownership interests. If the majority owner enters into a transaction to sell all of its stock, it can compel all stockholders to sell outstanding shares. This Stockholders' Agreement expires upon the dissolution of the Company or an initial public offering of the Company's common stock.

MEMBERSHIP INTEREST SPLIT


    On September 14, 1999, the Company's Board of Directors authorized a three-for-one Membership Interest split effective November 1, 1999. All Membership Interests and per share amounts in the financial statements for all periods presented have been retroactively adjusted to reflect the Membership unit splits.


1998 EQUITY OPTION PLAN

    In April 1999, the Company adopted the Amended 1998 Equity Option Plan (the "Plan"). The Plan authorizes the grant of options to employees to purchase Economic Interests. Options may only be granted to persons who are employees of the Company. A total of 4,550,000 units of Economic Interests have been reserved for issuance under the Plan.

    The exercise price of options granted under the Plan may not be less than 85% of the fair value of the Economic Interests as of the grant date, as determined by the Board of Directors. The term of options granted under the Plan may not exceed five years.


    The Company issued options to purchase common stock under the Company's 2000 Equity Incentive Plan in full substitution for all outstanding options to purchase Economic Interests under the Company's 1998 Equity Option Plan.

                            PAPEREXCHANGE.COM, INC.

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


5. STOCKHOLDERS' EQUITY (CONTINUED)
2000 EQUITY INCENTIVE PLAN


    In February 2000, the Company's Board of Directors adopted the 2000 Equity Incentive Plan (the "2000 Plan") for issuance of common stock to eligible participants. The Plan provides for the granting of incentive stock options and non-qualified stock options. In the case of incentive stock options, options may be granted under the 2000 Plan at prices not less 100% of the fair value at the date of grant. Generally, the options expire after ten years from the initial date of grant. Options generally vest over a period of four years from the date of grant. A total of 8,000,000 shares have been reserved for issuance under the 2000 Plan.


STOCK COMPENSATION

    Pro-forma information regarding net loss is required by FAS 123, and has been determined as if the Company had accounted for its employee options under the fair value method provided for under FAS 123. The fair value of options was estimated at the date of grant using a minimum value option pricing model for 1999 with the following weighted-average assumptions: risk-free interest rate ranging from 5.30% to 6.5%, a dividend yield of 0% and an expected life of the option of three years.

    The option valuation models were developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the employee equity options.


    For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options vesting period. The Company's pro forma information follows:



                                                                  DECEMBER 31, 1999
                                                              -------------------------
                                                              AS REPORTED    PRO FORMA
                                                              -----------   -----------
Net loss....................................................  $(9,051,310)  $(9,120,014)
Basic and diluted loss per share............................  $      (.26)  $      (.26)


    The effects on pro forma net loss of expensing the estimated fair value of stock options, are not necessarily representative of the effects on reported net loss for future years, due to such things as the vesting period of the stock options, and the potential for issuance of additional stock options in future years.

                            PAPEREXCHANGE.COM, INC.

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


5. STOCKHOLDERS' EQUITY (CONTINUED)

    Option activity (1998 Equity Option Plan) during 1999 was as follows:


                                                                           1999
                                                              ------------------------------
                                                                                WEIGHTED
                                                                            AVERAGE EXERCISE
                                                                SHARES           PRICE
                                                              -----------   ----------------
Outstanding at beginning of year............................           --      $        --
Granted.....................................................    2,796,250              .42
Exercised...................................................     (300,000)             .20
Canceled....................................................      (31,500)             .20
                                                              -----------      -----------
Outstanding at end of year..................................    2,464,750      $       .45
                                                              ===========      ===========
Options exercisable at end of year..........................      234,500
                                                              ===========
Weighted-average fair value of options granted during
  year......................................................  $       .13
                                                              ===========

    The following table summarizes information about these stock options outstanding at December 31, 1999:

                                OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                        ------------------------------------   ----------------------
                          NUMBER       WEIGHTED                  NUMBER
                        OUTSTANDING     AVERAGE     WEIGHTED   EXERCISABLE   WEIGHTED
                            AT         REMAINING    AVERAGE        AT        AVERAGE
      RANGE OF          DECEMBER 31   CONTRACTUAL   EXERCISE   DECEMBER 31   EXERCISE
   EXERCISE PRICES         1999       LIFE (YRS.)    PRICE        1999        PRICE
---------------------   -----------   -----------   --------   -----------   --------
0.20$.............        1,926,750          3.8    $   .20       204,500     $ .20
1.33$.............          538,000          4.8       1.33        30,000      1.33
                        -----------    ---------    -------    ----------
 .20 $to $1.33.....        2,464,750          4.0    $   .45       234,500     $ .34
                        ===========    =========    =======    ==========

    In addition, in connection with a certain officer's employment arrangements, the Company issued 1,767,020 options to purchase common stock at an exercise price of $2.38 per share. The options vest over four years and are exercisable for five years from the date of grant. None of the options were exercisable at December 31, 1999. The weighted average fair value of this option was $1.67 using a minimum value option pricing model with assumptions similar to options granted under the 1998 Equity Option Plan.

    Also in connection with these arrangements, 441,754 shares of common stock were issued for a note receivable of $1,052,632 due and payable on December 20, 2003. The note receivable bears interest at a rate of 6.2% and is secured by the underlying common stock. Interest compounds annually and is due and payable on December 20, 2003.


    In December 1999, the Company authorized the acceptance of a full recourse promissory note, which was repaid in January 2000, in the amount of $31,450, from an employee in exchange for exercise of the vested options under the 1998 Equity Option Plan. Both of these notes are recorded as a reduction of Stockholders' Equity.

                            PAPEREXCHANGE.COM, INC.

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


5. STOCKHOLDERS' EQUITY (CONTINUED)
DEFERRED COMPENSATION

    In connection with the grant of options to employees under the 1998 Equity Option Plan through December 31, 1999, the Company recorded deferred compensation of $135,960 for the aggregate differences between the exercise prices of options at their dates of grant and the deemed fair value for accounting purposes of the common stock subject to these options.


    In connection with the sale of common stock and grant of options to purchase common stock to an officer through December 31, 1999, the Company recorded deferred compensation of $2,496,733 for the aggregate differences between the common stock sale price and the deemed fair value of the common stock on the date of the transaction (for sale of common stock) and exercise price of the options at their date of grant and the deemed fair value of the common stock subject to these options (for grant of options).


    The amount of deferred compensation is included as a reduction of stockholders' equity and is being amortized on a straight-line vesting method over the option vesting periods, which are generally between three to four years. Total amortization of $515,793 was included in general and administrative expenses as the compensation to such employees is reported in this category. Amortization of deferred compensation is expected to be approximately $295,000 in 2000, $669,000 in 2001, $654,000 in 2002, and $499,000 in 2003.


    In February 2000 the Company granted options to purchase 450,000 shares of common stock to the majority stockholder. A charge of approximately $1,200,000 was recorded for the three months ended March 31, 2000.


WARRANTS

    In connection with the notes payable to the stockholders (Note 5), the Company issued 5,000,001 fully vested warrants that entitle the holder thereof to purchase one share of common stock of the Company at $2.00 per share of common stock. The warrants expire on October 15, 2006. As of December 31, 1999, all of the warrants were outstanding (see Note 5).

SHARES OF COMMON STOCK RESERVED FOR ISSUANCE


    Approximately 11,767,021 and 14,499,314 shares of common stock have been reserved for future issuance upon the exercise of options or warrants at December 31, 1999 and March 31, 2000, respectively.

                            PAPEREXCHANGE.COM, INC.

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


6. LEASE COMMITMENTS


    The Company has entered into operating leases for office space in Boston, Massachusetts. Future minimum rental payments (excluding any estimate of operating costs) under non-cancelable operating leases as follows:


2000........................................................  $299,484
2001........................................................   243,626
2002........................................................   128,338
2003........................................................    87,733
                                                              --------
                                                              $759,181
                                                              ========


    In addition to the lease commitments set forth above, in March 2000, the Company entered into a five year operating lease for office space in Boston, Massachusetts. Future minimum rental payments (excluding any estimate of operating costs) under this lease are as follows:



2000........................................................  $  666,192
2001........................................................   1,082,002
2002........................................................   1,082,002
2003........................................................   1,082,002
2004........................................................   1,082,002
2005........................................................     541,002
                                                              ----------
                                                              $5,535,202
                                                              ==========



    In March 2000 the Company entered into two consulting contracts related to the development of the Company's web-site and management information systems. Total amounts due under the contracts are approximately $1,950,000 and are expected to be charged to operations in 2000.


    Rent expense totaled $19,329 for 1998 and $202,415 for 1999.

7. TRANSACTIONS WITH AFFILIATES

    The Company has a joint marketing agreement with an affiliate of a shareholder. The Company incurred costs of $500,000 in connection with this agreement in 1999. See Note 2.


    In addition to the transactions discussed in Note 8, the Company purchased approximately $90,000 of product from an affiliate during 1999.



    During the three month period ended March 31, 2000, the Company had sales of $53,000 with an affiliate.


    During 1999 the Company reimbursed an affiliate approximately $90,000 for expenses paid on behalf of the Company.

                            PAPEREXCHANGE.COM, INC.

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


8. STRATEGIC ALLIANCES


    In February 2000, the Company sold approximately 1,500,000 common shares for $10,000,000. Also in February 2000, the Company sold approximately 500,000 common shares for $3,400,000. The closing for this second transaction occurred in April.



    The Company also entered into strategic agreements with these investors whereby these investors will use reasonable good faith efforts to list first run paper products at specified target volume levels for purchase by the Company and ultimate resale by the Company to the Company's customers. The term of the agreements expire on January 31, 2002 and February 2001 unless earlier terminated by each investor. The agreements are non-exclusive.



    In March 2000, the Company sold approximately 500,000 common shares for approximately $5,100,000. In connection with this transaction the Company issued fully vested warrants to purchase approximately 500,000 additional common shares for $11.56 per share. These warrants were immediately vested on the date of grant, in that they are not subject to any forfeiture for any reason and expire in April 2015. These warrants will become exercisable at the earlier of fifteen years or over two years based upon the number of tons of paper product that are purchased by the holder of such warrant through the Company's marketplace.



    The Company also entered into a strategic agreement with this investor whereby this investor will use commercially reasonable efforts: (a) to list a portion of its paper products purchase requirements on the Company's Web site; and (b) purchase at specified target volume levels of paper products from the Company, provided certain criteria are achieved by the Company, through March 31, 2002. Such criteria are very restrictive and include: (a) product quality; (b) product price; and (c) specific logistics requirements.



    The fair value of these warrants is measured at the date of grant due to the fully-vested, nonforfeitable nature of these warrants. The terms of the strategic agreement do not require any performance commitments in order to earn the right to exercise these warrants. However, if specified levels of purchases are made by the investor, the investor may earn the right to exercise these warrants earlier. In addition, the agreement is non-exclusive and allows the investor to participate in programs similar to PaperExchange. Accordingly, the Company recognized a charge to sales and marketing expense in the first quarter for approximately $5,000,000.



    The Company determined the fair value of the warrants at the date of issuance. The fair value of the warrants was determined using an option pricing model with the following assumptions: expected life of fifteen years; risk-free interest rate of 6.7%; no dividends during the expected term and a volatility of 127%.



    Also in March 2000, the Company sold approximately 500,000 shares of common stock for approximately $5,200,000 to an investor, which is in the pulp and paper industry.



9. EVENTS SUBSEQUENT TO DATE OF AUDITOR'S REPORT



STRATEGIC ALLIANCES



    In April 2000, the Company sold approximately 270,000 shares of common stock for approximately $3,100,000 to an investor, which is in the pulp and paper industry. In connection with

                            PAPEREXCHANGE.COM, INC.

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)



9. EVENTS SUBSEQUENT TO DATE OF AUDITOR'S REPORT (CONTINUED)


this transaction the Company issued fully vested warrants to purchase approximately 270,000 additional common shares for $11.56 per share. These warrants were immediately vested on the date of grant, in that they were not subject to any forfeiture for any reason and expire in May 2015. These warrants will become exercisable at the earlier of fifteen years (April, 2015) or over two years based upon the number of tons of paper product that are purchased by holder of such warrant through the Company's marketplace.



    The Company also entered into a strategic agreement with this investor whereby this investor will use commercially reasonable efforts: (a) to list, for purchase by the Company and ultimate resale by the Company to the Company's customers, first quality newsprint; and (b) purchase wastepaper products from the Company at specified target volume levels on a non-exclusive basis; through June 30, 2002, unless earlier terminated by this investor.



    The fair value of these warrants is measured at the date of grant due to the fully-vested, nonforfeitable nature of these warrants. The terms of the strategic agreement do not require any performance commitments in order to earn the right to exercise these warrants. However if specified levels of purchases are made by the investor, the investor may earn the right to exercise these warrants earlier. In addition, the agreement is non-exclusive, may be terminated at the election of the investor with minimal notice and allows the investor to participate in programs similar to PaperExchange. Accordingly, the Company expects to recognize a charge to sales and marketing expense in the second quarter of 2000 for approximately $3,000,000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS


                                     Page
                                    -------
Prospectus Summary................      1
Risk Factors......................      4
Special Note Regarding Forward-
  Looking Statements..............     17
Use of Proceeds...................     17
Dividend Policy...................     18
Capitalization....................     19
Dilution..........................     20
Selected Financial Data...........     21
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations.......     22
Business..........................     29
Management........................     45
Related Party and Other
  Transactions....................     55
Principal Stockholders............     56
Description of Capital Stock......     59
Shares Eligible for Future Sale...     61
Underwriting......................     64
Legal Matters.....................     66
Experts...........................     66
Additional Information............     66
Index to Financial Statements.....    F-1


                            ------------------------

    Through and including         , 2000 (the 25(th) day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

                                          Shares

                            PAPEREXCHANGE.COM, INC.

                                  Common Stock

                               ------------------

                                     [LOGO]
                               ------------------

                              GOLDMAN, SACHS & CO.

                                   CHASE H&Q

                               ROBERTSON STEPHENS

                         BANC OF AMERICA SECURITIES LLC

                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD fee and the Nasdaq National Market listing fee.

                                                                 AMOUNT
                                                               TO BE PAID
                                                              ------------
SEC registration fee........................................    $ 30,360
NASD fee....................................................           *
Nasdaq National Market listing fee..........................    $  5,000
Printing expenses...........................................           *
Legal fees and expenses.....................................           *
Accounting fees and expenses................................           *
Transfer agent and registrar fees...........................           *
Miscellaneous...............................................           *
                                                                --------
      Total.................................................           *
                                                                ========

------------------------

*   To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

    As permitted by the Delaware General Corporation Law, our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

    As permitted by the Delaware General Corporation Law, our Bylaws provide that (i) we are required to indemnify our directors and officers to the fullest extend permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (ii) we may indemnify our other employees and agents as set forth in the Delaware General Corporation Law, (iii) we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extend permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and
(iv) the rights conferred in the Bylaws are not exclusive.

    Reference is also made to Section       of the Underwriting Agreement, which
provides for the indemnification of officers, directors and controlling persons of us against certain liabilities. The indemnification provision in the Registrant's Certificate of Incorporation and Bylaws entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


    During the period from April 1998 (inception) through April 12, 2000, we sold and issued the following securities:



    1. On or about April 10, 1998, one accredited investor agreed to purchase 50% of the membership interests of PaperExchange.com, LLC. That investor contributed $2,000,000 in aggregate capital contributions for 15,000,000 membership interests, $1,500,000 of which was paid in April 1998 and $500,000 which was paid in January 1999. Also in April of 1998, four other accredited investors contributed an aggregate of $125,000 in cash and other assets in exchange for the remaining 50% of the membership interests (15,000,000 membership interests). These issuances and sales were made in reliance upon Section 4(2) of the Securities Act, as a transaction not involving any public offering.



    2. On April 5, 1999, PaperExchange issued 6,000,000 membership interests to one accredited investor for aggregate consideration of $1,000,000. This issuance and sale was made in reliance upon Section 4(2) of the Securities Act, as a transaction not involving any public offering.



    3. On August 13, 1999, PaperExchange issued 966,714 membership interests to nine accredited investors for aggregate consideration of approximately $1,300,000. These issuances and sales were made in reliance upon
       Section 4(2) of the Securities Act, as a transaction not involving any public offering.



    4. On October 15, 1999, PaperExchange issued warrants to nine existing investors of PaperExchange to purchase an aggregate of 5,000,001 membership interests at an exercise price of $2.00 per share. These issuances and sales were made in reliance upon Section 4(2) of the Securities Act, as a transaction not involving any public offering.



    5. On December 20, 1999, PaperExchange issued 441,754 membership interests in exchange for a promissory note issued by the chief executive officer to us in the amount of $1,052,632. This issuance and sale was made in reliance upon Rule 506 of Regulation D under the Securities Act and
       Section 4(2) of the Securities Act, as sales to accredited investors by an issuer not involving a public offering.



    6. On December 20, 1999, PaperExchange granted options to purchase 1,767,020 shares of common stock to its chief executive officer for an aggregate exercise price of $4,210,526. This grant was made in reliance upon Section 4(2) of the Securities Act, as a transaction not involving any public offering.



    7. On December 30, 1999, an executive officer of Paper Exchange exercised options to purchase 142,748 shares of common stock of PaperExchange in exchange for a promissory note issued by the executive officer to us in the amount of $31,540. This issuance was made in reliance upon Section 4(2) of the Securities Act, as a transaction not involving any public offering.



    8. On December 30, 1999, PaperExchange issued and sold 1,572,515 membership interests to five accredited investors for aggregate consideration of $10,000,000. These issuances and sales were made in reliance upon Rule 506 of Regulation D under the Securities Act and Section 4(2) of the Securities Act, as sales to accredited investors by an issuer not involving a public offering.

    9. On February 16, 2000, PaperExchange issued 1,479,894 shares of common stock to one investor for an aggregate consideration of $10,000,000. This issuance and sale was made in reliance upon Rule 506 of Regulation D under the Securities Act and Section 4(2) of the Securities Act, as sales to accredited investors by an issuer not involving a public offering.



    10. On February 29, 2000, PaperExchange agreed to issue 503,164 shares of common stock to one investor for aggregate consideration of $3,400,000. This issuance and sale was made in reliance upon Rule 506 of Regulation D under the Securities Act and Section 4(2) of the Securities Act, as sales to accredited investors by an issuer not involving a public offering.



    11. On February 29, 2000, PaperExchange granted options to one accredited investor to purchase 450,000 shares of common stock for an aggregate exercise price of $4,383,000. This grant was made in reliance upon
       Section 4(2) of the Securities Act, as a transaction not involving any public offering.



    12. On March 8, 2000, PaperExchange issued 519,149 shares of common stock at a purchase price equal to $9.74 per share and a warrant to purchase up to 519,149 shares of common stock at an exercise price of $11.56 per share to one accredited investor. This issuance and sale was made in reliance upon Rule 506 of Regulation D under the Securities Act and Section 4(2) of the Securities Act, as sales to accredited investors by an issuer not involving a public offering.



    13. On March 7, 2000, PaperExchange issued 527,639 shares of common stock to one accredited investor at a purchase price equal to $9.74 per share. This issuance and sale was made in reliance upon Rule 506 of Regulation D under the Securities Act and Section 4(2) of the Securities Act, as sales to accredited investors by an issuer not involving a public offering.



    14. On March 20, 2000, PaperExchange issued 86,525 shares of common stock to one qualified institutional buyer as such term is defined by Rule 144A under the Securities Act, at a purchase price of approximately $11.56 per share. This sale was made in reliance upon Rule 506 of Regulation D under the Securities Act and Section 4(2) of the Securities Act, as sales to accredited investors by an issuer not involving a public offering.



    15. On April 5, 2000, PaperExchange issued 268,648 shares of common stock to one accredited investor at a purchase price equal to $11.56 per share and also granted a warrant to purchase up to 268,648 shares of common stock at an exercise price of $11.56 per share. This sale was made in reliance upon Rule 506 of Regulation D under the Securities Act and Section 4(2) of the Securities Act, as sales to accredited investors by an issuer not involving a public offering.



    16. Since inception, PaperExchange has granted options to purchase an aggregate of 3,595,000 shares of common stock to a number of its employees, officers, and consultants. These grants were made in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefits plans and contracts relating to compensation as provided under such Rule 701.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following exhibits are filed as part of this registration statement:


       EXHIBIT
         NO.                                    DESCRIPTION
---------------------                           -----------
      1.1*              Form of Underwriting Agreement.

      3.1 (a)**         Registrant's Certificate of Incorporation (to be replaced by
                        Exhibit 3.1(b) upon the closing of this offering).

      3.1 (b)*          Form of Registrant's Amended and Restated Certificate of
                        Incorporation (to be effective upon the closing of this offering).

      3.2 (a)**         Registrant's Bylaws (to be replaced by Exhibit 3.2(b) upon the closing of this offering).

      3.2 (b)* Form of Registrant's Amended and Restated Bylaws (to be effective upon the closing of this offering).

      4.1*              Form of specimen stock certificate

      4.2**             Form of Warrant to Purchase Common Stock

      5.1* Opinion of Bingham Dana LLP as to the legality of the securities being registered.

     10.1+**            Listing and Strategic Alliance Agreement by and between the
                        Registrant and International Paper Company, each dated as of
                        February 16, 2000.

     10.2+** Alliance Agreement, by and between the Registrant and Impresse Corporation dated as of February 8, 2000.

     10.3+**            Alliance Agreement, by and between the Registrant and CH
                        Robinson Worldwide, Inc., dated as of January, 2000

     10.4+** Co-branding Agreement, by and between the Company and VerticalNet, Inc. dated as of September 30, 1999

     10.5+**            Supply Agreement, by and between the Registrant and Asia
                        Pulp & Paper Ltd. dated as of February 29, 2000

     10.6+**            Participation Warrant, dated as of March 7, 2000, to
                        purchase common stock between the Registrant, as issuer, and
                        Staples, Inc.

     10.7**             Purchase Agreement, by and between the Registrant, Rod
                        Parsley, Madison Dearborn Capital Partners III, L.P. and
                        Special Advisors Fund I, LLC, dated as of December 30, 1999

     10.8**             Purchase Agreement, by and between the Registrant and DSCKW
                        Irrevocable Trust dated as of December 30, 1999

     10.9** Interest Purchase Agreement by and between the Registrant and Kent Dolby dated as of December 20, 1999

     10.10** Equity Option Agreement, by and between the Registrant and Kent A. Dolby, dated as of December 20, 1999

     10.11**            Promissory Note issued by Kent Dolby to the Registrant dated as of December 20, 1999

     10.12** Employment Agreement dated as of December 20, 1999 by and between the Company and Kent Dolby

     10.13** Employment Agreement dated as of April 9, 1998, by and between the Registrant and Hilton Plein

       EXHIBIT
         NO.                                    DESCRIPTION
---------------------                           -----------
     10.14(a)**         1998 Equity Option Plan, as amended

     10.14(b)**         Form of Stock Option Agreement for 1998 Equity Option Plan,
                        as amended

     10.15(a)**         2000 Equity Incentive Plan

     10.15(b)**         Form of Stock Option Agreement for 2000 Equity Incentive
                        Plan

     10.15(c)*          Amended and Restated 2000 Equity Incentive Plan (replacement of 2000 Equity Incentive Plan)

     10.16*             2000 Directors Option Plan

     10.17*             2000 Employee Stock Purchase Plan

     10.18(a)**         Sublease by and between the Image Bank and the Registrant
                        dated as of July 13, 1999, for the premises at 545 Boylston
                        Street, Boston, Massachusetts (2nd Floor)

     10.18(b)**         Sublease by and between ICO, LLC and Keith Rodney Company
                        dated June 30, 1998 for the premises at 545 Boylston Street,
                        Boston, Massachusetts (8th Floor)

     10.18(c)**         Assignment of Sublease, dated March 19, 1999, by and between
                        Keith Rodney Company and the Registrant

     10.19** Tenancy Agreement, by and between Mr. and Mrs. J. Minshaw and the Registrant, dated as of February 1, 2000 for the premises at 1, 54 Montague Square, London

     10.20**            Park Square Building Commercial Lease, dated as of March 3,
                        2000, by and between OMV Associates Limited Partnership

     10.21**            Stockholders' Agreement dated as of February 28, 2000, among
                        PaperExchange.com Inc. and its stockholders named therein

     10.22**            Form of Promissory Note dated as of October 15, 1999

     10.23** Amendment to Employment Agreement by and between the Registrant and Hilton Plein dated as of April 9, 1998

     10.24+** Listing Agreement, by and between the Registrant and Staples, Inc., dated as of March 7, 2000

     10.25+             Listing and Strategic Alliance Agreement dated as of
                        April 5, 2000, by and between PaperExchange and Bowater
                        Incorporated

     10.26+             Participation Warrant, dated as of April 5, 2000 to purchase common stock between the Registrant, as issuer, and Bowater
                        Incorporated

     10.27+             Integration and Marketing Agreement dated as of March 31,
                        2000 by and between PaperExchange and Noosh, Inc.

   21**                 Subsidiaries of the Registrant

     23.1               Consent of Ernst & Young LLP

     23.2*              Consent of Bingham Dana LLP

     24.1**             Power of Attorney (See page II-7)

     27.1**             Financial Data Schedule for the year ended December 31, 1999


------------------------

*   To be filed by amendment.

**  Previously filed.

+   Seeking confidential treatment.

    (b) FINANCIAL STATEMENT SCHEDULES. The following financial statement schedule is included as part of this registration statement:

    SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS.

    Other financial statement schedules have been omitted because they are inapplicable or are not required under applicable provisions of regulation S-X, or because the information that would otherwise be included in such schedules is contained in the registrant's financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rules 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO ITS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BOSTON, COMMONWEALTH OF MASSACHUSETTS, ON APRIL 21, 2000.



                                                       PAPEREXCHANGE.COM, INC.

                                                       By:              /s/ DUANE DESISTO
                                                            -----------------------------------------
                                                                          Duane DeSisto
                                                                     CHIEF FINANCIAL OFFICER



    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                                                       President, Chief Executive
                   /s/ KENT DOLBY*                       Officer and Director
     -------------------------------------------         (Principal Executive          April 21, 2000
                     Kent Dolby                          Officer)

                  /s/ DUANE DESISTO                    Chief Financial Officer,
     -------------------------------------------         (Principal Financial and      April 21, 2000
                    Duane DeSisto                        Accounting Officer)

                /s/ ROBERT K. KRAFT*                   Chairman of the Board and
     -------------------------------------------         Director                      April 21, 2000
                   Robert K. Kraft

                 /s/ WALTER BUCKLEY*                   Director
     -------------------------------------------                                       April 21, 2000
                   Walter Buckley

                /s/ WILLIAM HASKELL*                   Director
     -------------------------------------------                                       April 21, 2000
                   William Haskell

               /s/ JONATHAN A. KRAFT*                  Director
     -------------------------------------------                                       April 21, 2000
                  Jonathan A. Kraft

                 /s/ NATHAN LEIGHT*                    Director
     -------------------------------------------                                       April 21, 2000
                    Nathan Leight

               /s/ ROGER WARREN STONE*                 Director
     -------------------------------------------                                       April 21, 2000
                 Roger Warren Stone

                /s/ DAVID WETHERELL*                   Director
     -------------------------------------------                                       April 21, 2000
                   David Wetherell



*By:                    /s/ DUANE DESISTO
             --------------------------------------
                          Duane DeSisto
                        Attorney-in-fact

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS


                            PAPEREXCHANGE.COM, INC.


                               DECEMBER 31, 1999

                                                                       ADDITIONS
                                                          -----------------------------------
                                           BALANCE AT                       CHARGED TO OTHER                          BALANCE AT
                                          BEGINNING OF     CHARGED COSTS       ACCOUNTS--          DEDUCTIONS--         END OF
DESCRIPTION                                  PERIOD        AND EXPENSES         DESCRIBE             DESCRIBE           PERIOD
-----------                               -------------   ---------------   -----------------   -------------------   -----------
Year Ended December 31, 1999:
  Deducted from assets accounts.........  $          0     $      31,218                  --    $                0    $   31,218
  Allowance for doubtful accounts.......                           4,167                                                   4,167
                                          ------------     -------------    ----------------    -------------------   ----------
    Total...............................  $          0     $      35,385                        $                0    $   35,385
                                          ============     =============    ================    ===================   ==========

                                 EXHIBIT INDEX


       EXHIBIT
         NO.                                    DESCRIPTION
---------------------                           -----------
      1.1*              Form of Underwriting Agreement.

      3.1 (a)**         Registrant's Certificate of Incorporation (to be replaced by
                        Exhibit 3.1(b) upon the closing of this offering).

      3.1 (b)*          Form of Registrant's Amended and Restated Certificate of
                        Incorporation (to be effective upon the closing of this offering).

      3.2 (a)**         Registrant's Bylaws (to be replaced by Exhibit 3.2(b) upon the closing of this offering).

      3.2 (b)* Form of Registrant's Amended and Restated Bylaws (to be effective upon the closing of this offering).

      4.1*              Form of specimen stock certificate

      4.2**             Form of Warrant to Purchase Common Stock

      5.1* Opinion of Bingham Dana LLP as to the legality of the securities being registered.

     10.1+**            Listing and Strategic Alliance Agreement by and between the
                        Registrant and International Paper Company, each dated as of
                        February 16, 2000.

     10.2+** Alliance Agreement, by and between the Registrant and Impresse Corporation dated as of February 8, 2000.

     10.3+**            Alliance Agreement, by and between the Registrant and CH
                        Robinson Worldwide, Inc., dated as of January, 2000

     10.4+** Co-branding Agreement, by and between the Company and VerticalNet, Inc. dated as of September 30, 1999

     10.5+**            Supply Agreement, by and between the Registrant and Asia
                        Pulp & Paper Ltd. dated as of February 29, 2000

     10.6+**            Participation Warrant, dated as of March 7, 2000, to
                        purchase common stock between the Registrant, as issuer, and
                        Staples, Inc.

     10.7**             Purchase Agreement, by and between the Registrant, Rod
                        Parsley, Madison Dearborn Capital Partners III, L.P. and
                        Special Advisors Fund I, LLC, dated as of December 30, 1999

     10.8**             Purchase Agreement, by and between the Registrant and DSCKW
                        Irrevocable Trust dated as of December 30, 1999

     10.9** Interest Purchase Agreement by and between the Registrant and Kent Dolby dated as of December 20, 1999

     10.10** Equity Option Agreement, by and between the Registrant and Kent A. Dolby, dated as of December 20, 1999

     10.11**            Promissory Note issued by Kent Dolby to the Registrant dated as of December 20, 1999

     10.12** Employment Agreement dated as of December 20, 1999 by and between the Company and Kent Dolby

     10.13** Employment Agreement dated as of April 9, 1998, by and between the Registrant and Hilton Plein

     10.14(a)**         1998 Equity Option Plan, as amended

     10.14(b)**         Form of Stock Option Agreement for 1998 Equity Option Plan,
                        as amended

     10.15(a)**         2000 Equity Incentive Plan

       EXHIBIT
         NO.                                    DESCRIPTION
---------------------                           -----------
     10.15(b)**         Form of Stock Option Agreement for 2000 Equity Incentive
                        Plan

     10.15(c)*          Amended and Restated 2000 Equity Incentive Plan (replacement of 2000 Equity Incentive Plan)

     10.16*             2000 Directors Option Plan

     10.17*             2000 Employee Stock Purchase Plan

     10.18(a)**         Sublease by and between the Image Bank and the Registrant
                        dated as of July 13, 1999, for the premises at 545 Boylston
                        Street, Boston, Massachusetts (2nd Floor)

     10.18(b)**         Sublease by and between ICO, LLC and Keith Rodney Company
                        dated June 30, 1998 for the premises at 545 Boylston Street,
                        Boston, Massachusetts (8th Floor)

     10.18(c)**         Assignment of Sublease, dated March 19, 1999, by and between
                        Keith Rodney Company and the Registrant

     10.19** Tenancy Agreement, by and between Mr. and Mrs. J. Minshaw and the Registrant, dated as of February 1, 2000 for the premises at 1, 54 Montague Square, London

     10.20**            Park Square Building Commercial Lease, dated as of March 3,
                        2000, by and between OMV Associates Limited Partnership

     10.21**            Stockholders' Agreement dated as of February 28, 2000, among
                        PaperExchange.com Inc. and its stockholders named therein

     10.22**            Form of Promissory Note dated as of October 15, 1999

     10.23** Amendment to Employment Agreement by and between the Registrant and Hilton Plein dated as of April 9, 1998

     10.24+** Listing Agreement, by and between the Registrant and Staples, Inc., dated as of March 7, 2000

     10.25+             Listing and Strategic Alliance Agreement dated as of
                        April 5, 2000, by and between PaperExchange and Bowater
                        Incorporated

     10.26+             Participation Warrant, dated as of April 5, 2000 to purchase common stock between the Registrant, as issuer, and Bowater
                        Incorporated

     10.27+             Integration and Marketing Agreement dated as of March 31,
                        2000 by and between PaperExchange and Noosh, Inc.

   21**                 Subsidiaries of the Registrant

     23.1               Consent of Ernst & Young LLP

     23.2*              Consent of Bingham Dana LLP

     24.1**             Power of Attorney (See page II-7)

     27.1**             Financial Data Schedule for the year ended December 31, 1999


------------------------

*   To be filed by amendment.

**  Previously filed.

+   Seeking confidential treatment.